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TABLE OF CONTENTS Prospectus Supplement

TABLE OF CONTENTS 3

Filed pursuant to
Rule 424(b)(5)

Registration Nos.
333-182712 and
333-182712-02

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Aggregate Offering Price	Amount of Registration Fee(1)

8.500% Notes due 2020 of AngloGold Ashanti Holdings plc	$1,250,000,000	$170,500

Guarantee of AngloGold Ashanti Limited in connection with the 8.500% Notes due 2020(2)	—	—

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)
Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guarantee of AngloGold Ashanti Limited in connection with the guaranteed debt securities.

Prospectus Supplement to Prospectus dated July 17, 2012

AngloGold Ashanti Holdings plc

$1,250,000,000 8.500% notes due 2020

Fully and Unconditionally Guaranteed by
AngloGold Ashanti Limited

         The 8.500% notes due 2020, or the "notes", will bear interest at a rate of 8.500% per year. AngloGold Ashanti Holdings plc, or "Holdings", will pay interest on the notes each January 15 and July 15, commencing on January 15, 2014.

         Unless Holdings redeems the notes earlier, the notes will mature on July 30, 2020. The notes will rank equally with Holdings' senior, unsecured debt obligations and the guarantee will rank equally with all other senior, unsecured debt obligations of AngloGold Ashanti Limited.

         At any time and from time to time prior to July 30, 2016, Holdings or AngloGold Ashanti Limited may redeem the notes, in whole or in part, at a redemption price based on a "make-whole" premium, plus accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after July 30, 2016, Holdings or AngloGold Ashanti Limited may redeem the notes, in whole or in part, at the redemption prices set forth herein. In addition, at any time and from time to time prior to July 30, 2016, Holdings or AngloGold Ashanti Limited may redeem up to 35% of the original principal amount of the notes with the net proceeds from certain equity offerings by AngloGold Ashanti Limited, at a price of 108.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, if at least 65% of the principal amount of the notes remains outstanding. See "Description of Notes—Optional Redemption". Holdings may also redeem the notes in whole if certain tax events occur as described in this prospectus supplement. In addition, upon the occurrence of both (i) a change of control of AngloGold Ashanti Limited and (ii) a rating downgrade, within a specified period, of the notes by each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, Holdings will be required to make an offer to purchase the notes at a price equal to 101% of its principal amount plus accrued and unpaid interest, if any, to the date of repurchase. The notes will be issued in denominations of $1,000 and integral multiples of $1,000.

         We will apply to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

         See "Risk Factors" starting on page S-20 of this prospectus supplement to read about factors you should consider before investing in the notes.

         Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per note	Total
Initial public offering price(1)	100.000%	$1,250,000,000
Underwriting discount	1.025%	$12,812,500
Proceeds, before expenses, to AngloGold Ashanti Holdings plc	98.975%	$1,237,187,500

(1)
Plus accrued interest, if any, from July 30, 2013 if settlement occurs after that date.

         The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company for the accounts of its direct and indirect participants (including Euroclear SA/NV, as operator of the Euroclear System, and Clearstream Banking, société anonyme) on or about July 30, 2013.

Joint Book-Runners
Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.

Prospectus Supplement dated July 25, 2013

Prospectus Supplement

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of debt securities of AngloGold Ashanti Holdings plc guaranteed by AngloGold Ashanti Limited. The second part, the accompanying base prospectus, presents more general information. Generally, when we refer only to the "prospectus", we are referring to the base prospectus, including the documents incorporated by reference in the base prospectus.

        If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in this document or in one to which we have referred you in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date hereof.

        Unless the context requires otherwise, in this prospectus supplement, "Holdings" refers to AngloGold Ashanti Holdings plc and the "Company", the "Group", "we" or "us" refers to AngloGold Ashanti Limited and its consolidated subsidiaries. "AngloGold Ashanti" refers to AngloGold Ashanti Limited.

        In this prospectus supplement, references to rands, ZAR and R are to the lawful currency of the Republic of South Africa, references to Australian dollars and A$ are to the lawful currency of Australia, references to U.S. dollars, dollars or $ are to the lawful currency of the United States and references to £ or British pounds are to the lawful currency of the United Kingdom.

        In connection with the offering, the underwriters are not acting for anyone other than us and they will not be responsible to anyone other than us for providing the protections afforded to their clients or for providing advice in relation to the offering.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports and other information with the United States Securities and Exchange Commission, or "SEC". The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement includes and incorporates by reference "forward-looking information" within the meaning of Section 27A of the Securities Act of 1933, as amended, or "the Securities Act", and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act". All statements other than statements of historical fact, including, without limitation, those concerning the economic outlook for the gold mining industry, expectations regarding gold prices, production, cash costs and other operating results, return on shareholders' equity, productivity improvements, growth prospects and outlook of our operations, individually or in the aggregate, including the completion and commencement of commercial operations of certain of our exploration and production projects and the completion of acquisitions and dispositions, our liquidity, capital resources and capital expenditure, and the outcome and consequences of any potential or pending litigation or regulatory proceedings or environmental issues, are forward-looking statements regarding our operations, economic performance and financial condition. These forward-looking statements are not based on historical facts, but rather

S-ii

reflect our current expectations concerning future results and events and generally may be identified by the use of forward-looking words or phrases such as "believe", "aim", "expect", "anticipate", "intend", "foresee", "forecast", "likely", "should", "planned", "may", "estimated", "potential" or other similar words and phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

        You should consider any forward-looking statements in light of the risks and uncertainties described in the information contained or incorporated by reference in this prospectus supplement. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results could differ materially from those set out in the forward-looking statements as a result of, among other factors, changes in economic and market conditions, success of business and operating initiatives, changes in the regulatory environment and other government actions, including environmental approvals and actions, fluctuations in gold prices and exchange rates, and business and operational risk management. For a discussion of certain of these and other factors, refer to the information under the heading "Risk Factors". These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Consequently, you are cautioned not to place undue reliance on forward-looking statements.

        You should review carefully all information, including the financial statements and the notes to the financial statements, included in this prospectus supplement (and all documents incorporated herein by reference). The forward-looking statements included in this prospectus supplement are made only as of the last practicable date and the forward-looking statements in the documents incorporated by reference are made only as of the last practicable date before the filing of such documents. We undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements herein.

NOTE TO UK INVESTORS

        This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the United Kingdom Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, being, among other things, high net worth companies and/or unincorporated associations, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the United Kingdom Financial Services and Markets Act 2000 (as amended) (the "FSMA") in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

S-iii

 NOTE TO EEA INVESTORS

        This prospectus supplement has been prepared on the basis that any offer of securities in any Member State of the European Economic Area ("EEA") which has implemented the Prospectus Directive (each, a "Relevant Member State") will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of securities which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we, nor the underwriters have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for us or any underwriter to publish or supplement a prospectus for such offer. For the purposes of this provision, Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

        Holdings is incorporated under the laws of the Isle of Man and AngloGold Ashanti Limited is incorporated under the laws of the Republic of South Africa. All of the directors and officers of Holdings reside outside the United States and all of AngloGold Ashanti Limited's directors, all except one of AngloGold Ashanti Limited's officers, and the experts named herein, reside outside the United States, principally in South Africa. You may not be able, therefore, to effect service of process within the United States upon those directors and officers with respect to matters arising under the federal securities laws of the United States.

        In addition, substantially all of our assets and the assets of our directors and officers are located outside the United States. As a result, you may not be able to enforce against us or our directors and officers judgments obtained in U.S. courts predicated on the civil liability provisions of the federal securities laws of the United States.

        We have been advised by Cains Advocates Limited, our Isle of Man counsel, that there is no statutory procedure in the Isle of Man for the recognition or enforcement of judgments of U.S. courts. However, under Isle of Man common law, a judgment in personam given by a U.S. court may be recognized and enforced by an action for the amount due under it provided that the judgment: (i) is for a debt or definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty); (ii) is final and conclusive; (iii) was not obtained by fraud; (iv) is not one whose enforcement would be contrary to public policy in the Isle of Man; and (v) was not obtained in proceedings which were opposed to natural justice in the Isle of Man.

        Based on the foregoing, we have been advised by our counsel in the Isle of Man that there is no certainty as to the enforceability in the Isle of Man, either in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated upon the civil liability provisions of the U.S. federal securities laws.

        We have been advised by Edward Nathan Sonnenbergs Inc., our South African counsel, that there are additional factors to be considered under South African law in respect of the enforceability, in South Africa (in original actions or in actions for enforcement of judgments of U.S. courts) of liabilities predicated on the U.S. federal securities laws. These additional factors include, but are not necessarily limited to, (i) South African public policy considerations; (ii) South African legislation regulating the applicability and extent of damages and/or penalties that may be payable by a party; (iii) the applicable

S-iv

rules under the relevant South African legislation which regulate the recognition and enforcement of foreign judgments in South Africa, and (iv) the South African courts' inherent jurisdiction to intervene in any matter which such courts may determine warrants the courts' intervention (despite any agreement amongst the parties to (a) have any certificate or document being conclusive proof of any factor, or (b) oust the courts' jurisdiction).

        Based on the foregoing, we have been advised by our counsel in South Africa that there is no certainty as to the enforceability in South Africa (in original actions or in actions for enforcement of judgments of U.S. courts) of liabilities predicated on the U.S. federal securities laws.

NON-GAAP FINANCIAL MEASURES

        In this prospectus supplement and in documents incorporated by reference herein, we present financial items such as "total cash costs", "total cash costs per ounce", "total production costs" and "total production costs per ounce" which have been determined using industry guidelines and practices and are not US GAAP measures. An investor should not consider these items in isolation or as alternatives to production costs, net income/(loss) applicable to common shareholders, income/(loss) before income tax provision, net cash provided by operating activities or any other measure of financial performance presented in accordance with US GAAP either in this document or in any document incorporated by reference herein.

        While the Gold Institute has provided definitions for the calculation of total cash costs and total production costs, the calculation of total cash costs, total cash costs per ounce, total production costs and total production costs per ounce may vary significantly among gold mining companies, and by themselves do not necessarily provide a basis for comparison with other gold mining companies. However, we believe that total cash costs and total production costs in total, by mine and per ounce are useful indicators to investors and management as they provide:

  •
  an indication of profitability, efficiency and cash flows;

  •
  the change in costs as mining operations mature over time on a consistent basis; and

  •
  an internal benchmark of performance to allow for comparison against other mines, both within our group and of other gold mining companies.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents, which are considered part of this prospectus supplement. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act other than any filings or portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until we complete our offering:

  •
  Our annual report on Form 20-F for the year ended December 31, 2012 filed with the SEC on April 26, 2013 (our "2012 Form 20-F"); and

  •
  Our Form 6-K filed with the SEC on July 2, 2013 containing unaudited condensed consolidated financial information as of March 31, 2013 and December 31, 2012 and for each of the three-month periods ended March 31, 2013 and 2012, prepared in accordance with US GAAP, and related management's discussion and analysis of financial condition and results of operations (our "2013 First Quarter Report").

S-v

        You may obtain a copy of these filings at no cost by writing or telephoning us at the following address:

    AngloGold Ashanti North America Inc.
    6300 South Syracuse Way
    Suite 500
    Centennial, CO 80111
    Telephone: +1 (303) 889-0796
    Fax: +1 (303) 889 0700
    E-mail: WChancellor@AngloGoldAshantiNA.com

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the documents incorporated by reference herein. This summary is not complete and does not contain all the information that may be important to you. Potential investors should read the entire prospectus supplement, the prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed under "Risk Factors".

AngloGold Ashanti Limited

Company Overview

        We are a global gold company with a portfolio of assets and differing ore body types in key gold-producing regions. As at December 31, 2012, we had gold reserves of 74.1 million ounces (2011: 75.6 million ounces). For the year ended December 31, 2012, we had consolidated revenues of $6,353 million (which excludes revenue from by-products and interest earned) (2011: $6,570 million) and total cash costs of $884 per ounce (2011: $733 per ounce). In 2012, we produced 3.94 million ounces of gold (2011: 4.33 million ounces) as well as 1.21 million pounds of uranium, 2.36 million ounces of silver and 206.54 tonnes of sulfuric acid as by-products.

        We were formed following the consolidation of the gold interests of Anglo American plc into a single company in 1998. At that time, our production and reserves were primarily located in South Africa (97% of 1997 production and 99% of reserves as at December 31, 1997) and one of our objectives was to achieve greater geographic and ore body diversity. Through a combination of mergers, acquisitions, disposal initiatives and organic growth, and through the operations in which we have an interest, we have developed a high-quality, well-diversified asset portfolio, including:

  •
  production from 21 operations in ten countries: Argentina, Australia, Brazil, Ghana, Guinea, Mali, Namibia, South Africa, Tanzania and the United States;

  •
  gold production for the year ended December 31, 2012 of approximately 69% and reserves at December 31, 2012 of approximately 57% from operations outside South Africa; and

  •
  gold production from a broad variety of ore body types as well as a variety of open-pit and heap-leach, underground, and surface and dump reclamation operations.

        Our strategy in respect of this portfolio and our current strategic objectives are discussed below.

        We were incorporated in the Republic of South Africa in 1944 under the name of Vaal Reefs Exploration and Mining Company Limited and we operate under the South African Companies Act 71 of 2008, as amended. On April 26, 2004, we acquired the entire issued share capital of Ashanti Goldfields Company Limited and changed our name to AngloGold Ashanti Limited on the same day. Our principal executive office is located at 76 Jeppe Street, Newtown, Johannesburg, South Africa 2001 (P.O. Box 62117, Marshalltown, 2107) South Africa (Telephone +27 11 637-6000).

Strategy

        Our business strategy has five principal components:

  •
  People are the business, providing the leadership and the supporting management processes to seek to ensure safe and productive work practices that achieve our goals in a cost effective way;

  •
  Maximize margins, managing revenues and costs to seek to ensure that full value is realized from our business and that we generate competitive returns on capital employed;

  •
  Manage the business as an asset portfolio, optimizing asset and project portfolios to seek to meet or exceed specified rates of return and seeking partners for joint development, suspending operations of or divesting from those assets that do not meet our valuation criteria;

  •
  Rationalize capital expenditure, optimizing returns from our asset portfolio by focusing capital expenditure on the projects that we believe have the most potential to satisfy our investment criteria and curtailing capital expenditure in those projects that we believe are less likely to do so; and

  •
  Embrace sustainability principles, developing business and social partnerships based on mutual value creation, while maintaining a focus on ensuring the safety and well-being of employees, and managing environmental and other impacts.

        The key features of these components of our strategy are:

People are the business

        We seek to provide the leadership and supporting work processes to:

  •
  define the policy, standards and operating framework necessary to establish a safe work environment and a cost effective and responsive work model within which people have the opportunity to be creative and realize their potential; and

  •
  ensuring that the right person does the right work, in the right way and at the right time, so as to create value in the business.

Maximize margins

        We seek to maximize margins by:

  •
  delivering products of a consistent quality and on time;

  •
  seeking to control cost inflation by eliminating certain direct operating costs through optimization initiatives, such as Project One, that track and reconcile the potential for increased savings with their effects on future production;

  •
  reducing corporate overhead costs by rationalizing corporate policies and eliminating redundant management and administrative functions; and

  •
  applying resource development strategies to maintain operating margins over the lifecycle of an asset.

        Through our cost optimization initiatives, we are targeting a reduction in operating costs, indirect costs and sustaining capital expenditure over the next 18 months. Exploration costs are being reduced through a more tightly focused exploration program and corporate overhead costs are being reduced as part of restructuring the corporate office. We will continue to utilize teams of cross-functional experts in all areas of our operations to identify and prioritize other key cost reduction opportunities. Geita, Siguiri, Moab Khotsong and Cuiabá are the pilot sites for these initiatives, which we will seek to apply across all of our operations. We will also seek to integrate all such cost reductions into existing operating models and structures of Project ONE, and track and reconcile them in our financial systems to facilitate delivery, as cost savings will be weighed against the impact on free cash flow generation and future production.

Manage the business as an asset portfolio

        We seek to optimize capital deployment by investing only in assets and growth opportunities that we believe will meet or exceed specified rates of return. We rank each asset and project as part of our business planning process, both in absolute terms and relative to our peer group, with the aim of:

  •
  ensuring that individual assets and projects meet or exceed specified risk adjusted rates of return;

  •
  identifying the strengths and weaknesses of the portfolio, with a particular focus on portfolio risk and free cash flow generation;

  •
  implementing strategies to optimize ore body capability;

  •
  applying methods and design to optimize operating performance; and

  •
  ensuring the application of detailed planning and scheduling, together with the use of best-practice operating methods associated with each asset.

        We also seek to optimize returns from our asset portfolio by seeking partners for, suspending operations of or divesting from those projects or assets that we believe no longer meet our valuation criteria.

Rationalize capital expenditure

        We will seek to continue evaluating our capital expenditure in light of the lower and more volatile gold price and increase our efforts to focus such expenditure on our highest quality assets, while freeing up capital by curtailing capital expenditure or suspending operations at other projects. In addition, we may seek partners for certain of our projects.

        Our investments in exploration in recent years have resulted in the advancement of various primary development projects. Our major capital projects currently are:

  •
  Tropicana, which is an unincorporated joint venture between us (70%) and Independence Group NL (30%) that is located 330 kilometers east-northeast of Kalgoorlie in Western Australia. We manage the project on behalf of our joint venture partner. The first ore mining occurred during the first quarter of 2013 and we expect the project to produce gold by the end of the fourth quarter of 2013.

  •
  Kibali, which is a joint venture between us and Randgold Resources Limited ("Randgold"), each owning a 45% stake, and Société des Mines d'Or de Kilo-Moto ("SOKIMO"), the DRC's state-owned gold company, which owns a 10% interest. We acquired Kibali as a result of the acquisition of Moto Goldmines in 2009. The project lies in northeastern DRC, adjacent to the town of Doko, 180 kilometers by road from Arua, on the Ugandan border. Jersey-based Randgold, which is also AngloGold Ashanti's partner at the Morila gold mine in Mali, is the operator and project manager at Kibali. We have budgeted our share of the project's capital expenditure to fund the development of the open pit and underground mines, as well as associated infrastructure, and we expect the first production of gold from the open pit mine by the end of the fourth quarter of 2013.

  •
  Cripple Creek & Victor MLE 2, which is a mine life extension project located in the state of Colorado, in the United States. It is currently at the implementation stage and has commissioned contractors for a majority of the work. The budget and schedule continue to be within our existing plan and we expect the new high grade mill to be commissioned by the end of 2014 and to deliver a gradual ramp up in production during 2015.

        Although we expect that our major capital projects listed above will improve the overall quality of our asset portfolio, we have begun to curtail certain other projects. For example, as we announced in

November 2012, project capital expenditure has been suspended at Mongbwalu in the DRC (although target exploration continues) and has been significantly slowed down at Sadiola, in Mali. In addition, the deepening projects at Mponeng and Moab Khotsong in South Africa are currently being reassessed. While we have significantly curtailed our greenfield exploration projects in general, our technological initiatives in South Africa continue to be pursued and are progressing in their development, as we believe these have the potential to bring forward production from hard-to-access areas.

Embrace sustainability principles

        Our sustainable development framework seeks to address a number of interlinked issues that are critical to business sustainability. In particular:

  •
  in a climate of increased resource competition, our framework seeks to enable the countries and local communities in which we operate to derive sustainable economic benefits from our mining operations by developing mutually beneficial partnerships with host governments and local communities and participating in the co-design of projects that contribute to achieving local development goals.

  •
  as mining requires, among other things, energy, water and access to land, we seek to manage these resources in a way that limits any adverse impact on community relationships and production costs.

  •
  we seek to improve the safety and health of our employees.

  •
  we are committed to respecting human rights as reflected in the implementation of the voluntary principles on security and human rights in our security management strategies as well as the development of a human rights framework for the business based on the UN guidelines on business and human rights.

  •
  as effective stakeholder engagement is required to support the management of our sustainability initiatives, we continue to work on devising and implementing a company-wide engagement standard to improve performance in this area.

        In 2008, we began developing and implementing our Safety Transformation, an initiative that seeks to embed the concepts of physical risk, health and well-being into the components of Project ONE. In 2010, our board of directors approved a policy for the transformation and localization of labor, which aims to take into account the legislative framework of host countries, as well as our own values, in order to redress historical imbalances, promote gender equality and the employment of local citizens at all levels, as well as the equitable employment of people with disabilities.

        We review our business strategy regularly to determine progress in its implementation against the backdrop of a dynamic operating and regulatory environment and the recent volatility and decrease in the price of gold.

        Achieving our strategic and performance objectives will be impacted by any portfolio changes and is subject to a number of risks, uncertainties and other factors, some of which are beyond our control and any of which may prevent or delay the achievement of our stated goals. Certain of these risks, uncertainties and other factors are described in the section called "Risk factors". See also "Note regarding forward-looking statements".

Recent Developments

  Second Quarter 2013 Outlook

        We expect to record attributable gold production of approximately 935,000 ounces in the second quarter of 2013, which would represent a 4.0 percent increase compared to the first quarter of 2013. We estimate that our total cash costs per ounce under International Financial Reporting Standards

("IFRS"), which may differ from those under US GAAP, will be higher than in the first quarter of 2013. We also expect that the approximately $220 per ounce decrease in the average quarterly price of gold during the second quarter of 2013 will negatively impact our second quarter results.

        In line with our strategy to seek to remove unprofitable ounces from our production profile and to optimize free cashflow generation, we are revising our current mine plans. Given this strategy and the prevailing gold price, our annual production for 2013 is now expected to be between 4.0 million ounces and 4.1 million ounces, which compares to previous guidance of 4.1 million ounces to 4.4 million ounces.

        Our results of operations, financial condition and prospects, as well as our ability to meet our targets, may be adversely affected by a number of factors, risks and uncertainties, some of which are beyond our control, including gold prices, exchange rate fluctuations, inflation, as well as political, mining and other risks. In particular, our production outlook is subject to, among other things, labor disruptions, unplanned stoppages and safety-related interventions, the stability and availability of power as well as other operational risks. For a description of certain of these risks, uncertainties and other factors, see "Risk factors". See also "Note regarding forward-looking statements".

        In accordance with IFRS, given a range of indicators that have recently changed, including the sharp drop in gold prices thus far in 2013, a reduction in our market capitalization and higher discount rates, we have reviewed the carrying value of our mining assets (including ore body stockpiles). Over the remainder of 2013, all business plans and associated reserves and resources will be revised and optimized to reflect the lower gold price assumptions, associated mitigation measures and management initiatives to improve margins and cash flow. In the meantime, using a preliminary analysis based on revised forecast gold prices, we expect to book in the second quarter of 2013 a very significant charge under IFRS in relation to impairments and revaluation of net realizable value of our mining assets (including ore body stockpiles). This charge will not impact cash flow and is excluded for the purposes of determining compliance with the respective financial covenants contained in our various bank financing agreements. We have yet to make a determination regarding any impairment under US GAAP, but any such impairment may differ materially from the impairment we realize under IFRS.

        This preliminary information and these estimates are inherently subject to modification during the preparation of our financial statements. See "Note regarding forward-looking statements."

Labor negotiations

        On July 24, 2013, the National Union of Mineworkers, UASA and Solidarity, which comprise three of the four unions that represent our employees, declared a wage dispute on behalf of South African gold sector employees. We expect that the Commission for Conciliation, Mediation and Arbitration ("CCMA") will appoint a senior commissioner to conciliate the dispute. We also expect the appointment of an independent mediator to assist in these mediation efforts. We expect that the conciliation sessions will begin in early August 2013 and the parties will have 30 days to reach a settlement. If the mediation process results in a deadlock at any time during the 30 day period, or if the dispute is still unresolved at the end of such period, the unions will be able to call a protected strike with 48 hours' notice.

Intention to commence a cash tender offer for the 3.50% guaranteed convertible bonds due 2014

        On July 24, 2013, AngloGold Ashanti Holdings plc announced its intention to commence a cash tender offer to purchase any and all of the outstanding 3.50% guaranteed convertible bonds due 2014 of AngloGold Ashanti Holdings Finance plc at a purchase price of $1,015 for each $1,000 principal amount of such bonds validly tendered, plus accrued and unpaid interest to the date of purchase. Completion of the offering will be conditioned upon, among other things, the completion of the offering of the notes. This tender offer will not be subject to any minimum tender condition.

  Navachab gold mine

        On April 30, 2013, we announced our plan to sell the Navachab mine in Namibia and an auction process is currently underway. The Navachab gold mine is situated close to Karibib, about 170 kilometers northwest of the Namibian capital, Windhoek. It is included in the Continental Africa reporting segment. The open-pit mine, which began operations in 1989, has a processing plant that handles 120,000 metric tons a month. The mine produced 74,000 ounces of gold in 2012. As at December 31, 2012, we had gold reserves of 2.1 million ounces at the Navachab mine. Management has selected a number of potential bidders who meet management's qualifying criteria and have asked them to submit binding bids. There can be no assurance, however, that a sale and purchase agreement for this transaction will be entered into or that any sales transaction will be completed.

  Mandatory Convertible Bonds due September 2013

        Our $789 million principal amount 6.0% mandatory convertible bonds due September 2013 are convertible into a variable number of our ADSs that is based on our share price and determined in accordance with a formula set forth in the indenture governing such bonds (and in lieu of any fractional ADSs otherwise issuable at maturity, an amount in cash determined pursuant to the terms of such indenture).

  Appointment of CEO and CFO and executive team reorganization

        On May 8, 2013, we announced the appointment of Mr. Srinivasan Venkatakrishnan (Venkat) as Chief Executive Officer effective immediately. Venkat has been with us for nine years and served as our Chief Financial Officer from 2004 to 2013 and joint interim CEO from April 1, 2013, alongside Mr. Tony O'Neill. At the time, we announced that Mr. O'Neill would remain an executive director on our board of directors and revert to his role as Executive Vice President ("EVP") Business and Technical Development. On July 15, 2013, however, Mr. O'Neill announced his resignation as an executive director from our board of directors, which became effective July 19, 2013, and his retirement from his position as EVP Business and Technical Development. His last working day with us was on July 19, 2013.

        On May 21, 2013, we announced that Mr. Richard Duffy will be appointed as our Chief Financial Officer (effective June 1, 2013), to take over from Mr. Venkatakrishnan. Mr. Duffy has 25 years of global mining industry experience, initially with Anglo American, from 1987 and then with us from our inception in 1998. The global search for a CFO announced on May 8, 2013 will continue, as we seek to appoint a successor for Mr. Duffy in the future.

        On May 21, 2013, we announced changes to our executive leadership team and executive committee structure. These changes have established a joint chief operating officer model (each, a "co-COO"), whereby our various operating regions are overseen by the co-COOs in order to better integrate our various operations and streamline our decision-making and oversight functions. The changes are also intended to remove duplicative and redundant functions across our operations, thereby increasing efficiency and reducing costs.

        The executive committee restructuring has resulted in a reduction of executive members from twelve to nine. The composition of our executive committee is as follows:

        Mike O'Hare has become co-COO and continues to head our South African operations, overseeing our three operating regions in South Africa (West Wits, Vaal River and Surface Operations) and will continue to retain accountability for our technology project in South Africa.

        Ron Largent has become co-COO and continues to head our Americas operations and our operating cost-cutting initiative. He has also become the head of our Continental African operations and will become head of our Australian operations (effective once our Tropicana project produces its first gold).

        Graham Ehm will continue to head our Australian operations until Mr Largent takes over, and will continue to work in his position as EVP Planning and Technical, which includes oversight over safety, business planning, asset optimisation, capital investment optimisation and monitoring (including projects, studies and exploration), Project ONE, risk management and other technical disciplines and related functions.

        David Noko continues as EVP Sustainable Development, responsible for our environment, community, health, security and special projects.

        Charles Carter has moved from his position as EVP Colombia to become EVP Strategy and Business Development, responsible for our strategy, business development, corporate finance, investor relations and communications functions and has also been assigned the task of substituting for the CEO in his absence.

        Italia Boninelli continues as EVP People & Organisational Development, responsible for our System for People program, human resources and corporate services functions and our organisational redesign initiative.

        Richard Duffy has moved from his position as head of our Continental Africa operations to become our CFO.

        Ria Sanz has become an EVP and continues as Group General Counsel and Company Secretary, responsible for legal affairs, compliance, company secretarial and integrated reporting functions.

        Yedwa Simelane has become EVP of Stakeholder Relations and Marketing, responsible for stakeholder and government relations functions, marketing and sustainability reporting functions and also supports the offices of the chairman of the board and CEO in relation to our involvement in multilateral organisations and the World Gold Council.

  Regulatory update

  South Africa

        On June 7, 2013, certain provisions of the Mineral and Petroleum Resources Development Amendment Act, 2008 ("MPRDAA") became effective. These provisions modify the definitions of residue deposits and residue stockpiles to subject old order dumps that are part of an existing mining area to the Mineral and Petroleum Resources Development Act, 2002 ("MPRDA"), which creates the risk that third parties could acquire rights over such dumps under certain circumstances. The provisions of the MPRDAA made effective as of June 7, 2013, also include prohibitions on conducting certain prospecting, mining and exploration activities without environmental authorization, a right or permit and notice to an applicable landowner within 21 days, rules requiring the submission of an environmental management program simultaneously with an application for prospecting and mining rights, a requirement that the Minister of Mineral Resources issue an environmental authorization in connection with the granting of any permit or right under the MPRDA and the extension of liability under the MPRDA to cover previous holders of old order rights and previous owners of mines that have ceased to exist. Certain other sections of the MPRDA have been repealed, such as those relating to environmental management programs and financial provisions, and additional sections have yet to come into force.

  Guinea

        On April 8, 2013, the Guinean Parliament voted to amend its mining code enacted on September 9, 2011 (the "Guinea Mining Code"). This amendment has been promulgated by the

President, but has not been published in the official gazette. It is nonetheless the legislation that regulates mining operations and mining contracts in Guinea, and the Guinean government is due to publish implementation regulations to complete the regulatory framework of mining in Guinea. As with the Guinea Mining Code in effect prior to this amendment, the amended Guinea Mining Code does not challenge the ownership and the validity of mining titles existing before its adoption.

        Regarding the holders of existing mining conventions, the application of the provisions of the amended Guinea Mining Code will be implemented by amendments to such existing conventions, in the form of an addendum that will be valid and enforceable once it has been approved by the Council of Ministers and signed by the Minister in charge of Mines. Until the ratification of each addendum, the terms of the original mining convention will apply.

        Such addendums are expected to include amendments with respect to the following: (a) transparency and anti-corruption provisions, mining title transfer changes, introduction of a tax on capital gains, environmental protection provisions, changes intended to improve local community relations and health, hygiene and workplace safety provisions, all of which will be applicable immediately; (b) provisions relating to training for employees and employment preference for Guinean companies, which will be applicable by the end of an eight-year phase-in period; and (c) general provisions related to the tax and customs regime, the Guinean state's equity participation in mining companies, the Guinean government's transport and marketing preference, compliance with insurance and exchange control rules, all of which will be applied following the conclusion of negotiations between the holders of mining conventions and the Guinean government.

        Negotiations between the Government and the holders of such mining conventions have yet to begin.

  Mali

        On February 27, 2012, the President of the Republic of Mali promulgated Law 2012-015 as the Mining Code of the country (the "2012 Mali Mining Code"). Due to the occurrence of various events, however, including a coup d'etat and the proliferation of armed conflict, the government of Mali was unable to bring the new legislation into force. Although stability in the country is in the process of being restored, and the 2012 Mali Mining Code is technically the legislation regulating mining operations in Mali, our mining contracts in Mali continue, pursuant to an amendment in June 2012 of our mining convention, to be regulated under the existing 1999 Mining Code (Ordinance No. 99-32/P- RM of August 19, 1999 and Decree No. 99-255/P-RM of September 15, 1999).

  Colombia

        On May 11, 2013, the Constitutional Court of Colombia's two-year stay on its ruling regarding the constitutionality of Act 1382 (the "New Colombia Mining Code") expired, which effectively invalidated the New Mining Code. As a result, the original provisions of Act 685, which had previously been replaced by the New Colombia Mining Code, again became effective. Consequently, concession contracts signed after May 11, 2013 will have an initial term of 30 years and contain automatic renewal provisions. Due to governmental decree 943 enacted on May 14, 2013, however, any company holding a concession that wishes to obtain a renewal of the contract must be up to date in all its legal and contractual obligations and must present a new plan of works and installation to be executed after the contract is renewed. In addition, the fees charged in relation to such concession will be based on the area of the mine under title as follows: (a) from 1 to 2,000 hectares, approximately $9.00 per hectare per year; (b) from 2,001 to 5,000 hectares, approximately $18.00 per hectare per year; and (c) from 5,001 to 10,000 hectares, approximately $27.00 per hectare per year.

Legal Proceedings Update

  South Africa

        Vaal River and West Wits Water Pumping.    In June 2013, we learned that certain mines that neighbor our Vaal River and West Wits operations could be at risk of shutting down in the future and, therefore, could stop pumping water from affected underground mine shafts. Accordingly, on June 21, 2013, we sent letters to the operators of these mines requesting that they each make certain confirmations regarding the status of their respective operations at such mines and that such operations will continue to pump underground water pursuant, among other requirements, to their obligations under a directive issued by the Department of Water Affairs. If the responses from the operators of these mines are negative or otherwise unsatisfactory to us, we may approach the courts for an order requiring these operators to continue pumping the underground water. We have not yet received any responses to these letters.

  Ghana

        Mining and Building Contractors Limited vs. AngloGold Ashanti (Ghana) Limited.    On October 11, 2011, AngloGold Ashanti (Ghana) Limited ("AGAG") terminated its commercial arrangements with Mining and Building Contractors Limited ("MBC") relating to certain underground development, construction on bulkheads and diamond drilling services provided by MBC in respect of our Obuasi mine. On November 8, 2012, as a result of this termination, AGAG and MBC concluded a separation agreement that specified the terms on which the parties agreed to sever their commercial relationship. On July 23, 2013, MBC commenced proceedings against AGAG in the High Court of Justice (Commercial Division) in Accra, Ghana, and served a writ of summons that claimed a total of approximately $97,000,000 in damages. MBC asserts various claims for damages, including, among others, as a result of the breach of contract, non-payment of outstanding historical indebtedness by AGAG and the demobilization of equipment, spare parts and material acquired by MBC for the benefit of AGAG in connection with operations at our Obuasi mine in Ghana. MBC has also asserted various labor claims on behalf of itself and certain of its former contractors and employees at the Obuasi mine. AGAG intends to vigorously defend this claim.

        Westchester Resources Limited (Westchester)/Africore Ghana Limited (Africore) vs. AngloGold Ashanti (Ghana) Limited.    In June 2013, we learned from an official of the judicial services in Ghana that, on March 27, 2013, the plaintiffs in this matter obtained an order from the High Court of Justice for payment of US$4 million. This amount had previously been deposited with the Registrar pending the determination of our appeal. The plaintiffs obtained this order pursuant to an ex parte application (meaning that we were not given notice of the hearing or order) that was issued by the same judge that had delivered the initial ruling that gave rise to our original appeal. We subsequently filed an application with the High Court of Justice to set aside its decision and filed a certiorari application to quash this ex parte decision at the Supreme Court of Ghana. On June 18, 2013, our application to the High Court of Justice to set aside its order to pay out the deposited amount was dismissed. The decision by the Supreme Court of Ghana on our certiorari application to quash the ruling by the High Court of Justice is pending.

  Dubai

        AngloGold Ashanti v. Thani Investments LLC ("TI").    In April 2013, TI lodged an application that objected to the attachment order we obtained with respect to a TI bank account in February 2013 and sought to have it postponed until the main proceedings had been determined. In June 2013, the court rejected TI's objection and upheld our attachment order. With regard to their claim under the guarantee, however, the court decided to re-open the case and to allow TI to submit further documents. In addition, in June 2013, the court ordered that an accounting expert be appointed to assist the court. With regard to our liquidation action against TI, in May 2013, the court ordered the file to be sent to the Dubai Public Prosecution (the "DPP") for it to provide an opinion on the liquidation. The DPP recommended to the court that an expert be appointed and the court has subsequently ordered the appointment of an accountancy expert.

  Brazil

        The State of Goiás v. Mineração Serra Grande S.A. ("MSG").    On May 28, 2013, the final hearing before the full board of the Department of Supervision of Foreign Trade (the "COMEX") was held regarding two tax assessments from the State of Goias that MSG has contested. COMEX issued a decision in favor of the State of Goias. As a result, MSG, our Brazilian subsidiary, has likely exhausted its remedies under the administrative appeal process and, as a result, is considering its judicial remedies. The total potential fine that could result from the proceedings may be up to US$110 million, but would be subject to an indemnity by Kinross Gold Corporation for approximately half of this amount.

  Colombia

        On March 11, 2013, Cortolima, a regional environmental authority in Tolima, Colombia, which is where our La Colosa project is located, issued an injunction against our Colombian subsidiary, AGAC, alleging that the subsidiary was operating without proper permits and was engaging in activity that was harmful to the environment in the vicinity of Piedras, which is one of the areas in which we have been contemplating locating a tailings facility for the La Colosa mine. On May 27, 2013, our request to have the injunction order annulled was denied by the Director of Cortolima and, as a result, the injunction remains in place. We are currently considering various legal remedies to pursue in response to this action. We are anticipating that Cortolima may issue a formal sanction against AGAC. In response, AGAC has filed a disciplinary and criminal complaint against both the Director of Cortolima and its legal counsel based on its approval and issuing of the injunction that we assert exceeds Cortolima's authority and is in violation of Colombian law. AGAC has asked the General (Federal) Public Attorney (Procuraduría General) to assume control of the case, and has requested a new reconciliation hearing.

        For further information with respect to the above legal proceedings, please refer to "Item 8.: Financial Information—Legal Proceedings" in our 2012 Form 20-F and "Note N. Commitments and Contingencies" in our 2013 First Quarter Report, each incorporated herein by reference.

AngloGold Ashanti Holdings plc

        AngloGold Ashanti Holdings plc, or "Holdings", was incorporated on January 10, 1992, as a private limited company under the Isle of Man Companies Acts 1931 to 1986, under the name of S.M.I. Holdings Limited with company number 056961C. On February 2, 2004, S.M.I. Holdings Limited's name was changed to AngloGold Holdings Limited in accordance with the provisions of the Isle of Man Companies Acts 1931 to 1993. On February 6, 2004, AngloGold Holdings Limited was converted to a public company and changed its name to become AngloGold Holdings plc on February 10, 2004. AngloGold Holdings plc's name was changed to AngloGold Ashanti Holdings plc on October 18, 2005. On July 17, 2007, AngloGold Ashanti Holdings plc re-registered in the Isle of Man as a company incorporated and existing under the Isle of Man Companies Act 2006 with company number 001177V. AngloGold Ashanti Holdings plc's registered office is at 1st Floor, Atlantic House, 4-8 Circular Road, Douglas, Isle of Man, IM1 1AG (Telephone +44 1624 697 280).

        Holdings is a wholly owned subsidiary of AngloGold Ashanti Limited. The principal activity of Holdings is to act as a holding company for certain of AngloGold Ashanti Limited's operations and assets located outside South Africa.

Summary Operating Data

        The estimated average gold price for the three years ended December 31, 2012 was approximately $1,664 per ounce; our proved and probable ore reserves have been determined to be 74.1 million ounces as at December 31, 2012. During the course of 2012, the following AngloGold Ashanti operations were subjected to external audits of ore reserves by a number of consulting companies: AGA Mineração, Córrego do Sitio, Gramlote, Iduapriem, Kibali, La Colosa, Sadiola and Vaal River Surface Operations. We have been informed that the audits identified no material shortcomings in the process by which our grade models were evaluated. We intend to continue a process whereby each of our operations will be audited, on average, every three years.

        Presented in the table below are selected operating data for us for each of the three years ended December 31, 2010, 2011 and 2012 and the three months ended March 31, 2012 and 2013, which are unaudited except as noted.

	Year ended December 31,						Three Months Ended March 31,
	2010		2011		2012		2012	2013
Total attributable gold production (thousand ounces)	4,515		4,331		3,944	(1)	981	899
Total cash costs ($ per ounce)(2)	627		733		884		—	—
Total production costs ($ per ounce)(2)	812		948		1,103		—	—
Production costs ($ million)	2,656	(3)	2,977	(3)	3,183	(3)	785	835
Capital expenditure ($ million)(4)	1,015		1,527		2,154		354	476

(1)
Includes entire attributable gold production for 2012 from the Serra Grande mine, in Brazil, as a result of our acquisition from Kinross Gold Corporation of the remaining 50 percent interest in such mine on June 28, 2012.

(2)
Total cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, see "Non-GAAP Financial Measures" in this prospectus supplement and "Item 5A.: Operating results—Total cash costs and total production costs" in our 2012 Form 20-F. A reconciliation of total cash costs per ounce and total production costs per ounce to production costs in accordance with US GAAP for the years ended December 31, 2010, 2011 and 2012 is presented in "Reconciliation of Total Cash Costs and Total Production Costs to Financial Statements". For additional operating data for us for each of the three years ended December 31, 2010, 2011 and 2012, please refer to Item 4 of our 2012 Form 20-F, which is incorporated by reference in this prospectus supplement.

(3)
Extracted from audited financial statements.

(4)
Including equity accounted joint ventures and noncontrolling interests, as well as in 2009 capital expenditure of Boddington (AngloGold Ashanti sold the 33.33% joint venture interest it held in Boddington during 2009).

Summary Financial Data

        The summary financial information set forth below for the years ended December 31, 2010, 2011 and 2012 and as at December 31, 2011 and 2012 has been derived from, and should be read in conjunction with, our US GAAP financial statements included in our 2012 Form 20-F incorporated by reference in this prospectus supplement. The summary financial information as at and for the years ended December 31, 2008 and 2009 and as at December 31, 2008 and 2009 has been derived from our US GAAP financial statements not included or incorporated by reference herein. The summary financial information for the three months ended March 31, 2012 and 2013 and as at March 31, 2013 has been derived from, and should be read in conjunction with, our unaudited condensed consolidated US GAAP financial statements included in our 2013 First Quarter Report incorporated by reference in this prospectus supplement, which condensed consolidated financial statements management believes include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial condition for those periods and which do not include a full set of related notes, as would be required under US GAAP for annual financial statements.

	Year Ended December 31,					Three Months Ended March 31,
(In $ millions)	2008(1)	2009	2010	2011	2012	2012	2013
	(Audited)					(Unaudited)
Consolidated statement of income data
Sales and other income	3,730	3,954	5,402	6,642	6,428	1,720	1,474
Product sales(2)	3,655	3,784	5,334	6,570	6,353	1,706	1,463
Interest, dividends and other	75	170	68	72	75	14	11
Costs and expenses	4,103	4,852	5,021	4,521	5,217	1,068	1,167
Operating costs(3)	2,452	2,543	3,112	3,555	3,876	930	983
Royalties	78	84	142	193	164	48	37
Depreciation, depletion and amortization	615	615	720	789	794	189	206
Impairment of assets	670	8	91	17	367	—	—
Interest expense	72	123	151	178	213	44	60
Accretion expense	22	17	22	28	33	8	11
(Profit)/loss on sale of assets, realization of loans, indirect taxes and other	(64)	10	(3)	(43)	35	(27)	25
Non-hedge derivative loss/(gain) and movement on bonds	258	1,452	786	(196)	(265)	(124)	(155)
(Loss)/income from continuing operations before income tax and equity income in associates	(373)	(898)	381	2,121	1,211	652	307
Taxation(expense)/benefit	(22)	33	(255)	(705)	(340)	(265)	(86)
Equity (loss)/income in associates	(149)	88	40	59	(23)	10	(1)

Net (loss)/income from continuing operations	(544)	(777)	166	1,475	848	397	220
Discontinued operations	23	—	—	—	—	—	—

Net (loss)/income	(521)	(777)	166	1,475	848	397	220
Less: Net income attributable to noncontrolling interests	(42)	(48)	(54)	(50)	(19)	(13)	(8)

Net (loss)/income—attributable to AngloGold Ashanti Limited	(563)	(825)	112	1,425	829	384	212

(Loss)/income from continuing operations	(586)	(825)	112	1,425	829	384	212
Discontinued operations	23	—	—	—	—	—	—

Net (loss)/income—attributable to AngloGold Ashanti Limited	(563)	(825)	112	1,425	829	384	212

	Year Ended December 31,					Three Months Ended March 31,
	2008(1)	2009	2010	2011	2012	2012	2013
	(Audited)					(Unaudited)
Other financial data
Basic (loss)/earnings per common share (in $)(4)
From continuing operations	(1.86)	(2.30)	0.30	3.71	2.15	1.00	0.55
Discontinued operations	0.07	—	—	—	—	—	—

Net (loss)/income—attributable to AngloGold Ashanti Limited ordinary stockholders (in $)	(1.79)	(2.30)	0.30	3.71	2.15	1.00	0.55

Diluted (loss)/income per common share (in $)(4)
From continuing operations	(1.86)	(2.30)	0.30	3.71	1.61	0.68	0.21
Discontinued operations	0.07	—	—	—	—	—

Net (loss)/income—attributable to AngloGold Ashanti Limited ordinary stockholders (in $)	(1.79)	(2.30)	0.30	3.71	1.61	0.68	0.21

	Actual								As Adjusted(7)
	Year Ended December 31,							Three Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,
(Unaudited)	2008		2009		2010	2011	2012	2013	2012	2013
Ratio of earnings to fixed charges(6)	(223):102	(6)	(674):136	(6)	4.5x	13.2x	6.7x	5.9x	5.7x	5.0x

	As at December 31,					As at March 31,
(In $ millions, except number of shares)	2008(1)	2009	2010	2011	2012	2013
	(Audited)					(Unaudited)
Consolidated balance sheet data
Cash and cash equivalents and restricted cash	585	1,112	585	1,147	927	714
Other current assets	2,328	1,646	1,412	1,484	1,863	1,793
Property, plant and equipment, and acquired properties, net	5,579	6,285	6,762	6,902	7,983	7,909
Goodwill and other intangibles, net	152	180	197	213	305	312
Materials on the leach pad (long-term)	261	324	331	393	445	472
Other long-term assets, derivatives, deferred taxation assets and other long term inventory	546	1,115	1,101	1,046	1,579	1,675

Total assets	9,451	10,662	10,388	11,185	13,102	12,875

Current liabilities	3,458	4,475	1,004	919	1,959	1,710
Provision for environmental rehabilitation	302	385	530	653	758	735
Deferred taxation liabilities	1,008	1,171	1,200	1,242	1,157	1,123
Other long-term liabilities, and derivatives	1,277	1,186	3,065	2,849	3,380	3,424
Equity(8)	3,406	3,445	4,589	5,522	5,848	5,883

Total liabilities and equity	9,451	10,662	10,388	11,185	13,102	12,875

Capital stock (exclusive of long-term debt and redeemable preferred stock)	12	12	13	13	13	13
Number of ordinary shares as adjusted to reflect changes in capital stock	353,483,410	362,240,669	381,204,080	382,242,343	383,320,962	383,626,668
Net assets	3,406	3,445	4,589	5,522	5,848	5,883

(1)
2008 results included the acquisition of the remaining 33% shareholding in the Cripple Creek and Victor Gold Mining Company with effect from July 1, 2008.

(2)
Product sales represent revenue from the sale of gold.

(3)
Operating costs include production costs, exploration costs, related-party transactions, general and administrative, market development costs, research and development, employment severance costs and other. Revenue from the sale of by-products is recognized as a reduction of production costs in the consolidated statement of income. By-product revenue amounted to $35 million for the first quarter ended March 31, 2013 (2012: $61 million) and $206 million for the year ended December 31, 2012 (2011: $224 million; 2010: $129 million; 2009: $94 million; and 2008: $58 million).

(4)
The calculations of basic and diluted (loss)/earnings per common share are described in note 8 to the consolidated financial statements "Income/(loss) per common share" in our 2012 Form 20-F. Amounts reflected exclude E Ordinary shares.

(5)
We computed the ratio of earnings to fixed charges by dividing the amount of earnings by the amount of fixed charges. For the purposes of calculating this ratio, and the deficiency, if any, of earnings available to cover fixed charges, we have calculated earnings by adding (i) pre-tax income from continuing operations before income from affiliates, tax and noncontrolling interests; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees (dividends received); and (v) our share of any pre-tax losses of equity investees for which charges from guarantees are included in fixed charges. Interest capitalized, preference security dividend requirements of consolidated subsidiaries, and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges were subtracted from the total of the added items to give earnings. For the purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, of earnings available to cover fixed charges, fixed charges consist of the total of (i) interest expensed; (ii) interest capitalized; (iii) amortized premiums, discounts and capitalized expenses related to indebtedness; (iv) estimates of interest within rental expense; and (v) preference security dividend requirements of consolidated subsidiaries.

(6)
In millions. In 2008 and 2009, we had a deficiency of earnings to fixed charges.

(7)
On July 24, 2013, we announced our intention to launch a cash tender offer for any and all of our 3.50% guaranteed convertible bonds due May 2014. For the purposes of this pro forma calculation, we have assumed that all outstanding 3.50% guaranteed convertible bonds due May 2014 will be tendered and purchased pursuant to such tender offer. These as adjusted ratios reflect adjustments to give effect to the offering of the notes, to the extent the proceeds thereof are used to purchase the 3.50% guaranteed convertible bonds due May 2014 pursuant to such tender offer.

(8)
Includes noncontrolling interests.

THE OFFERING

Issuer	AngloGold Ashanti Holdings plc.
Guarantor	AngloGold Ashanti Limited.
Amount of Notes Offered	$1,250,000,000 aggregate principal amount of 8.500% notes due 2020.
Ranking

The notes will constitute unsecured and unsubordinated indebtedness of Holdings and will rank equally with all other unsecured and unsubordinated indebtedness of Holdings. The notes will be effectively subordinated to any of Holdings' existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of Holdings' subsidiaries.

The guarantee will rank equally with all other unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited. The guarantee will be effectively subordinated to any of AngloGold Ashanti Limited's existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of AngloGold Ashanti Limited's subsidiaries.

Maturity	The notes will mature on July 30, 2020.
Interest Rate	The notes will bear interest at a rate of 8.500% annually.
Regular Record Dates for Interest	The close of business on January 1 and July 1 (whether or not a business day) immediately preceding each interest payment date.
Interest Payment Dates	January 15 and July 15, commencing January 15, 2014.
Business Day

Any day, other than a Saturday or Sunday, which is not, in New York City or London, England, a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close.

Optional Redemption

At any time and from time to time prior to July 30, 2016, Holdings or AngloGold Ashanti Limited may redeem the notes, in whole or in part, at a redemption price based on a "make-whole" premium. At any time and from time to time on or after July 30, 2016, Holdings or AngloGold Ashanti Limited may redeem the notes, in whole or in part, at the redemption prices set forth in "Description of Notes—Optional Redemption" in this prospectus supplement. In addition, at any time and from time to time prior to July 30, 2016, Holdings or AngloGold Ashanti Limited may redeem up to 35% of the original principal amount of the notes with the net proceeds from certain equity offerings by AngloGold Ashanti Limited, at a price of 108.500% of the aggregate principal amount thereof, plus accrued and unpaid interest. See "Description of Notes—Optional Redemption".

Optional Tax Redemption

In the event of any tax law changes that require Holdings or AngloGold Ashanti Limited to pay additional amounts as described under "Description of Notes—Optional Tax Redemption", and in other limited circumstances, Holdings or AngloGold Ashanti Limited may call all, but not less than all, of the notes for redemption prior to maturity.

Change of Control Repurchase Event

Upon the occurrence of both (i) a change of control of AngloGold Ashanti Limited and (ii) a rating downgrade, within a specified period, of the notes by each of Moody's Investors Service, Inc., a subsidiary of Moody's Corporation ("Moody's"), and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), unless Holdings or AngloGold Ashanti Limited has exercised their rights to redeem the notes, Holdings will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase.

Payment of Additional Amounts

If Holdings or AngloGold Ashanti Limited is required by the government of any jurisdiction in which either is resident for tax purposes or any political subdivision or taxing authority of such jurisdiction to deduct or withhold taxes in respect of payment on the notes or under the guarantee it will, subject to certain exceptions, pay the holder additional amounts so that the net amount received will be the amount specified in the note as described under "Description of Notes—Payment of Additional Amounts", but may exercise the right to redeem the notes for tax reasons, as described under "Description of Notes—Optional Tax Redemption".

Covenants

The indenture relating to the notes contains covenants restricting, subject to certain important limitations, the ability of AngloGold Ashanti Limited and Holdings to amalgamate, reconstruct, consolidate or merge with another company or other legal entity, the ability of AngloGold Ashanti Limited and its restricted subsidiaries (as defined under "Description of the Notes—Covenants" in this prospectus supplement) to pledge certain of their respective material assets to secure certain borrowings and create or incur liens on certain of their material property or to engage in sale and leaseback transactions and the ability of AngloGold Ashanti Limited and its debt restricted subsidiaries (as defined under "Description of the Notes—Covenants" in this prospectus supplement) to incur indebtedness. These restrictive covenants are described under the headings "Description of Debt Securities—Merger or Consolidation", "—Limitation on Liens" and "—Limitation on Sale and Lease Back Transactions" of the attached prospectus and "Description of Notes—Covenants" of this prospectus supplement.

Book-entry Issuance, Settlement and Clearance

The notes will be issued in fully registered form in denominations of $1,000 and integral multiples in excess thereof of $1,000. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, referred to as DTC. You will hold beneficial interests in the notes through DTC and DTC and its direct and indirect participants will record your beneficial interest on their books. Certificated notes will not be issued except in certain limited circumstances. Settlement of the notes will occur through DTC in same-day funds.

Governing Law	The indenture is, and the notes and the guarantee will be, governed by the laws of the State of New York.
Defeasance	The notes will be subject to the defeasance and covenant defeasance provisions in the indenture described under "Description of Notes—Defeasance".
Further Issuances

Holdings may, at its option, at any time and without the consent of the then existing noteholders, issue additional notes in one or more transactions after the date of this prospectus supplement with terms (other than the issuance date and issue price) identical to the notes offered hereby; provided that no such additional notes will be issued unless they are fungible with the notes for US federal income tax purposes. These additional notes will be deemed to have been part of the series of notes offered hereby and will provide the holders of such additional notes the right to vote together with holders of the notes issued hereby. Likewise, AngloGold Ashanti Limited has the right, without the consent of the then existing noteholders, to guarantee such additional securities, to guarantee debt of its other subsidiaries and to issue its own debt.

Listing

We will apply to list the notes on the New York Stock Exchange. There can be no guarantee that the application to list the notes on the New York Stock Exchange will be approved as of the date the notes are issued or at any time thereafter, and settlement of the notes is not conditioned on obtaining this listing.

Use of Proceeds

We intend to use the net proceeds from the offering of the notes for general corporate purposes, which may include the repurchase or repayment of our 3.50% guaranteed convertible bonds due May 2014 and the repayment of other indebtedness. Upon the consummation of the offering, we intend to cancel our $750 million syndicated bridge loan facility.

Trustee, Registrar, Transfer Agent and Paying Agent	The Bank of New York Mellon.

Timing and Delivery	We currently expect delivery of the notes to occur on or about July 30, 2013.
Risk Factors

You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under "Risk Factors" beginning on page S-20 of this prospectus supplement for risks involved with an investment in the notes.

RISK FACTORS

        This section describes many of the risks that could affect us. There may however be additional risks unknown to us and other risks, currently believed to be immaterial, that could turn out to be material. Additional risks may arise or become material subsequent to the date of this document. These risks, either individually or collectively, could significantly affect our business, financial results and the price of our securities, including the notes.

Risks related to our results of operations and our financial condition as a result of factors that impact the gold mining industry generally.

Commodity market price fluctuations could adversely affect the profitability of operations.

        Our revenues are primarily derived from the sale of gold and, to a lesser extent, uranium, silver and sulfuric acid. Our current policy is to sell our products at prevailing market prices and not to enter into price hedging arrangements. The market prices for these commodities fluctuate widely. These fluctuations are caused by numerous factors beyond our control. For example, the market price of gold may change for a variety of reasons, including:

  •
  speculative positions taken by investors or traders in gold;

  •
  monetary policies announced or implemented by central banks, including the US Federal Reserve;

  •
  changes in the demand for gold as an investment or as a result of leasing arrangements;

  •
  changes in the demand for gold used in jewellery and for other industrial uses, including as a result of prevailing economic conditions and government actions (such as increased import duties on gold);

  •
  changes in the supply of gold from production, divestment, scrap and hedging;

  •
  financial market expectations regarding the rate of inflation;

  •
  the strength of the US dollar (the currency in which the gold price trades internationally) relative to other currencies;

  •
  changes in interest rates;

  •
  actual or anticipated sales or purchases of gold by central banks and the International Monetary Fund;

  •
  gold hedging and de-hedging by gold producers;

  •
  global or regional political or economic events; and

  •
  the cost of gold production in major gold producing countries.

        The market price of gold has been and continues to be significantly volatile. During 2012, the gold price traded from a low of $1,540 per ounce to a high of $1,790 per ounce and, during 2013, from a low of $1,181 per ounce to a high of $1,692 per ounce. On July 23, 2013, the closing price of gold was $1,345 per ounce. The price of gold is often subject to sharp, short-term changes; for example, during the period from Friday, April 12, 2013 through Monday, April 15, 2013, the price of gold dropped $228 per ounce and during the second quarter of 2013, the average price of gold decreased by nearly 15 percent compared to the first quarter of 2013, averaging $1,416 per ounce during the second quarter of 2013 (compared to $1,632 per ounce during the first quarter of 2013). The price of gold may decrease further in the future. While the overall supply of and demand for gold can affect its market price, the considerable size of historical mined (i.e., above ground) stocks of the metal means that these factors typically do not affect the gold price in the same manner or degree as for other commodities. In addition, the shift in demand from physical gold to investment and speculative demand may exacerbate the volatility of the gold price.

        Since 2012, there appeared to develop a relationship between the central banks and the price of gold with the price falling at the prospect of the end of quantitative easing in some of the main economies. For example, on June 19, 2013, Chairman Ben Bernanke of the Federal Reserve announced that the Federal Reserve may begin reducing its quantitative easing program in 2013. During the course of the following week, the price of gold fell to $1,181 per ounce, its lowest level in 34 months. Effecting any reduction in the Federal Reserve's quantitative easing program, or any future announcements or proposals by the Federal Reserve, or any of its board members or regional presidents, relating to any such reduction, may materially and adversely affect the price of gold and, as a result, our financial condition and results of operations.

        A sustained period of significant gold price volatility may adversely affect our ability to evaluate the feasibility of undertaking new capital projects, or the continuity of existing operations, or to meet our operational targets or to make other long-term strategic decisions. Lower and more volatile gold prices, together with other factors, have led us to reconsider our expansion and development strategy and production guidance and consider ways to align our asset portfolio to take account of such expectations and trends. See "Company Overview—Strategy" for further details. A steep decrease in the price of gold, such as the decrease we have experienced in recent months, could also have a material adverse effect on our financial condition and results of operations, as we may be unable to quickly adjust our cost structure to reflect the reduced gold price environment. In accordance with IFRS, we have reviewed the carrying value of our mining assets (including ore body stockpiles) and, following a preliminary analysis, based on revised forecast gold prices, we expect to book in the second quarter of 2013 a very significant charge under IFRS in relation to impairments and revaluation of net realizable value of our mining assets (including ore body stockpiles). See "Recent Developments—Second Quarter 2013 Outlook". In addition, we are obliged to meet certain financial covenants under the terms of our borrowing facilities and our ability to continue to meet these covenants could be adversely affected by a sustained decrease in the price of gold. The use of lower gold prices in reserve calculations and life-of-mine plans could also result in material write-downs of our investments in mining properties or a reduction in our Ore Reserve estimates and corresponding restatements of our Ore Reserves and increased amortization, reclamation and closure charges.

        The spot price of uranium has been volatile in past years. During 2012, the price varied between a low of approximately $41 per pound and a high of $53 per pound. On July 23, 2013, the spot price of uranium was $36 per pound. Uranium prices can be affected by several factors, including demand for nuclear reactors, uranium production shortfalls and restocking by utilities. Events like those surrounding the earthquake and tsunami that occurred in Japan in 2011 can also have a material impact on the price of and demand for uranium.

        The price of silver has also experienced significant fluctuations. From a low of $26 per ounce in January 2012, the price rose steadily to reach a high of $37 per ounce in February 2012. By December 2012, the price had dropped to approximately $30 per ounce. Factors affecting the price of silver include investor demand, physical demand for silver bars, industrial and retail off-take, and silver coin minting. On July 23, 2013, the price of silver was $20 per ounce.

        In June 2012, the Indian Finance Ministry announced that it had raised gold import duties from 6% to 8%. Prior to this announcement, the Indian Finance Ministry had already tripled the import duty since January 2012. Such increases, and any similar import duty increases in India or other large gold importing countries, could adversely affect demand for, and consequently prices of, gold.

        If revenue from sales of gold, uranium, silver or sulfuric acid falls below their respective cost of production for an extended period, we may experience losses or be forced to curtail or suspend some or all of our exploration projects and existing operations or sell underperforming assets. Declining commodities prices may also force a reassessment of the feasibility of a particular project or projects, which could cause substantial delays or interrupt operations until the reassessment can be completed.

Foreign exchange fluctuations could have a material adverse effect on our results of operations and financial condition.

        Gold is principally a US dollar-priced commodity and most of our revenues are realized in, or linked to, US dollars while production costs are largely incurred in the local currency where the relevant operation is located. Given our global operations and local foreign exchange regulations, some of our funds are held in local currencies, such as the South African rand, Ghanaian cedi, Brazilian real, Argentine peso and the Australian dollar. The weakening of the US dollar against local currencies results in higher production costs in US dollar terms. Conversely, the strengthening of the dollar against local currencies results in lower production costs in US dollar terms.

        Exchange rate movements may have a material impact on our operating results. For example, we estimate that a 1 percent strengthening of all of the South African rand, Brazilian real, the Argentine peso or the Australian dollar against the US dollar will, other factors remaining equal, result in an increase in total cash costs under IFRS of approximately $6 per ounce or approximately 1 percent of our total cash costs. The impact on cash costs determined under US GAAP may be different.

The profitability of operations and the cash flows generated by these operations are significantly affected by fluctuations in input production prices, many of which are linked to the prices of oil and steel.

        Fuel, energy and consumables, including diesel, heavy fuel oil, chemical reagents, explosives, tires, steel and mining equipment consumed in mining operations form a relatively large part of the operating costs and capital expenditure of any mining company. We have no influence over the cost of these consumables, many of which are linked to some degree to the price of oil and steel.

        The price of oil has recently been volatile, fluctuating between $88.40 and $130.57 per barrel of Brent crude in 2012. As of July 23, 2013, the price of oil was at $108.52 per barrel of Brent Crude. We estimate that for each US dollar per barrel rise in the oil price, other factors remaining equal, the total cash costs under IFRS of all our operations increases by approximately $0.90 per ounce. The impact on cash costs determined under US GAAP may be different. The cash costs of certain of our mines, particularly Yatela, Sadiola, Siguiri, Geita, Navachab, Morila and Cripple Creek & Victor, are most sensitive to changes in the price of oil.

        Furthermore, the price of steel has also been volatile. Steel is used in the manufacture of most forms of fixed and mobile mining equipment, which is a relatively large contributor to the operating costs and capital expenditure of a mine. For example, the price of flat hot rolled coil (North American Domestic FOB) steel traded between $590 per tonne and $733 per tonne in 2012. On July 23, 2013, the price of flat hot rolled coil (North American Domestic FOB) was $645 per tonne.

        Fluctuations in oil and steel prices have a significant impact on operating costs and capital expenditure estimates and, in the absence of other economic fluctuations, could result in significant changes in the total expenditure estimates for new mining projects or render certain projects non-viable.

Energy cost increases and power fluctuations and stoppages could adversely impact our results of operations and financial condition.

        Increasing global demand for energy, concerns about nuclear power, and the limited growth of new supply are impacting the price and supply of energy. The transition of emerging markets to higher energy consumption, carbon taxation as well as unrest and potential conflict in the Middle East, among other factors, could result in increased demand or constrained supply and sharply escalating oil and energy prices.

        Our mining operations are substantially dependent upon electrical power generated by local utilities or by power plants situated at some of our operations. The unreliability of these local sources of power can have a material effect on our operations, as large amounts of power are required for exploration, development, extraction, processing and other mining activities on our properties.

        In South Africa, our operations are dependent on electricity supplied by one state-owned power generation company, Eskom. Electricity is used for most business and safety-critical operations that include cooling, hoisting and dewatering. Loss of power can therefore impact production, employee safety and prolonged outages could lead to flooding of workings and ore sterilization. In 2008, Eskom and the South African government declared a national emergency and warned that they could no longer guarantee the availability of electricity due to a national supply shortage blamed on coal supply shortages and unplanned generation-set outages as a result of maintenance backlog and asset age. The entire country went into a program of rolling blackouts and we, along with other mining companies operating in South Africa, were forced in late January until mid-March of 2008 to temporarily suspend mining operations at our mines. In addition, lightning damage to power stations can result in power interruptions at our operations. In this regard, our two main operational sites in the West Wits region in South Africa had all main power interrupted between March 13, 2013 and March 15, 2013 after a fire caused by lightning damaged a transformer at a main regional substation. The power supply to our South African operations may be curtailed or interrupted again in the future. A warning of the "very high" risk of blackouts was re-issued at the start of 2011 and again in 2012. While a national energy conservation program is in place, Eskom cannot guarantee that there will be no power interruptions and is again facing very tight supply reserve margins in 2013, which we expect to continue at least until the new coal fired Medupi Power Station starts to come on line, which has been delayed until the middle of 2014.

        Eskom and the National Energy Regulator of South Africa ("NERSA") recognize the need to increase electricity supply capacity and a series of tariff increases and proposals have been enacted to assist in the funding of this expansion. In 2010, NERSA approved an annual increase of 24.8 percent for 2010, 25.8 percent for 2011, 25.9 percent for 2012, and 16.0 percent for 2013. The actual increase implemented for 2012 was lowered to 16.09 percent after government intervention, but there can be no assurance as to the existence or nature of any government intervention in the future. In February 2013, NERSA announced that Eskom would be allowed to increase electricity tariffs at an average yearly rate of 8 percent between 2013 and 2018. This increase is half the 16 percent sought by the utility in its application. As energy represents a large proportion of our operating costs in South Africa, these increases have had, and any future increases will have, a materially adverse impact on the cash costs of our South African operations.

        We have also identified a risk of energy shortages in Argentina and the DRC. Furthermore, all of our mining operations in Ghana depend on hydroelectric power supplied by the state-controlled Volta River Authority ("VRA"), which is supplemented by thermal power from the Takoradi plant and a smaller unit at Tema. During periods of below average inflows from the Volta reservoir, electricity supplies from the Akosombo Dam, the VRA's primary generation source, may be curtailed as occurred in 1998, 2006 and the first half of 2007. During periods of limited electricity availability, the grid is subject to disturbances and voltage fluctuations which can damage equipment. Recent disruptions in natural gas supply from Nigeria, via the West Africa Gas Pipeline, has led to some reduction in thermal generation capacity and the use of more expensive light crude oil which is putting upward pressure on power tariffs. In the past, the VRA has obtained power from neighboring Côte d'Ivoire, which has intermittently experienced political instability and civil unrest. We negotiate rates directly with the VRA and the VRA may not agree to a satisfactory rate during future rounds of negotiations.

        Our mining operations in Guinea, Tanzania and Mali are dependent on power supplied by outside contractors and supplies of fuel are delivered by road. Power supplies have been disrupted in the past, resulting in production losses due to equipment failure.

        Increased energy prices could negatively impact operating costs and cash flow of our operations.

Global economic conditions could adversely affect the profitability of operations.

        Our operations and performance depend significantly on worldwide economic conditions. The global financial markets have experienced considerable volatility from uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Concerns remain regarding the sustainability of the European Monetary Union and its common currency, the euro, in their current form, as well as the negative impacts of the recent downgrade of the sovereign credit rating of the Republic of South Africa. These conditions and other disruptions to international credit markets and financial systems have caused a loss of investor confidence and resulted in widening credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Despite the aggressive measures taken by governments and central banks so far, economic recovery has been extremely slow. A significant risk remains that these measures may not prevent the global economy from falling back into an even deeper and longer lasting recession or even a depression.

        A global economic downturn and recession may have follow-on effects on our business that include inflationary cost pressures and commodity market fluctuations.

        Other effects could, for example, include:

  •
  the insolvency of key suppliers or contractors which could result in contractual breaches and in a supply chain breakdown;

  •
  the insolvency of one or more of our joint venture partners which could result in contractual breaches and disruptions at the operations of our joint ventures;

  •
  changes in other income and expense which could vary materially from expectations, depending on gains or losses realized on the sale or exchange of financial instruments, and impairment charges that may be incurred with respect to our investments;

  •
  our defined benefit pension fund may not achieve expected returns on its investments, which could require us to make substantial cash payments to fund any resulting deficits;

  •
  a reduction in the availability of credit which may make it more difficult for us to obtain financing for our operations and capital expenditures or make that financing more costly; and

  •
  exposure to the liquidity and insolvency risks of our lenders and customers;

any of which could negatively affect our financial condition and results of operations.

        Uncertainty regarding global economic conditions may increase volatility or negatively impact the market value of our securities.

Inflation may have a material adverse effect on results of operations.

        Many of our operations are located in countries that have experienced high rates of inflation during certain periods. It is possible that significantly higher future inflation in the countries in which we operate may result in an increase in operational costs in local currencies (without a concurrent devaluation of the local currency of operations against the dollar or an increase in the dollar price of gold). This could have a material adverse effect on upon our results of operations and our financial condition. Significantly higher and sustained inflation, with a consequent increase in operational costs, could result in the rationalization or closure of higher cost mines or projects.

Mining companies face many risks related to the development of mining projects that may adversely affect our results of operations and profitability.

        The profitability of mining companies depends partly on the actual costs of developing and operating mines, which may differ significantly from estimates determined at the time the relevant project was approved following completion of its feasibility study. Development of mining projects may also be subject to unexpected problems and delays that could increase the development and operating costs of the relevant project.

        Our decision to develop a mineral property is typically based on the results of a feasibility study. Feasibility studies estimate the expected or anticipated economic returns from the project. These estimates are based on assumptions regarding:

  •
  future prices of gold, uranium, silver and other metals;

  •
  future currency exchange rates;

  •
  tonnage, grades and metallurgical characteristics of ore to be mined and processed;

  •
  anticipated recovery rates of gold, uranium, silver and other metals extracted from the ore;

  •
  anticipated capital expenditure and cash operating costs; and

  •
  required return on investment.

        Actual cash operating costs, production and economic returns may differ significantly from those anticipated by such studies and estimates. Operating costs and capital expenditure are to a significant extent driven by the cost of commodity inputs consumed in mining, including fuel, chemical reagents, explosives, tires and steel, and also by credits from by-products, such as silver and uranium. They could also fluctuate considerably as a result of changes in the prices of mining equipment used in the construction and operation of mining projects.

        There are a number of uncertainties inherent in the development and construction of a new mine or the extension of an existing mine. In addition to those discussed above, these uncertainties include the:

  •
  timing and cost of construction of mining and processing facilities, which can be considerable;

  •
  availability and cost of mining and processing equipment;

  •
  availability and cost of skilled labor, power, water and transportation;

  •
  availability and cost of appropriate smelting and refining arrangements;

  •
  applicable requirements and time needed to obtain the necessary environmental and other governmental permits; and

  •
  availability of funds to finance construction and development activities.

        The remote location of many mining properties, permitting requirements and/or delays, third-party legal challenges to individual mining projects and broader social or political opposition to mining may increase the cost, timing and complexity of mine development and construction. New mining operations could experience unexpected problems and delays during the development, construction, commissioning and commencement of production. We may prove unable to successfully develop the La Colosa and Gramalote projects as well as other potential exploration sites in Colombia due to difficulties that could arise in relation to, for example, social and community opposition, litigation, ore body grades, definition of adequate reserves and resources, and the time taken to prove project feasibility that could result in the expiry of permits. For example, on March 11, 2013, Cortolima, a regional environmental authority in Tolima, Colombia, which is where our La Colosa project is located, issued an injunction against our

Colombian subsidiary, alleging that the subsidiary was operating without proper permits and was engaging in activity that was harmful to the environment in the vicinity of Piedras, which is one of the areas in which we have been contemplating locating a tailings facility for the La Colosa mine. Furthermore, at around the same period in time, access to our drilling site was blockaded by residents of Piedras. Our subsequent request to have the injunction order annulled was denied by the Director of Cortolima on May 27, 2013, and, as a result, the injunction remains in place. Additionally, the Administrative Court in Tolima approved a request by local opponents of mining in Piedras to have a consultative vote on whether mining should be banned in the municipality of Piedras. The vote is expected to occur in the summer of 2013. If the consultative vote is in favor of banning mining or related activities in the municipality of Piedras, then we expect that local authorities may introduce regulatory measures seeking to implement such a ban, and we would expect to initiate legal proceedings challenging such measures. As a result, protracted litigation may ensue, which could adversely affect our ability to conduct any mining or related activities in that area.

        Accordingly, our future development activities may not result in the expansion or replacement of current production, or one or more new production sites or facilities may be less profitable than anticipated or may be loss-making. Our operating results and financial condition are directly related to the success of our project developments. A failure in our ability to develop and operate mining projects in accordance with, or in excess of, expectations could negatively impact our results of operations, as well as our financial condition and prospects.

Mining companies face uncertainty and risks in exploration, feasibility studies and other project evaluation activities.

        We must continually replace Ore Reserve depleted by mining and production to maintain or increase production levels in the long term. This is undertaken by exploration activities that are speculative in nature. The ability to sustain or increase our present levels of gold production depends in part on the success of our projects and we may be unable to sustain or increase such levels. For example, in South Africa during 2011 and 2012, we experienced declining production rates (1.213 million ounces of gold in 2012, compared to 1.624 million ounces of gold in 2011 and 1.784 million ounces in 2010), principally due to continued safety and associated stoppages, mining flexibility constraints and overall falls in grades. The significant decrease in 2012 was also attributable to the industrial strike action at our South African mines, which resulted in the loss of production of 235,000 ounces of gold.

        Feasibility studies and other project evaluation activities necessary to determine the current or future viability of a mining operation are often unproductive. Such activities often require substantial expenditure on exploration drilling to establish the presence, extent and grade (metal content) of mineralized material. We undertake feasibility studies to estimate the technical and economic viability of mining projects and to determine appropriate mining methods and metallurgical recovery processes. These activities are undertaken to estimate the Ore Reserve.

        Once mineralization is discovered, it may take several years to determine whether an adequate Ore Reserve exists, during which time the economic feasibility of the project may change due to fluctuations in factors that affect both revenue and costs, including:

  •
  future prices of metals and other commodities;

  •
  future foreign currency exchange rates;

  •
  the required return on investment as based on the cost and availability of capital; and

  •
  applicable regulatory requirements, including environmental, health and safety matters.

        Feasibility studies also include activities to estimate the anticipated:

  •
  tonnages, grades and metallurgical characteristics of the ore to be mined and processed;

  •
  recovery rates of gold, uranium and other metals from the ore; and

  •
  capital expenditure and cash operating costs.

        These estimates depend on assumptions made on available data. Ore Reserve estimates are not precise calculations and depend on the interpretation of limited information on the location, shape and continuity of the mineral occurrence and on available sampling results. Further exploration and feasibility studies can result in new data becoming available that may change previous Ore Reserve estimates and impact the technical and economic viability of production from the project. Changes in the forecast prices of commodities, exchange rates, production costs or recovery rates may change the economic status of reserves resulting in revisions to previous Ore Reserve estimates. These revisions could impact depreciation and amortization rates, asset-carrying amounts, provisions for closedown, restoration and environmental rehabilitation costs.

        We undertake annual revisions to our Ore Reserve estimates based upon actual exploration and production results, depletion, new information on geology, model revisions and fluctuations in production, forecasts of commodity prices, economic assumptions and operating and other costs. These factors may result in reductions in Ore Reserve estimates, which could adversely affect life-of-mine plans and consequently the total value of our mining asset base. Ore Reserve restatements could negatively affect our results of operations, as well as our financial condition and prospects.

        The increased overall demand for gold and other commodities, combined with a declining rate of discovery of new gold Ore Reserve in recent years, has resulted in the accelerated depletion of the existing Ore Reserve across the global gold sector. We therefore face intense competition for the acquisition of attractive mining properties. From time to time, we evaluate the acquisition of an Ore Reserve, development properties or operating mines, either as stand-alone assets or as part of companies. Our decision to acquire these properties has been based on a variety of factors including historical operating results, estimates and assumptions regarding the extent of the Ore Reserve, cash and other operating costs, gold prices, projected economic returns and evaluations of existing or potential liabilities associated with the relevant property and our operations and how these factors may change in the future. Other than historical operating results, these factors are uncertain and could have an impact on revenue, cash and other operating costs, as well as the process used to estimate the Ore Reserve.

        As a result of these uncertainties, exploration and acquisitions by us may not result in the expansion or replacement of current production or the maintenance of our existing Ore Reserve net of production or an increase in Ore Reserve. Our results of operations and our financial condition are directly related to the success of our exploration and acquisition efforts and our ability to replace or increase the existing Ore Reserve. If we are not able to maintain or increase our Ore Reserve, our results of operations as well as our financial condition and prospects could be adversely affected.

Mining companies face many risks related to their operations that may adversely impact cash flows and overall profitability.

        Gold mining is susceptible to events that may adversely impact a mining company's ability to produce gold and meet production and cost targets. These events include, but are not limited to:

  •
  environmental, as well as health and safety incidents during production or transportation resulting in injury, loss of life, or damage to equipment;

  •
  ground and surface water pollution;

  •
  social or community disputes or interventions;

  •
  security incidents;

  •
  surface or underground fires or explosions;

  •
  electrocution;

  •
  falls from heights and accidents relating to mobile machinery, including shaft conveyances and elevators, drilling blasting and mining operations;

  •
  labor force disputes and disruptions;

  •
  loss of information integrity or data;

  •
  activities of illegal or artisanal miners;

  •
  shortages in material and equipment;

  •
  mechanical failure or breakdowns and ageing infrastructure;

  •
  failure of unproven or evolving technologies;

  •
  energy and electrical power supply interruptions or rationing;

  •
  unusual or unexpected geological formations, ground conditions, including lack of mineable face length, and ore-pass blockages;

  •
  water ingress and flooding;

  •
  process water shortages;

  •
  metallurgical conditions and gold recovery;

  •
  unexpected decline of ore grade;

  •
  unanticipated increases in gold lock-up and inventory levels at heap-leach operations;

  •
  fall-of-ground accidents in underground operations;

  •
  cave-ins, sinkholes, subsidence, rock falls, rock bursts, or landslides;

  •
  failure of mining pit slopes, heap-leach facilities, water or solution dams, waste stockpiles and tailings dam walls;

  •
  legal and regulatory restrictions and changes to such restrictions;

  •
  safety-related stoppages;

  •
  gold bullion theft;

  •
  corruption, fraud and theft;

  •
  allegations of human rights abuses;

  •
  seismic activity; and

  •
  other natural phenomena, such as floods, droughts or weather conditions, potentially exacerbated by climate change.

        Seismic activity is of particular concern in underground mining operations, particularly in South Africa due to the extent and extreme depth of mining, and also in Australia and Brazil due to the depth of mining and residual tectonic stresses. Despite modifications to mine layouts and support technology, as well as other technological improvements employed with a view to minimizing the incidence and impact of seismic activity, seismic events have caused death and injury to employees and contractors and may do so again in future, and have in the past and may again result in safety-related stoppages.

        Seismic activity may also cause the loss of mining equipment, damage to or destruction of mineral properties or production facilities, monetary losses, environmental damage and potential legal liabilities. As a result, these events may have a material adverse effect on our results of operations and financial condition. For example, in early 2011, mining of the Ventersdorp Contact Reef shaft pillar at Tau Tona was suspended following a significant seismic event. New equipment had to be purchased and the shutdown contributed to the decline in the operational output of the mine as compared to the previous year.

        In the past, floods have also disrupted the operations of some of our mines. For example, unprecedented heavy rains in February and March 2011 in Australia flooded the Sunrise Dam Gold Mine and forced a temporary shutdown of operations. The flood impacted underground production for approximately four months and open pit production for approximately six months. Despite the shutdown, full costs were incurred as the mining contractors worked on remedial activities to repair damage and rehabilitate flooded areas. The considerable remedial work required adversely impacted cash costs per ounce and the impact of the flood event and the pit wall failure together significantly reduced planned production at the plant.

Mining companies' operations are vulnerable to infrastructure constraints.

        Mining, processing, development and exploration activities depend on adequate infrastructure. Reliable rail, ports, roads, bridges, power sources, power transmission facilities and water supply are critical to our business operations and affect capital and operating costs. These infrastructure and services are often provided by third parties whose operational activities are outside our control.

        Interferences in the maintenance or provision of infrastructure, including unusual weather phenomena, sabotage and social unrest, could impede our ability to deliver our products on time and adversely affect our business, results of operations and financial condition.

        Establishing infrastructure for our development projects requires significant resources, identification of adequate sources of raw materials and supplies, and necessary co-operation from national and regional governments, none of which can be assured.

        We have operations or potential development projects in countries where government-provided infrastructure may be inadequate and regulatory regimes for access to infrastructure may be uncertain, which could adversely impact the efficient operation and expansion of our business. We may not secure and maintain access to adequate infrastructure in the future, or may not do so on reasonable terms.

Mining companies face strong competition.

        The mining industry is competitive in all of its phases. We compete with other mining companies and individuals for specialized equipment, components and supplies necessary for exploration and development, for mining claims and leases on exploration properties and for the acquisition of mining assets. These competitors may have greater financial resources, operational experience and technical capabilities than us. Competition may increase our cost of acquiring suitable claims, properties and assets.

Mining companies are subject to extensive health and safety laws and regulations.

        Gold mining operations are subject to extensive health and safety laws and regulations in every jurisdiction they operate in. These laws and regulations, along with international and industry standards, designed to protect and improve the safety and health of employees, require extensive compliance measures.

        From time to time, new or updated health and safety laws, regulations and standards are introduced and may be more stringent than those to which we are currently subject. Should compliance with these laws, regulations and standards require a material increase in expenditure or material changes or interruptions to operations or production, including as a result of any failure to comply with applicable regulations, our results of operations and our financial condition could be adversely affected. Furthermore, we are implementing an enhanced safety program, which could result in additional costs for us.

        In some of the jurisdictions in which we operate, the government enforces compulsory shutdowns of operations to enable investigations into the cause of accidents. Certain of our operations have been temporarily suspended for safety reasons in the past. In South Africa, in particular, so-called 'Section 54 safety stoppages' have become a significant issue. In 2011, the Inspector of Mines ordered the shutdown of entire mines in cases of relatively minor violations, which had a material impact on production at these mines. In particular, the Inspector issued Kopanang eleven Section 54 notices during 2011. Each notice resulted in Kopanang suspending operations either fully or partially in order to comply with the inspector's recommendations on safety.

        Safety-related stoppages resulted in the direct loss of 72,900, 72,400 and 5,229 ounces of gold production during 2011, 2012 and the first quarter of 2013, respectively, in South Africa.

        A working group comprised of the inspectorate, the mining industry and organized labor has been formed to address the trend of increasing safety stoppages in South Africa. However, the working group may not agree on how to address this issue and the number of safety stoppages may continue or even increase in the future.

        Our reputation could be damaged by any significant governmental investigation or enforcement of health and safety laws, regulations or standards. Any of these factors could have a material adverse effect on our results of operations and financial condition.

Mining companies are increasingly required to operate in a sustainable manner and to provide benefits to affected communities. Failure to comply with these requirements can result in legal suits, additional operational costs, investor divestment and loss of 'social license to operate', and could adversely impact mining companies' financial condition.

        As a result of public concern about the perceived ill effects of economic globalization, businesses in general and large multinational mining corporations like us in particular face increasing public scrutiny of their activities.

        These businesses are under pressure to demonstrate that while they seek a satisfactory return on investment for shareholders, human rights are respected and other social partners, including employees, host communities and more broadly the countries in which they operate, also benefit from their commercial activities. Such pressures tend to be particularly focused on companies whose activities are perceived to have, or have, a high impact on their social and physical environment. The potential consequences of these pressures and the adverse publicity in cases where companies are believed not to be creating sufficient social and economic benefit may result in additional operating costs, reputational damage, active community opposition, allegations of human rights abuses, legal suits and investor withdrawal.

        Existing and proposed mining operations are often located at or near existing towns and villages, natural water courses and other infrastructure. As the impacts of dust generation, waste storage, water pollution or shortage, in particular, may be immediate and directly adverse to those communities, poor environmental management practices, or adverse changes in the supply or quality of water can result in community protest, regulatory sanctions or ultimately in the withdrawal of community and government support for our operations. For example, opposition to mining activity in the Tolima province of

Colombia, which hosts the La Colosa deposit, has centered on the perception that large-scale mining activity will have a detrimental impact on the region's river systems. We are also currently subject to an injunction issued by Cortolima, the environmental authority of Tolima, based on allegations that our activities in the region are harmful to the environment.

        Mining operations must be designed to minimize their impact on such communities and the environment, either by changing mining plans to avoid such impact, by modifying operations, or by relocating the affected people to an agreed location. Responsive measures may also include the full restoration of livelihoods of those impacted. In addition, we are obliged to comply with the terms and conditions of all the mining rights we hold in South Africa. In this regard the Social and Labor plan provisions of our mining rights must make provision for local economic development ("LED") programs that take into account the social and economic background of the area in which their mines operate. The LED programs must take into account the key economic activities of the area in which we operate our mines, the impact our mines will have on the local and sending communities, various infrastructure and poverty eradication projects our mines may be supporting in keeping with integrated development plans in the areas our mines operate and also provide for measures that assist in addressing housing and living conditions of our employees.

        In addition, as we have a long history of mining operations in certain regions, issues may arise regarding historical as well as potential future environmental or health impacts in those areas. For example, certain parties, including non-governmental organizations, community groups and institutional investors, have raised concerns and, in the case of some individuals in Obuasi, threatened or commenced litigation, relating to air pollution or surface and groundwater quality, among other issues, in the area surrounding our Obuasi and Iduapriem mines in Ghana, including potential impacts to local rivers and wells used for water from heavy metals, arsenic and cyanide as well as sediment and mine rock waste.

        Disputes with surrounding communities may also affect mining operations, particularly where they result in restrictions of access to supplies and to mining operations. The miners' access to land may be subject to the rights or asserted rights of various community stakeholders, including indigenous people. Access to land and land use is of critical importance to us for exploration and mining, as well as for ancillary infrastructure. In some cases, we have had difficulty gaining access to new land because of perceived poor community compensation practices. For example, compensation remains a significant area of concern in Siguiri in Guinea. In 2011, a violent community protest interrupted operations for three days, which contributed to the project's decline in production as compared to 2010. Delays in projects attributable to a lack of community support can translate directly into a decrease in the value of a project or into an inability to bring the project to production.

        The cost of measures and other issues relating to the sustainable development of mining operations could place significant demands on personnel resources, could increase capital and operating costs and could have an adverse impact on our reputation, results of operations and financial condition.

Mining companies are subject to extensive environmental laws and regulations.

        Mining companies are subject to extensive environmental laws and regulations in the various jurisdictions in which they operate in addition to international standards. These regulations and standards establish limits and conditions on a miner's ability to conduct its operations and govern, among other things, extraction, use and conservation of water resources; air emissions (including dust control) and water treatment and discharge; regulatory and community reporting; clean-up of contamination; worker safety and community health; and the generation, transportation, storage and disposal of solid and hazardous wastes, such as acids, radioactive materials, and mine tailings.

        The cost of compliance with environmental laws and regulations is expected to continue to be significant to us. We could incur fines, penalties and other sanctions, clean-up costs, and third-party claims for personal injury or property damages, suffer reputational damage, or be required to install costly pollution control equipment or to modify or suspend operations, as a result of actual or alleged violations of environmental laws and regulations. In addition, unknown environmental hazards may exist on our properties which may have been caused by previous owners or operators.

        For example, in 2010 our Obuasi mine in Ghana suspended gold processing operations for five days to implement a revised water management strategy aimed at reducing contaminants contained in its discharge. Brief stoppages after environmental incidents, such as pipeline failures, have occurred more recently at that mine. Furthermore, following a temporary suspension of operations at the Iduapriem mine, we, with the approval of the Ghana Environmental Protection Agency, constructed an interim tailings storage facility for tailings deposition for a year while a new tailings storage facility was being constructed. We continue to seek to make improvements in water quality management to reduce the risk of unpermitted and/or accidental discharges and, in addition, we are currently investigating allegations of impacts on water quality in the area of these mines.

        Failure to comply with applicable environmental laws and regulations may also result in the suspension or revocation of operating permits. Our ability to obtain and maintain permits and to successfully operate in particular communities may be adversely impacted by real or perceived effects on the environment or human health and safety associated with our or other mining companies' activities.

        For example, in Colombia, various plaintiffs, including associations that represent local communities, have brought legal proceedings against AngloGold Ashanti Colombia S.A. ("AGAC") alleging that AGAC has violated applicable environmental laws in connection with the La Colosa project. If the plaintiffs were to prevail, AGAC's three core concession contracts relating to the La Colosa project may be cancelled and AGAC would be required to abandon the La Colosa project and all other existing mining concession contracts and pending proposals for new mining concession contracts of AGAC, though not those of other companies of our group operating in Colombia. In addition, AGAC would be banned from doing business with the Colombian government for a period of five years. See Item 8A.: "Legal proceedings" of our 2012 Form 20-F, incorporated herein by reference.

        Environmental laws and regulations are continually changing and are generally becoming more stringent. Changes to our environmental compliance obligations or operating practices could adversely affect our rate of production and revenue. Variations in laws and regulations, assumptions made to estimate liabilities, standards or operating procedures, more stringent emission or pollution thresholds or controls, or the occurrence of unanticipated conditions, may require operations to be suspended or permanently closed, and could increase our expenses and provisions. These expenses and provisions could adversely affect our results of operations and our financial condition.

        For example, the use of sodium cyanide in metallurgical processing is under increasing environmental scrutiny and is prohibited for certain jurisdictions. As there are few, if any, effective substitutes in extracting gold from the ore, any ban or material restrictions on the use of sodium cyanide in mining operations in the jurisdictions where we conduct our operations could adversely affect our results of operations and financial condition. In addition, leaks or discharges of sodium cyanide or other hazardous materials could result in liabilities for clean-up or personal injury that may not be covered by insurance.

        Our operations are heavily dependent upon access to substantial volumes of water for use in the mining and extractive processes and typically are subject to water-use permits that govern usage and require, among other things, that mining operations maintain certain water quality upon discharge. Water quality and usage are areas of concern globally, such as with respect to our mining operations in Ghana and South Africa and our exploration projects in Colombia, where there is significant potential environmental and social impact and a high level of stakeholder scrutiny. Any failure by us to secure access to suitable water supplies, or achieve and maintain compliance with applicable requirements of the permits or licenses, could result in curtailment or halting of production at the affected operation. Incidents of water pollution or shortage may, in some cases, lead to community protest and ultimately to the withdrawal of community and government support for our operations. Any failure by us to comply with any water contamination rehabilitation directives may result in further directives being issued, which may, in some cases, result in a temporary or partial shutdown of some of our operations. Water scarcity has been identified as a significant risk at our US operation in particular. Production at the Cripple Creek & Victor Gold Mining Company's Cresson mine continued to be affected by a severe drought in 2011 and 2012. The lack of water reduced percolation through the heap-leach pad, which curtailed production and productivity. During the first half of 2013, drought conditions continued to adversely affect Cripple Creek & Victor's gold production and water availability continues to be limited.

        Mining and mineral processing operations generate waste rock and tailings. The impact of dust generation, breach, leak, or failure of a waste rock or tailings storage facility, can be significant. An incident at our operations could lead to, among others, obligations to remediate environmental contamination and claims for property damage and personal injury from adjacent communities. Incidents at other companies' operations could result in governments tightening regulatory requirements and restricting mining activities.

        In addition, mining companies are required by law to close their operations at the end of the mine life and rehabilitate the lands mined. Estimates of total ultimate closure and rehabilitation costs for gold mining operations are significant and based principally on life-of-mine profiles, changing inflation and discount rate assumptions, changing designs of tailing storage facilities and current legal and regulatory requirements that may change materially. Environmental liabilities are accrued when they become known, probable and can be reasonably estimated. Increasingly, regulators are seeking security in the form of cash collateral or bank guarantees in respect of environmental obligations, which could have an adverse impact on our financial condition.

        Discounted closure liability, which represents an estimate of our total ultimate closure and rehabilitation costs associated with our mining operations, was US$758 million as at December 31, 2012 compared with US$653 million as at December 31, 2011 (in each case, exclusive of joint ventures). The reasons for the change were new damage from current mining operations, new damage from building of new mining areas, the acquisition of Mine Waste Solutions, changes in estimates for new life of mine calculations and changes in discount rates. Costs associated with rehabilitating land disturbed by mining processes and addressing environmental, health and community issues are estimated and financial provisions are made based upon current available information. Estimates may, however, be insufficient and further costs may be identified at any stage that may exceed the provisions that we have made. Any underestimated or unidentified rehabilitation costs would reduce earnings and could materially and adversely affect our asset values, earnings and cash flows.

Compliance with emerging climate change regulations could result in significant costs and climate change may present physical risks to a mining company's operations.

        Greenhouse gases ("GHGs") are emitted directly by our operations, as well as by external utilities from which we purchase power. Currently, a number of international and national measures to address or limit GHG emissions, including the Kyoto Protocol, the Copenhagen Accord and the Durban Platform, are in various phases of discussion or implementation in the countries in which we operate. In particular, the Durban Platform commits all parties to the conference to develop a global mitigation regime which could take effect in 2020, with the specific terms of that legally binding accord, including individual targets, to be finalized by 2015. These, or future, measures could require us to reduce our direct GHG emissions or energy use or to incur significant costs for GHG emissions permits or taxes or have these costs or taxes passed on by electricity utilities which supply our operations. We could also incur significant costs associated with capital equipment, GHG monitoring and reporting and other obligations to comply with applicable requirements. For example, on July 1, 2012, the Australian Government introduced a carbon tax on GHG emissions. It also plans to implement an emissions trading scheme beginning in July 2015. Other countries, including South Africa, Brazil and the United States, have passed or are considering GHG trading or tax schemes, and/or other regulation of GHG emissions, although the precise impact on our operations cannot yet be determined.

        In addition, our operations could be exposed to a number of physical risks from climate change, such as changes in rainfall rates, rising sea levels, reduced water availability, higher temperatures and extreme weather events. Events or conditions such as flooding or inadequate water supplies could disrupt mining and transport operations, mineral processing and rehabilitation efforts, create resource shortages or damage our property or equipment and increase health and safety risks on site. Such events or conditions could have other adverse effects on our workforce and on the communities around our mines, such as an increased risk of food insecurity, water scarcity and prevalence of disease.

Compliance with 'conflict minerals' and 'responsible gold' legislation and standards could result in significant costs.

        There are ever more stringent standards relating to 'conflict minerals' and 'responsible' gold that include the: US Dodd-Frank Act; World Gold Council Conflict Free Gold Standard; Organization for Economic Cooperation and Development Due Diligence Guidelines for Responsible Supply Chain of Minerals from Conflict-Affected and High-Risk Areas; and London Bullion Market Association Responsible Gold Guidance.

        Any such legislation and standards may result in significant costs to ensure and demonstrate compliance, and difficulties in the sale of gold emanating from certain areas. The complexities of the gold supply chain, especially as they relate to 'scrap' or recycled gold, and the fragmented and often unregulated supply of artisanal and small-scale mined gold are such that there may be significant uncertainties at each stage in the chain as to the provenance of the gold, and as a result of uncertainties in the process, the costs of due diligence and audit, or the reputational risks of defining their product or a constituent part as containing a 'conflict mineral' would be too burdensome for our customers. Accordingly, manufacturers may decide to switch supply sources or to substitute gold with other minerals not covered by the initiatives. This could have a material negative impact on the gold industry and on our financial results.

Mining operations and projects are vulnerable to supply chain disruption with the result that operations and development projects could be adversely affected by shortages of, as well as the lead times to deliver, strategic spares, critical consumables, mining equipment or metallurgical plant.

        Our operations and development projects could be adversely affected by both shortages and long lead times to deliver strategic spares, critical consumables, mining equipment and metallurgical plant. Import restrictions, such as those introduced by the Argentine government in 2011, can also delay the delivery of parts and equipment. In the past, we and other gold mining companies experienced shortages in critical consumables, particularly as production capacity in the global mining industry expanded in response to increased demand for commodities. We have has also experienced increased delivery times for these items. Shortages have resulted in unanticipated price increases and production delays and shortfalls, resulting in a rise in both operating costs and in the capital expenditure necessary to maintain and develop mining operations.

        Individually, we and other gold mining companies have limited influence over manufacturers and suppliers of these items. In certain cases there are a limited number of suppliers for certain strategic spares, critical consumables, mining equipment or metallurgical plant who command superior bargaining power relative to us. We could at times face limited supply or increased lead time in the delivery of such items. For example, during 2012, supply of caustic soda was delayed in the Continental

Africa Region. In addition, the unreliability of oxygen and lime supply similarly affected production at the Vaal River and West Wits surface operations in South Africa throughout 2011 and poor availability of drill rigs, heavy machinery and fleet equipment hampered underground drilling and overall operational performance at the Serra Grande mine in Brazil in 2011.

        Our procurement policy is to source mining and processing equipment and consumables from suppliers that meet our corporate values and ethical standards although risk remains around the management of ethical supply chains. In certain locations, where a limited number of suppliers meet these standards, additional strain is placed on the supply chain, thereby increasing the cost of supply and delivery times.

        Furthermore, supply chains and rates can be impacted by natural disasters, such as earthquakes, extreme weather patterns and climate change, as well as other phenomena that include unrest, strikes, theft and fires. For example, a three-week transport strike in 2012 delayed the supply of consumables in South Africa. Although potential supply chain disruptions in Mali, as a result of the coup d'état and subsequent state of emergency, were avoided by well managed consumable stock holding, any return of instability or armed conflict in the country could present material supply chain difficulties. Moreover, although the potential gold doré export disruptions at Geita that resulted from an attempted gold heist, and in Mali, following the closure of Bamako International Airport, were minimized with the introduction of alternative transportation arrangements, such alternatives may not be available upon the occurrence of similar or more severe situations in the future. In February 2013, a fire destroyed the heavy mining equipment stock of spares and components at the Geita gold mine. If we experience shortages, or increased lead times in the delivery of strategic spares, critical consumables, mining equipment or processing plant, we might have to suspend some of our operations and our results of operations and financial condition could be adversely impacted.

Diversity in interpretation and application of accounting literature in the mining industry may impact reported financial results.

        The mining industry has limited industry-specific accounting literature. As a result, there is diverse interpretation and application of accounting literature on mining specific issues. We, for example, capitalize drilling and costs related to defining and delineating a residual mineral deposit that has not been classified as a 'Proven and Probable Reserve' at a development project or production stage mine. Some companies, however, expense such costs.

        As and when this diverse interpretation and application is addressed, our reported results could be adversely impacted should the adopted interpretation differ from the position we currently follow.

Failure to comply with laws, regulations, standards, contractual obligations whether following a breach or breaches in governance processes or fraud, bribery and corruption may lead to regulatory penalties, loss of licenses or permits, negative effects on our reported financial results and loss of reputation.

        Since we operate globally in multiple jurisdictions, including those with less developed political or regulatory environments, and with numerous and complex frameworks, our governance and compliance processes may not prevent potential breaches of law, accounting principles or other governance practices. Our Code of Business Principles and Ethics, among other policies, standards and guidance, and training thereon may not prevent instances of unethical or unlawful behaviour, including bribery or corruption, nor guarantee compliance with legal and regulatory requirements, and breaches may not be detected by management.

        Sanctions for failure by us or others acting on our behalf to comply with these laws, regulations, standards and contractual obligations could include fines, penalties, imprisonment of officers, litigation, and loss of operating licenses or permits, suspensions of operations, negative effects on our reported financial results and may damage our reputation. Such sanctions could have a material adverse impact on our financial condition and results of operations.

Breaches in information technology security and governance process may adversely impact business activities.

        We maintain global information technology and communication networks and applications to support our business activities. Information technology security processes may not prevent future malicious actions, denial-of-service attacks, or fraud, resulting in corruption of operating systems, theft of commercially sensitive data, misappropriation of funds and business and operational disruption. Material system breaches and failures could result in significant interruptions that could in turn affect our operating results and reputation.

Risks related to our results of operations and our financial condition as a result of factors specific to us and our operations

We removed the last of our gold hedging instruments and long-term sales contracts, which exposes us to potential gains from subsequent commodity price increases but exposes us entirely to subsequent commodity price decreases.

        We removed the last of our gold hedging instruments in October 2010 to provide greater participation in a rising gold price environment. As a result, we no longer have any protection against declines in the market price of gold.

        A sustained decline in the price of gold could adversely impact our operating results and our financial condition.

Any downgrade of credit ratings assigned to our debt securities could increase future interest costs and adversely affect the availability of new financing.

        An actual or expected negative development of our results of operations or cash flows, country risk, financial metrics, or an increase in our net debt position could result in the deterioration of our credit ratings. Our ratings are influenced by the location of our domicile and our operations. For example, following the downgrade of South Africa's sovereign debt rating as a result of strikes, social tension and policy uncertainty in South Africa, we were placed on "credit watch negative" by Standard & Poor's on October 17, 2012. Any further downgrade of the South African sovereign credit rating may have an adverse effect on our credit rating.

        Separately, each of Moody's (on July 12, 2013) and Standard & Poor's (on July 17, 2013) downgraded our credit rating, and the credit ratings of our publicly traded securities, and Moody's placed us on "credit watch negative" on the same date.

        Any further downgrade of our ratings by ratings agencies could increase the cost of capital, reduce the investor base and negatively and materially affect our business, results of operations and financial condition.

Labor disruptions could have a material adverse effect on our results of operations and financial condition.

        Our employees in South Africa, Ghana, Guinea and Argentina, are highly unionized. Trade unions, therefore, have a significant impact on our labor relations, as well as on social and political reforms, most notably in South Africa. There is a risk that strikes or other types of conflict with unions or employees may occur at any of our operations, particularly where the labor force is unionized or there is inter-union rivalry. Labor disruptions may be used to advocate labor, political or social goals in the future. For example, labor disruptions may occur in sympathy with strikes or labor unrest in other sectors of the economy and for political goals. Labor unrest in South Africa can also be fuelled by migrant labor conditions and mine worker debt levels. Furthermore, such labor disruptions may themselves affect or be perceived to affect local political and social stability. Acts or vandalism affecting mines and mine equipment are possible during periods of labor unrest.

        For example, following a wave of labor unrest and unprotected strike action that took place throughout the South African mining, transport and agricultural sectors in August 2012, workers from our Kopanang mine, three West Wits mines and the Vaal River region's other operations engaged in unprotected strikes in September 2012. More than 100,000 miners were involved in the strikes across the mining sector during the last four months of 2012. Workers at our mines in South Africa have also staged sit-ins which prompted us to suspend operations at some of our mines. These work stoppages pose significant safety risks and operating challenges. The protracted period of inactivity caused by the strike, coupled by the depth of the affected mines, complicated the consequent ramping up of production following the termination of the strikes and resulted in a lengthened ramp-up period to ensure employee safety. The unprotected strike action at our South African operations had an adverse impact on our results in the third quarter of 2012 and significantly adversely impacted our results in the fourth quarter of 2012. We estimate that the unprotected strike action cost approximately 235,000 ounces in lost production due to the work stoppages and the slow ramp-up to full production.

        In addition, the emergence of the Association of Mineworkers and Construction Union, a relative newcomer with respect to our South African operations and the gold sector as a whole, impacted productivity in the first half of 2013, as employees changed union affiliations and rivalry with the established National Union of Mineworkers increased. This was evidenced during the first half of 2013 by sporadic, unprotected work interruptions at some operations and some incidents of violence and intimidation.

        Lower production and payroll increases resulting from the labor disruptions have adversely impacted the financial performance of all South African operations, threatening viability in some cases (in particular at our West Wits operations) and similar disruptions in the future may have a material adverse effect on our results of operations and financial condition. For example, subsequent to the 2012 strikes, we, along with our major gold-producing peers in South Africa, increased the entry-level pay of employees; established a new pay category for equipment operators; provided an allowance for rock-drill operators; and increased pay by 2 percent for most categories of workers. The net impact of the settlement on our payroll cost is expected to be approximately $16 million per annum.

        In South Africa, amendments to labor legislation have been proposed, which, if implemented, may have negative consequences for us. For example, the proposed amendment with respect to labor brokers could mandate that laborers who are provided by labor brokers to perform certain services for us could be viewed as our employees, which could increase our labor costs and reduce our operational flexibility.

        In South Africa, the restructuring of mining operations that result in lay-offs or redundancies are currently a highly contentious matter. While the Department of Minerals and Energy does not have any statutory right on the basis of existing labor legislation to intervene in any such restructuring process, it may intervene by placing external pressure on mining companies in respect of the renewal or cancellation of their mining rights.

Increased labor costs could have a material adverse effect on our results of operations and financial condition.

        Labor costs represent a substantial proportion of our total operating costs and at many operations, including our South African, Ghanaian and Tanzanian operations, constitute our single largest component of operating costs. Failing to obtain any simultaneous increase in productivity, any change to our wage agreements or other factors that could increase labor costs may have a material adverse effect on our results of operations and financial condition. In 2012, the cost of salaries and wages increased by 7 percent over 2011 levels.

        In South Africa, the established practice is to negotiate wages and conditions of employment with the unions every two years through the Chamber of Mines of South Africa. South African employment law sets out minimum terms and conditions of employment for employees, which form the benchmark for all employment contracts. As at December 31, 2012, approximately 62 percent of our workforce, excluding contractors, or approximately 52 percent of our total workforce was located in South Africa. At present, the mining unions and gold mining companies are in the second year of this two-year wage agreement, with the latest increases (ranging from 8 percent to 10 percent) awarded to the workforce in July 2012 and additional improvements to the current pay structure offered to workers on October 18, 2012. Further negotiations on this agreement commenced in July 2013, which may result in an increase in labor actions, including strikes and other instances of labor unrest. Such negotiations or any such strikes or instances of labor unrest may persist for a protracted period of time. In addition, any new agreement would likely result in increased labor costs for us.

        Our results may be further impaired if we incur penalties for failing to meet standards set by labor laws regarding workers' rights or incur costs complying with new labor laws, rules and regulations. For example, employment law in South Africa imposes monetary penalties for neglecting to report to government authorities on progress made towards achieving employment equity in the workplace. Ghanaian law also contains broad provisions requiring mining companies to recruit and train Ghanaian personnel and to use the services of Ghanaian companies. In Australia, the federal government has recently introduced a new industrial relations system that includes 'good faith bargaining' obligations for employers, fewer restrictions on the content of collective agreements and an enhanced role for union officials as bargaining representatives, parties to agreements and participants in dispute resolution. Penalties and compliance costs, as well as increased costs due to laws and regulations less favourable to employers, could have a material adverse effect on our results of operations and financial condition.

Our mining rights in the countries in which we operate could be altered, suspended or cancelled for a variety of reasons, including breaches in our obligations in respect of our mining rights.

        Our right to own and exploit Mineral Reserves and deposits is governed by the laws and regulations of the jurisdictions in which the mineral properties are located. See "Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to mine" in our 2012 Form 20-F incorporated herein by reference. Currently, a significant portion of our Mineral Reserves and deposits are located in countries where mining rights could be suspended or cancelled should we breach our obligations in respect of the acquisition and exploitation of these rights.

        In each of the countries in which we operate, the formulation or implementation of government policies on certain issues may be unpredictable. This may include changes in laws relating to mineral rights and ownership of mining assets and the right to prospect and mine, and in extreme cases, nationalization, expropriation or nullification of existing concessions, licenses, permits, agreements and contracts. In May 2012, for example, the Argentine government nationalized the oil company Yacimientos Petrolíferos Fiscales ("YPF") by expropriating 51 percent of the shares from the majority Spanish shareholder.

        Any existing and new mining and exploration operations and projects are subject to various national and local laws, policies and regulations governing the ownership and the right to prospect or mine or develop proposed projects. For more details on the risks surrounding ownership of mining assets, see "—Title to our properties may be uncertain and subject to challenge" and "—our Mineral Reserve, deposits and mining operations are located in countries that face political, economic and security risks that may affect both the terms of its mining concessions, as well as its ability to conduct operations in certain countries".

        Project implementation delays could result in licenses not being renewed and the loss of mining rights. Some of our mining concessions, authorizations, licenses and permits are subject to expiry, limitations on renewal and to various other risks and uncertainties. For example, our license to mine at the Mongbwalu concession in the DRC is up for renewal in 2014, and we have sought renewal within the prescribed period prior to the license's expiration. We may not be successful, however, in the renewal process or in retaining the license on the same terms. If we are unsuccessful in the renewal process, we will need to record an impairment. In October 2012, the DRC announced a proposed overhaul of the DRC's mining code. This code contains certain provisions that, if enacted, would significantly and adversely affect our operations in the DRC. In particular, such provisions would result in material increases to the royalties and taxes that we currently pay, a significant reduction to the protections we currently enjoy on our projects in the DRC, significant limitations on our and ability to obtain or renew exploration licenses, a material increase in the government's mandatory equity participation and significant increases to our operating and investment costs in the DRC. This overhaul is still in progress.

        Moreover, our mining rights in South Africa may be suspended or cancelled by the Minister of Mineral Resources, and we may be unable to obtain any new mining rights if we breach our obligations under the MPRDA.

        If we are not able to obtain or maintain necessary permits, authorizations or agreements to prospect or mine or to implement planned projects, or continue our operations, or comply with all laws, regulations or requirements, or do so within timeframes that make such plans and operations economically viable, or if the laws impacting our ownership of our mineral rights, or the right to prospect or mine change materially, or should governments increase their ownership in our mines or nationalize them, our results of operations and our financial condition could be adversely affected.

Title to our properties may be uncertain and subject to challenge.

        We have operations in several countries where ownership of land is uncertain and where disputes may arise in relation to ownership. Certain of our properties may be subject to the rights or the asserted rights of various community stakeholders, including indigenous people. The presence of those stakeholders may have an impact on our ability to develop or operate our mining interests. For example, in Australia, the Native Title Act (1993) provides for the establishment and recognition of native title under certain circumstances. In South Africa, the Extension of Security of Tenure Act (1997) and the Restitution of Land Rights Act (1994) provide for various landholding rights. Such legislation is complex, difficult to predict and outside of our control, and could therefore negatively affect the business results of new or existing projects. Where consultation with stakeholders is statutorily or otherwise mandated, relations may not remain amicable and disputes may lead to reduced access to properties or delays in operations.

        Moreover, amendments to the laws regulating mining in South Africa became effective on June 7, 2013. One of these amendments relates to the possible "expropriation" of mine dumps that were created before the coming into effect of the Mineral and Petroleum Resources Development Act ("MPRDA") on May 1, 2004. Although the legal position is not clear in this regard, it is possible that some pre-2004 mine dumps are now subject to the MPRDA and, as a result, the Minister of Mineral Resources may issue rights over such dumps to third parties.

        Title to our properties, particularly undeveloped ones, may also be defective or subject to challenge. Title insurance generally is not available, and title review does not necessarily preclude third parties from contesting ownership. Where surveys have not been conducted, the precise area and location of our claims may be in doubt. Accordingly, our mineral properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims, and title may be affected by, among other things, undetected defects.

We may experience unforeseen difficulties, delays or costs in successfully implementing our business strategy and projects, including any cost-cutting initiatives, and any such strategy or project may not result in the anticipated benefits.

        The successful implementation of our business strategy and projects depends upon many factors, including those outside our control. For example: the successful management of costs will depend on prevailing market prices for input costs; the ability to grow the business will depend on the successful implementation of our existing and proposed project development initiatives and continued exploration success, all of which are subject to the relevant mining and company specific risks as outlined in these risk factors.

        In light of lower and more volatile gold prices, among other factors, we are in the process of implementing strategic initiatives to cut costs, reassess our asset portfolio and rationalize capital expenditure. Any future contribution of these measures to profitability will be influenced by the actual savings achieved and by our ability to sustain these ongoing efforts. Strategic alignment, restructuring and cost optimization initiatives involve various risks, including, for example, labor unrest and the loss of operating licenses. The risk is highest in South Africa, given recent calls for withdrawal of mining licenses for 'mothballed shafts' and hostile reaction to proposed mining industry retrenchments. In addition, these measures may not be implemented as planned; may turn out to be less effective than anticipated; may only become effective later than anticipated; or not be effective at all. Any of these outcomes, individually or in combination, may adversely impact our business, results of operations and financial condition.

        Expectations for and trends in the price of gold, combined with increased costs for project financing and exploration in certain regions, have led us to increase our efforts to focus capital expenditure on our highest quality assets, while freeing up capital by curtailing capital expenditure or suspending operations at those projects that we believe are of lower quality. We may also consider finding partners or conducting asset sales relating to certain of our projects. With respect to dispositions, we may not be able to obtain prices that we expect for the assets we seek to dispose or divest some of our activities as planned or to obtain all of the required approvals, and the divestitures that are carried out could have a negative impact on our business, results of operations, financial condition and reputation. See "Company Overview—Strategy."

        We may also prove unable to deliver on production targets, including in potentially critical areas, such as the Obuasi turnaround plan in Ghana, as well as on the timely, cost-effective and successful execution of key capital projects, including at the Tropicana project in Australia, the Kibali project in the DRC, and with regard to the implementation of our new Enterprise Resource Planning ("ERP") system. For more details on the risks surrounding the ERP implementation, see "Risk Factors—The implementation of an integrated ERP system could have an adverse effect on our operational results of operations and financial condition."

        Unforeseen difficulties, delays or costs may adversely affect the successful implementation of our business strategy and projects, and such strategy and projects may not result in the anticipated benefits.

Any acquisition or acquisitions that we may complete may expose us to new geographic, political, legal, social, operating, financial and geological risks.

        We may pursue the acquisition of producing, development and advanced stage exploration properties and companies. Any such acquisition may change the scale of our business and operations and may expose us to new geographic, geological, political, social, operating, financial, legal, regulatory and contractual risks, including, for example, any of the following:

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  there may be a significant change in commodity prices after we have committed to complete a transaction and established the purchase price or share exchange ratio;

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  a material ore body may prove below expectations;

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  we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls;

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  such integration may disrupt our ongoing business and our relationships with employees, suppliers and contractors; and

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  such acquisition may divert management's attention from our day-to-day business.

        Furthermore, we operate and acquire businesses in different countries, with different regulatory and operating cultures, which may exacerbate the risks described above. In addition, any acquired business may have undetected liabilities which may be significant.

        In the event that we choose to raise debt capital to finance any acquisition, our leverage will increase. Should we choose to use equity as consideration for an acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any acquisition from our existing resources, which could decrease our ability to fund future capital expenditures.

        We may not be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Failure by us to implement our acquisition strategy or to integrate acquired businesses successfully could have material adverse effects on our growth and business results.

Ageing infrastructure at some of our operations could adversely impact our business.

        Deep level gold mining shafts are usually designed with a lifespan of 25 to 30 years. Vertical shafts consist of large quantities of infrastructure steelwork for guiding conveyances and accommodating services such as high and low tension electric cables, air and water pipe columns. Rising temperatures in the deeper mining areas can also lead to increased cooling requirements in the form of upgraded and expanded ice plants. Maintaining our infrastructure requires skilled human resources, capital allocation, management and planned maintenance.

        Once a shaft has reached the end of its intended lifespan, higher than normal maintenance and care is required. Incidents resulting in production delays, increased costs or industrial accidents may occur. Such incidents may have an adverse effect on our results of operations and financial condition. Asset integrity issues relating to ageing infrastructure are of particular concern in South Africa and at the Obuasi mine in Ghana.

        For example, cracks were discovered in the mill feed end in September 2008 and at the discharge end in February 2010 at the Geita gold mine. The Geita gold mine is one of the group's principal assets and sources of cash flow. After initial repairs, the feed end was replaced during May and June 2011. A decision was subsequently taken to replace the entire mill as a result of shell distortion. After new mill manufacture delays, installation was completed during March 2013. Production throughput in 2011 was 1 million tonnes less than planned, as a result of mill downtime that included feed-end replacement; ore grade was however sufficient to achieve 494,000 ounces. The Geita gold mine produced approximately 531,000 ounces in 2012, with production throughput approximately 100,000 tonnes short of budget.

Some of our technologies are unproven and failure could adversely impact costs and production.

        We have teamed up with various specialists to engineer new solutions to environmental management, mine design, rock breaking and underground logistics, among other matters. We have invested in new technologies, including phyto-technologies to reduce seepage and address soil and ground water contamination, and in mine support technologies to minimize the impact of seismic activity. We are also attempting to develop technologies to access the deeper reaches of South African mines.

        Some aspects of these technologies are unproven and their eventual operational outcome or viability cannot be assessed with certainty. The costs, productivity and other benefits from these initiatives, and the consequent effects on our future earnings and financial condition, may vary from expectations. Failure by us to realize the anticipated benefits could result in increased costs, an inability to realize production or growth plans, or adversely affect our operational performance.

The level of our indebtedness could adversely impact our business.

        As at May 31, 2013, we had gross borrowings of $3.2 billion (as at December 31, 2012: $3.0 billion) and as adjusted to give effect to the offering and the use of a portion of the proceeds thereof to acquire the 3.5% guaranteed convertible notes due May 2014 (assuming that all of the 3.5% guaranteed convertible bonds due May 2014 are tendered and purchased pursuant to a tender offer that we intend to commence for such bonds), of $3.7 billion, in each case excluding the mandatory convertible bonds amounting to $339 million (as at December 31, 2012: $588 million). As a result of this offering, our interest costs are expected to increase significantly.

        Our indebtedness could have a material adverse effect on our flexibility to conduct our business. For example, we may be required to use a large portion of our cash flow to pay the principal and interest on our debt, which will reduce funds available to finance existing operations and the development of new organic growth opportunities and further acquisitions. In addition, under the terms of our borrowing facilities from our banks, we are obliged to meet certain financial and other covenants. Our ability to continue to meet these covenants and to service our debt will depend on our future financial performance which will be affected by our operating performance and could be negatively affected by a sustained decrease in the price of gold, as well as by financial and other factors, certain of which are beyond our control. However, these limitations on our ability to incur indebtedness are subject to numerous exceptions and qualifications.

        Should the cash flow from operations be insufficient, we could breach our financial and other covenants. Covenant breaches, if interpreted as events of default under one or more debt agreements, could allow lenders to accelerate payment of such debt. Any such acceleration could result in the acceleration of indebtedness under other financial instruments. As a result, we may be required to refinance all or part of the existing debt, use existing cash balances, issue additional equity or sell assets. We cannot be sure that it will be able to refinance our debt on commercially reasonable terms, if at all. Our ability to access the bank, public debt or equity capital markets on an efficient basis may be constrained by dislocation in the credit markets or capital and liquidity constraints in the banking, debt or equity markets at the time of issuance.

Certain factors may affect our ability to support the carrying amount of our property, plant and equipment, acquired properties, investments and goodwill on the balance sheet. If the carrying amount of our assets is not recoverable, we may be required to recognize an impairment charge, which could be significant.

        We review and test the carrying amount of our assets when events or changes in circumstances suggest that the carrying amount may not be recoverable. We value individual mining assets at the lowest level for which cash flows are identifiable and independent of cash flows of other mining assets and liabilities.

        If there are indications that impairment may have occurred, we prepare estimates of expected future cash flows for each group of assets. Expected future cash flows are inherently uncertain, and could materially change over time. They are significantly affected by reserve and production estimates, together with economic factors such as spot and forward gold prices, discount rates, currency exchange rates, estimates of costs to produce reserves and future capital expenditure. Estimated rehabilitation and closure costs could also materially affect our financial performance and could result in the need to recognize an impairment charge.

        If any of these uncertainties occur, either alone or in combination, management could be required to recognize an impairment, which could have a material adverse effect on our results of operations and financial condition. In accordance with IFRS, we have reviewed the carrying value of our mining assets (including ore body stockpiles) and, following a preliminary analysis, based on revised forecast gold prices, we expect to book in the second quarter of 2013 a very significant charge under IFRS in relation to impairments and revaluation of net realizable value of our mining assets (including ore body stockpiles). See "Recent Developments—Second Quarter 2013 Outlook".

We expect to have significant financing requirements.

        Our existing board-approved development projects and exploration initiatives will require significant funding. These include: Tropicana in Australia; Mponeng Below 120 Project in South Africa; the Kibali project in the DRC; and the mine life extension project ("MLE2") at Cripple Creek & Victor in the United States.

        Potential future development projects will also require significant funding, if and when approved by the our board of directors. These include the: La Colosa and Gramalote projects in Colombia; Moab Khotsong Zaaiplaats in South Africa; Iduapriem expansion project in Ghana, Sadiola Deeps project in Mali; Geita underground mining project in Tanzania; Nova Lima Sul project in Brazil; a further mine life extension project (MLE3) at Cripple Creek & Victor in the United States; as well as various other exploration projects and feasibility studies.

        We estimate that over the next three years, growth initiatives will require project capital expenditure (excluding stay in business and ore reserve development capital expenditure) of approximately $4.0 billion (subject to escalation and based on certain assumptions, including exchange rates). Our capital expenditure plans and requirements are subject to a number of risks, contingencies and other factors, some of which are beyond our control, including volatile or sustained lower gold prices, and therefore our actual future capital expenditure and investments may differ significantly from the current planned amounts. See "Company Overview—Strategy."

        Our operating cash flow and credit facilities may be insufficient to meet all of these expenditures, depending on the timing and cost of development of these and other projects as well as operating performance and available headroom under our credit facilities. As a result, new sources of capital may be needed to meet the funding requirements of these developments, to fund ongoing business activities and to pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, the condition of the financial markets, future gold prices, our operational performance and operating cash flow and debt position, among other factors. Our ability to raise further debt financing in the future and the cost of such financing will depend on, among other factors, our prevailing credit rating, which may be affected by our ability to maintain our outstanding debt and financial ratios at levels acceptable to the credit ratings agencies, our business prospects, risks relating to the countries in which we operate or other factors. As a result, in the event of lower gold prices, unanticipated operating or financial challenges, any dislocation in financial markets or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities and retire or service outstanding debt, could be significantly constrained, all of which could adversely impact our results of operations and financial condition.

We do not have full management control over some of our significant joint venture projects and other interests. If the operators of these projects do not manage these effectively and efficiently, our investment in these projects could be adversely affected and our reputation could be harmed.

        Our joint ventures at Morila in Mali and at Kibali in the DRC are managed by our joint venture partner Randgold Resources Limited ("Randgold"). In addition, certain of our exploration ventures are managed by the relevant joint venture partner. Our marine gold joint venture with De Beers is managed by an independent company jointly owned by us and De Beers, with a significant part of the technical input subcontracted to De Beers or other marine service providers.

        While we provide strategic management and operational advice to our joint venture partners in respect of these projects, we cannot ensure that these projects are operated in compliance with the standards that we apply in our other operations. If these joint ventures are not operated effectively or efficiently, including as a result of weaknesses in the policies, procedures and controls implemented by the joint venture partners, our investment in the relevant project could be adversely affected. In addition, negative publicity associated with operations that are ineffective or inefficiently operated, particularly relating to any resulting accidents or environmental incidents, could harm our reputation and therefore our prospects and potentially our financial condition. Further, any failure of joint venture partners to meet their obligations to us or to third parties, or any disputes with respect to our respective rights and obligations, could have a material adverse impact on our results of operations and our financial condition. In particular, we and Randgold retain equal representation, with neither party holding a deciding vote on the board of the two companies that have overall management control of the Morila project in Mali and the Kibali project in the DRC, respectively, and all major management decisions for each of these two projects, including approval of the budget, require board approval. If a dispute arises between us and Randgold with respect to the Kibali or Morila project and we are unable to amicably resolve such dispute, it may be difficult for the parties to make strategic decisions relating to the project affected by such dispute, the day-to-day operations and the development of such project may be adversely affected and we may have to participate in proceedings to resolve the dispute, which could adversely affect our results of operations and financial condition.

Our joint ventures and other strategic alliances may not be successful.

        Our joint venture partners may have economic or business interests or goals that are not consistent with ours or may, as a result of financial or other difficulties, be unable or unwilling to fulfil their obligations under the joint venture or other agreements. Disputes between us and our joint venture partners may lead to legal action, including litigation between us and our joint venture partners. Such disputes could adversely affect the operation of the joint venture and may prevent the realization of the joint venture's goals. There is no assurance that our joint venture partners will continue their relationship with us in the future or that we will be able to achieve our financial or strategic objectives relating to our joint ventures.

        For example, we have a 50:50 strategic alliance with Thani Investments LLC ("TI"), a company based in Dubai. During 2011, we advanced a loan of $35 million to Thani Ashanti Alliance Limited, the joint entity we own together with TI. This loan was impaired during 2012. TI guaranteed the loan. We have brought legal action against TI over the non-payment of the loan. The resolution to this dispute may affect the overall relationship between TI and us. The failure of our joint venture partners to fulfil their obligations or their unwillingness to continue these relationships may have an adverse effect on our results of operations and financial condition.

Our Mineral Reserve, deposits and mining operations are located in countries where political, tax and economic laws and policies may change rapidly and unpredictably and such changes and policies may adversely affect both the terms of our mining concessions, as well as our ability to conduct operations in certain countries.

        Any existing and new mining, exploration operations and projects that we carry out are subject to various national and local laws, policies and regulations governing the ownership, prospecting, development and mining of mineral reserves, taxation and royalties, exchange controls, import and export duties and restrictions, investment approvals, employee and social community relations and other matters.

        In most of the countries in which we operate, there is a focus on resource nationalism with governments seeking to secure greater economic benefit from mineral resources. This entails the review of mining codes and stability agreements, and the formulation or amendment of laws, policies and regulations relating to issues such as mineral rights and asset ownership, royalties, taxation and taxation disputes, 'windfall' or 'super' taxation, non-recovery of taxation refunds, import and export duties, currency transfers, restrictions on foreign currency holdings and repatriation of earnings. Laws, policies and regulations in such countries are uncertain, changing and generally require progressively higher payments to governments, notably in the form of increased royalties and taxes, mandated beneficiation, export levies and increasing or retaining state or national ownership of resources. Changes in particular to the fiscal terms governing our operations may have a material adverse impact on our results of operations or financial condition, as well as discourage future investments in certain jurisdictions, which may have an adverse impact on our ability to access new assets and could potentially reduce future growth opportunities.

        For example, on September 9, 2011, a new mining code for Guinea was enacted (the "Guinea Mining Code"). The Guinea Mining Code significantly increased the share of state ownership in mining entities, by granting the government a 15 percent shareholding in mining entities, without financial compensation. Pursuant to the Guinea Mining Code, the government could, at its option, purchase up to an additional 20 percent of each entity. The Guinea Mining Code was replaced in October 2012 by an amended version that was promulgated in April 2013. This amended Guinea Mining Code still requires implementation, but contains provisions which are comparable in scope to the original Guinea Mining Code. The Guinean government has also announced its intention to carry out a review of the mining conventions currently in force in Guinea. This mining convention review is currently in progress. The outcome of this review or the implementation of the amended Guinea Mining Code may have a material adverse effect on our results of operations or financial condition.

        In late 2011 and early 2012, the government of Ghana amended its fiscal mining regime, increased its corporate taxation and royalty rates and provided for the authority to impose a windfall profit tax. Furthermore, the government of Ghana has constituted a review committee to review and re-negotiate stability agreements with mining companies. We have been invited to several meetings with the Ghanaian review committee. The outcome of this review process may lead to a renegotiation of our stability agreements, the result of which may have a material adverse effect on our results of operations or financial condition.

        We and other major mining companies are in talks with the Tanzanian government regarding new mining legislation and its impact on existing mining agreements. Such talks follow an earlier declaration in July 2012 by the Tanzanian Minister of Energy and Minerals that the mining contracts were under review. The new mining legislation and the outcome of the review of the mining contracts may have a material adverse impact on our results of operations and financial condition. Recently, the Tanzanian Minister of Energy and Minerals unexpectedly increased the royalty rate levied on gold extracted in Tanzania by our operations by 1 percent. Further unanticipated increases in royalty rates in Tanzania or other countries could have a material adverse impact on our results of operations and financial condition.

        In the DRC, in October 2012, the Mines Minister announced a proposed overhaul of the DRC's mining code. The proposed laws seek to, among other things, increase the government stake in mining operations to 35 percent from the existing 5 percent, double royalties on some minerals, reduce in a significant way the protections we currently enjoy on our projects in the DRC, impose significant limitations on our ability to obtain and renew licenses and introduce a 50 percent levy on certain profits. Should such laws be enacted in the future, these may have a material adverse impact on the our results of operations in the DRC.

        On July 1, 2012, Australia's Minerals Resource Rent Tax ("MRRT") came into effect after the legislation was passed in March 2012. The MRRT applies only to the bulk commodities of coal and iron ore, and replaced the previously proposed Resource Super Profit Tax ("RSPT"), which covered all minerals. The Australian federal government did not include gold and uranium in the final MRRT. However, should Australia consider reintroducing the RSPT, or if similar 'super profit' taxes were to be introduced and implemented in any other country in which we operate, our results of operations and financial condition could be materially adversely affected.

        In addition, some of our mineral deposits and mining and exploration operations are located in countries that are experiencing political instability and economic uncertainty. For example, in South Africa, country risk has increased recently in light of the violent strike action in the mining sector, social unrest, high levels of unemployment, poverty and concern that the government may take measures unfavorable to business.

        In December 2012, while the ruling African National Congress rejected the concept of wholesale nationalization, it nevertheless favored a 'resource rent' tax on windfall profits. Political instability and the resulting unstable business environment in which companies operate may discourage future investments in certain jurisdictions, which may have an adverse impact on our ability to access new assets and could potentially reduce our future growth opportunities.

        In addition to the mining tax uncertainty described above, we are generally subject to an uncertain tax environment. Increased taxes are expected in most countries of operation. Changes in tax laws could result in higher tax expense and payments. Furthermore, legislation changes could materially impact our tax receivables and liabilities as well as deferred tax assets and deferred tax liabilities. In addition, the uncertain tax environment in some regions could limit our ability to enforce our rights. As a global company, we conduct our business in countries subject to complex tax rules, which may be interpreted in different ways. Further interpretations or developments of tax regimes may affect our tax liability, return on investments and business operations. We are regularly examined by tax authorities in our various jurisdictions of operation.

        For example, the Tanzania Revenue Authority ("TRA") has interpreted excise tax duty and fuel levy legislation in a way that adversely affects us. The TRA has determined that certain exemptions from such duties and levies under the mining development agreement that relates to our Geita gold mine do not apply and, as a result, our contractors have been unable to avail themselves of this exemption. This has had a negative impact on our Geita gold mine operations.

        Furthermore, in Guinea, Mali and Tanzania, we are due refunds of input tax and fuel duties which remain outstanding for periods longer than those provided for in the respective statutes.

        The countries in which we operate may also introduce strict exchange controls, impose restrictions to source materials and services locally, or impose other similar restrictions that hinder foreign companies' operations within such countries. For example, the Argentine government introduced stricter exchange controls and related protracted approval processes, which may limit our ability to repatriate dividends from our Argentine subsidiaries. In October 2011, the Argentina government decreed that mining, oil and energy companies must repatriate export earnings. Additionally, the purchase of US dollars requires authorization from the Argentine tax agency and the purpose for which the currency will be used must be stated. In May 2012, the Argentine Mining Secretariat issued new regulations requiring mining companies in Argentina to boost their domestic purchases of equipment and services. Mining companies are now required to resort exclusively to locally established suppliers for their export-related shipping and logistics operations. A separate norm requires companies to open an import substitution division which will be in charge of submitting procurement plans to the Mining Secretariat on a quarterly basis. Such requirements are hindering our operations within Argentina and these or similar requirements may continue to do so in the future and may have a material adverse effect on our results of operations and financial condition.

        If, in one or more of the countries in which we operate, we are not able to obtain or maintain necessary permits, authorizations or agreements to implement planned projects or continue our operations under conditions or within timeframes that make such plans and operations economically viable, or if the applicable legal, ownership, fiscal (including all royalties and duties), exchange control, employment, environmental and social laws or regimes change materially, or if the governing political authorities change resulting in amendments to such laws and regimes, this could have a material adverse effect on our operating results, financial condition, and, in extreme situations, on the viability of an operation.

        For example, in South Africa mining rights are linked to meeting various obligations that include the broad-based socio-economic empowerment charter for the mining industry (the "Revised Charter"). Compliance with the Revised Charter is measured using a designated scorecard relating to equity ownership and management control of mining companies by historically disadvantaged South Africans ("HDSAs") by no later than May 2014 and that HDSAs must constitute 40 percent of all levels of management by 2014. The Revised Charter also stipulates procurement targets of 70 percent for services and 50 percent for consumer goods from HDSAs by 2014. While we believe that we are compliant with ownership targets to be achieved by May 2014, we must make further progress to achieve future targets, including further participation by HDSAs in senior and top management levels, the upgrade of housing and accommodation at our mines, further human resource development, mine community development, sustainable development and growth as well as procurement and enterprise development, certain of which are also included under the Revised Charter's targets that must also be achieved by May 2014.

        We will incur expenses in giving further effect to the Revised Charter and the scorecard. We may not meet all of the various requirements by the required dates. Additionally, the South African government may decide that the Mining Charter has not gone far enough to achieve its underlying goals and therefore decide to expand the obligations of mining companies thereunder. Should we breach our obligations in complying with the Mineral and Petroleum Resources Development Act, Revised Charter or any future amendments to the Mining Charter, our mining rights in South Africa could be suspended or cancelled by the Minister of Mineral Resources and we may be unable to obtain any new mining rights. Any such suspension or cancellation could have a material adverse effect on our results of operations and financial condition.

Our Reserve, deposits and mining operations are located in countries that face instability and security risks that may adversely affect both the terms of our mining concessions, as well as our ability to conduct operations in certain countries.

        Some of our mineral deposits and mining and exploration operations are located in countries that are experiencing political instability and economic uncertainty.

        Certain of the countries in which we have mineral deposits or mining or exploration operations, including the DRC, Mali, Guinea and Colombia, have in the past experienced, and in certain cases continue to experience, a difficult security environment. In particular, various illegal groups active in regions in which we are present may pose a credible threat of military repression, terrorism, civil unrest, extortion and kidnapping, which could have an adverse effect on our operations in these and other regions.

        For example, Mali continues to experience a difficult security environment since the military coup in March 2012 and the military hostilities in 2013. The situation in Mali remains of heightened concern as a result of the instability in northern Mali.

        Eastern DRC also continues to experience tension consistent with the cycles of unrest experienced since the late 2000s. Fighting has caused instability in the area and could expand or intensify.

        In 2012, and for the first time in approximately seven years, Anglo Gold Ashanti Colombia's ("AGAC") assets and employees were the targets of direct attacks by hostile actors around the La Colosa project's area of influence. These and other such attacks could adversely affect our operations in Colombia.

        Since 2009, we have recorded an almost five-fold increase in the instances of injury to security personnel, including members of our internal security, private security companies and public security forces in certain jurisdictions. In 2012, this increasing trend continued. The rise in the number and severity of security incidents has come as a result of both increased illegal and artisanal mining due to a steady migration of people into the areas and an increase in the level of organization and funding of criminal activity around some of our Continental African operations. The most significant security challenges have occurred in Tanzania and Ghana in areas where there is endemic poverty and high levels of unemployment. If the security environment surrounding our operations that are most exposed to these challenges does not improve or further deteriorates, employee, third-party and community member injuries and fatalities could also increase. Any such increase could disrupt our operations in certain mines and adversely affect our reputation, results of operations and financial condition.

        In some instances, risk assessments categorize threats as serious enough to require resort to public security forces, such as national police or military units on a near-permanent basis. In the event that continued operations in any of our countries of operations compromise our security or business principles, we may withdraw from any such countries on a temporary or permanent basis. This could have a material adverse impact on our results of operations and financial condition.

        Furthermore, we have at times experienced strained relationships with certain of our host communities. We operate in several regions where poverty, unemployment and the lack of access to alternative livelihoods mean that the creation and distribution of economic benefit from mining operations is a significant area of focus for community and government. Conflict with communities has led to community protests and business interruptions, particularly at the Siguiri mine in Guinea during 2010 and 2011. In 2012, there were five recorded community protests at Cerro Vanguardia, Obuasi and Geita.

Illegal and artisanal mining occurs on our properties, which can disrupt our business and expose us to liability.

        Illegal and artisanal miners are active on, or adjacent to, some of our Continental African and South American properties, which leads at times to interference with our operations and results in conflict situations that present a security threat to property and human life. Artisanal mining is associated with a number of negative impacts, including environmental degradation, flouting of land rights, poor working practices, erosion of civil society, human rights abuse and funding of conflict. The environmental, social, safety and health impacts of artisanal mining are frequently attributed to formal mining activity, and it is often assumed that artisanally-mined gold is channelled through large-scale mining operators, even though artisanal and large-scale miners have distinct supply chains. These misconceptions impact negatively on the reputation of the industry.

        The activities of the illegal miners, which include theft and shrinkage, could cause damage to our properties, including pollution, underground fires, or personal injury or death, for which we could potentially be held responsible. Illegal mining could result in the depletion of mineral deposits, potentially making the future mining of such deposits uneconomic. The presence of illegal miners could lead to project delays and disputes regarding the development or operation of commercial gold deposits. Illegal mining and theft could also result in lost gold reserves, mine stoppages, and have a material adverse effect on our results of operations and financial condition.

The use of contractors at certain of our operations may expose us to delays or suspensions in mining activities and increases in mining costs.

        We use contractors at certain of our operations to mine and deliver ore to processing plants as well as for other purposes. At mines employing mining contractors, contracting costs represent a significant proportion of the total operating costs of these operations and we do not own all of the mining equipment. For example, increased contractor rates at the Sadiola mine in Mali contributed to a significant rise in total cash costs in the final quarter of 2011. Increased contractor costs at Sunrise Dam in Australia and Geita in Tanzania contributed to higher production costs in the first quarter of 2012.

        Our operations could be disrupted, resulting in additional costs and liabilities, if the mining contractors at affected mines have financial difficulties or if a dispute arises in renegotiating a contract, or if there is a delay in replacing an existing contractor and its operating equipment to meet business needs at expected cost levels. Increases in contract mining rates, in the absence of associated productivity increases, will also have an adverse impact on our results of operations and financial condition.

        For example, on October 13, 2012, we terminated the underground development contract with a third-party contractor at the Obuasi mine in Ghana. The costs of the termination amounted to approximately $17 million.

        In addition, our reduced control over those aspects of operations which are the responsibility of contractors, their failure to comply with applicable legal, human rights and regulatory requirements, or their inability to manage their workforce or provide high quality services or a high level of productivity could adversely affect our reputation, results of operations and financial condition, and may result in us incurring liability to third parties due to the actions of contractors.

We compete with mining and other companies for key human resources and our inability to retain key personnel could have an adverse effect on our business.

        We complete on a global basis with mining and other companies, to attract and retain key human resources at all levels with the appropriate technical skills and operating and managerial experience necessary to operate and supervise our business. This is further exacerbated in the current environment of increased mining activity across the globe, combined with the global shortage of key mining skills, including geologists, mining engineers, metallurgists and skilled artisans.

        The retention of staff is particularly challenging in South Africa, where, in addition to the impacts of global industry shortages of skilled labor, we are required to achieve employment equity targets of participation by HDSAs in management and other positions. We complete with all companies in South Africa to attract and retain a small but growing pool of HDSAs with the necessary skills and experience. We have historically faced difficulty recruiting and retaining young graduates and qualified mid-level management in South Africa. Recruitment of skilled personnel has been challenging in

Continental Africa due to university offerings that are often not well-suited to the specific needs of the mining industry, as well as other factors such as language barriers and low literacy skills. The recruitment of skilled workers is also highly competitive in South America as a result of a shortage of skills and intense competition between mining companies.

        We may not be able to retain and attract sufficient skilled and experienced employees in all areas of the business. Should we fail to do so or lose any of our key personnel, our business and growth prospects may be harmed and this could have an adverse impact on our results of operations and financial condition.

Our inability to retain our senior management may have an adverse effect on our business.

        Our success depends largely upon the continued service of our senior management, including our chief executive officer and the executive officers at each of our business divisions and general managers at our mines. The loss of one or more members of senior management could lead to other members of the management team leaving, disrupt our operations, and have a material adverse impact on our business, results of operations and financial condition.

The prevalence of occupational health diseases and the potential costs and liabilities related thereto may have an adverse effect on our business and our results of operations.

        The primary areas of focus in respect of occupational health of employees within our operations are noise-induced hearing loss and occupational lung diseases ("OLD"), which include pulmonary diseases such as tuberculosis from various causes and silicosis in individuals exposed to silica dust. These require active dust management strategies in underground operations, particularly in South Africa where a significant number of silicosis cases by current and former employees alleging past exposures are still reported each year to the board for statutory compensation. We provide occupational health services to our employees at our occupational health centers and clinics and continue to improve preventative occupational hygiene initiatives, such as implementing various dust control measures and supplying our employees with respiratory protection equipment. If the costs associated with providing such occupational health services, implementing such dust control measures or supplying such equipment increase significantly beyond anticipated or budgeted amounts, this could have an adverse effect on our results of operations and our financial condition. Actual and alleged health and safety incidents or breaches of standards may also adversely impact our reputation.

        We are currently subject to class action litigation with respect to alleged occupational lung diseases (see "—We are subject to the risk of litigation, the causes and costs of which are not always known"). We are calling for the industry to engage with government (and other stakeholders) to seek an appropriate industry-wide solution. An industry-wide solution may not be reached or the terms of any such solution may have a material adverse effect on our financial condition.

        In response to the effects of silicosis in labor-sending communities, a number of mining companies (under the auspices of the Chamber of Mines of South Africa) together with the NUM, which is the largest union in the mining sector in South Africa, and the national and regional departments of health, have embarked on a project to assist in delivering compensation and relief by mining companies under the Occupational Diseases in Mines and Works Act ("ODMWA") to affected communities.

        We also face certain risks in dealing with HIV/AIDS, particularly at our South African operations and with tropical disease outbreaks such as malaria, and other diseases which may have an adverse effect on our results of operations and financial condition. AIDS and associated diseases remain one of the major health care challenges faced by our South African operations. Workforce prevalence studies indicate that HIV prevalence rates among our South African workforce may be as high as 30 percent. Malaria and other tropical diseases pose significant health risks at all of our operations in central, west and east Africa where such diseases may assume epidemic proportions because of ineffective national control programs. Malaria is a major cause of death in young children and pregnant women but also gives rise to fatalities and absenteeism in adult men. Other conditions such as heart disease, chronic diseases, and obesity are of increasing incidence and concern.

        Such diseases impair the health of workers and negatively affect productivity and profitability as a result of workers' diminished focus or skill, absenteeism, treatment costs and allocated resources. Any current or future medical program may not be successful in preventing or reducing the infection rate among our employees or in affecting consequent illness or mortality rates. We may incur significant costs in addressing this issue in the future, which could also adversely impact our results of operations and financial condition.

The costs and impacts associated with the pumping of water inflows from closed mines adjacent to our operations could have an adverse effect on our results of operations.

        Certain of our mining operations, such as our Vaal River and West Wits Operations, are located adjacent to the mining operations of other mining companies. The closure of a mining operation may have an adverse impact upon continued operations at the adjacent mines if appropriate preventative steps are not taken. In particular, this can include the ingress of underground water where pumping operations at the adjacent closed mine are suspended. Such ingress could have a material adverse effect on our mining operations as a result of property damage, extended disruption of our ability to mine in those locations, costly additional investments in pumping infrastructure and additional pollution liabilities. For example, we, as well as other mine operators in the region of our Vaal River operations, are required, pursuant to a directive issued by the Department of Water Affairs, to contribute to the costs of pumping underground water from affected mine shafts. A failure by any of these other mine operators to contribute to its share of these pumping costs could result in us incurring significant additional pumping costs, which could have an adverse impact upon our results of operations and financial condition.

The potential costs associated with the remediation and prevention of groundwater contamination from our operations or due to flooding from closed mines adjacent to our operations could have a material adverse effect on our results of operations and financial condition.

        We have identified groundwater contamination plumes at certain of our operations that have occurred primarily as a result of seepage from surface operations and facilities including tailings storage facilities and waste rock.

        Deep groundwater contamination is a significant issue in South Africa, where groundwater in some older mining regions has infiltrated mined-out workings. Potential contamination risk to shallow ground and surface water resources can occur when water is exposed to sulfide-bearing rock in such situations. We have identified a flooding and future pollution risk posed by deep groundwater in and near the Klerksdorp and Far West Rand goldfields. Our Vaal River operations are part of the Klerksdorp goldfields and our West Wits operations are part of the Far West Rand goldfields. As a result of the interconnected nature of underground mining operations in South Africa, any proposed solution needs to be a combined one supported by all the companies owning mines located in these goldfields.

        In view of the limitation of current information for the accurate estimation of liabilities, no reliable estimate can be made for these obligations. The potential costs of remediation and prevention of groundwater contamination at our operations could be significant and may have a material adverse impact on our results of operations and financial condition.

The occurrence of events for which we are not insured or for which our insurance is inadequate may adversely affect cash flows and overall profitability.

        We maintain insurance to protect only against catastrophic events which could have a significant adverse effect on our operations and profitability. This insurance is maintained in amounts that we believe to be reasonable depending upon the circumstances surrounding each identified risk. However, damage and third-party claims arising from catastrophic events may exceed the limit of liability on insurance policies we have in place. Furthermore, our insurance does not cover all potential risks associated with our business and may exclude certain parts of our business. We may elect not to insure certain risks due to the high premiums or for various other reasons, including an assessment that the risks are remote.

        We may not be able to obtain insurance coverage at acceptable premiums. We believe negotiations with insurance providers have become more difficult for a number of reasons, including prevailing macroeconomic conditions and the risk profile of the mining industry. Insurance for certain risks in particular, such as loss of title to mineral property, political risks in certain jurisdictions, environmental pollution, or other hazards resulting from exploration and production, is not generally available to mining companies on acceptable terms. The availability and cost of insurance coverage can vary considerably from year to year as a result of events beyond our control or from claims, and this can result in higher premiums and periodically being unable to maintain the levels or types of insurance we typically carry.

        The failure to obtain adequate insurance could impair our ability to continue to operate in the normal course or could result in the occurrence of events for which we are not insured, either of which could adversely impact our cash flows, results of operations and financial condition.

We are subject to the risk of litigation, the causes and costs of which are not always known.

        We are subject to litigation, arbitration and other legal proceedings arising in the normal course of business and may be involved in disputes that may result in litigation. The causes of potential future litigation cannot be known and may arise from, among other things, business activities, environmental and health and safety concerns, share price volatility or failure to comply with disclosure obligations. The results of litigation cannot be predicted with certainty but could include costly damage awards or settlements, fines, and the loss of licenses, concessions, or rights, among other things.

        In the event of a dispute we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in South Africa or the United States.

        We are subject to numerous claims, including class actions or similar group claims relating to silicosis and other OLD, and could be subject to similar claims in the future.

        We have received notice of two applications for class certification relating to silicosis in which we are a respondent. We have also received notice of individual claims. For further information, please refer to "Item 8.: Financial Information—Legal Proceedings—South Africa—Silicosis litigation" in our 2012 Form 20-F and "Note N. Commitments and Contingencies" in our 2013 First Quarter Report, each incorporated herein by reference.

        It is possible that additional class actions and/or individual claims relating to silicosis and/or other OLD will be filed against us in the future. We will defend all and any subsequent claims as filed on their merits. Should we be unsuccessful in defending any such claims, or in otherwise favorably resolving perceived deficiencies in the national occupational disease compensation framework that were identified in an earlier decision by the Constitutional Court of South Africa, such matters would have an adverse effect on our financial position, which could be material.

        In Colombia, we are also involved in three class action lawsuits in relation to AGAC Santa Maria-Montecristo and La Colosa projects. One of these class action lawsuits led to a preliminary injunction suspending the mining concession contracts of the Santa Maria-Montecristo project in September 2011. We are also subject to an injunction issued in March 2013 by Cortolima, the regional environmental authority of Tolima, Colombia, where our La Colosa project is located. Additionally, in Colombia, AGAC is involved in an action in the Administrative Superior Court of the Cundinamarca District against the Ministry of Environmental and Sustainable Development ("MADS") following its issuance of a fine against AGAC on the basis that AGAC was in breach of its mining terms of reference.

        Should we be unable to resolve disputes favorably or to enforce our rights, this may have a material adverse impact on our financial performance, cash flow and results of operations.

The implementation of an integrated Enterprise Resource Planning system could have an adverse effect on our results of operations and financial condition.

        We are implementing a single, global ERP system to support all the operations that we manage. The ERP system was planned for implementation over a three-and-a-half-year period which commenced in August 2011. The contemplated implementation of an ERP system on a global basis is inherently a high-risk initiative due to the potential for implementation cost and time overruns. In addition, such implementation could affect our ability to report and manage technical and financial information if difficulties in the implementation and operation of the system are experienced, which could have an adverse effect on our results of operations and financial condition. The first sites went live during February 2013 and additional sites went live in May 2013. Recently, however, as part of our efforts to maximize margins and rationalize capital expenditure in response to current operating conditions (see "Company Overview—Strategy"), we have again been considering the timing of the full implementation of our ERP system.

Risks relating to an investment in our notes

There may not be a liquid market for the notes.

        The notes are a new issue of securities for which there is currently no trading market. We cannot assure you that a trading market for the notes will develop or be maintained in the United States or elsewhere. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall, and even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. There can be no assurance as to the liquidity of any market that may develop for the notes, the ability of holders to sell their notes, or the prices at which holders might be able to sell their notes.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

        Our ability to make scheduled payments with respect to our indebtedness, including the notes and the guarantee of the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Ratings for the notes may not reflect all risks of an investment in the notes.

        The notes will be rated by at least two nationally recognized statistical rating organizations. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings are limited in scope and do not comment as to market price or suitability for a particular investor. The ratings for the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, ratings at any time may be lowered or withdrawn in their entirety. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the notes and increase our borrowing costs.

If Holdings' subsidiaries are unable to make distributions and other payments to Holdings, Holdings may be unable to pay amounts due on the notes.

        The notes will be obligations of Holdings and guaranteed by AngloGold Ashanti Limited only, and not of any of our subsidiaries. Holdings is a holding company that does not directly conduct any business operations. Holdings' only assets are the capital stock of its subsidiaries, some of which are themselves holding companies. Because all of Holdings' operations are conducted solely by its subsidiaries, Holdings expects to obtain the money to make payments of principal or interest on the notes through cash dividends, distributions or other transfers from its subsidiaries. Therefore, Holdings' ability to make payments of principal or interest on the notes, will be contingent upon Holdings' subsidiaries generating sufficient cash to make payments to it. These subsidiaries may not be able to make distributions to Holdings. Moreover, since AngloGold Ashanti Limited is also a holding company, its ability as a guarantor to make payments on its guarantee will be substantially dependent on the same factors. Any payment of interest, dividends, distributions, loans or advances by Holdings' subsidiaries to Holdings could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate.

        Our subsidiaries are separate and distinct legal entities and because they do not guarantee the notes they have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that Holdings has to receive any assets of any of its operating subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent right of holders of notes to realize proceeds from the sale of their assets, may be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary.

The notes restrict our ability to incur additional secured or unsecured debt, however, these restrictions are subject to numerous exceptions and qualifications.

        The terms of the indenture limit our ability to secure additional financial debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions and qualifications. See Description of Notes—Covenants and "Description of Debt Securities—Limitations on Liens" in the prospectus. In addition the indenture contains a covenant limiting our ability to incur indebtedness, but this covenant is subject to numerous exceptions pursuant to which we are able to incur a significant amount of indebtedness. In addition, the terms of the indenture and the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due.

Holdings may be unable to purchase the notes upon a change of control repurchase event.

        If we experience a change of control and the notes experience a specified credit rating decline, we will be required to offer to purchase the notes for cash at a price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase in order to avoid an event of default under the indenture governing the notes. See "Description of Notes—Change of Control Repurchase Event". A change of control may also require us to repay other outstanding debt, including the $750 million 5.125% notes due 2022, the $700 million 5.375% notes due 2020 and the

$300 million 6.50% notes due 2040 each issued by Holdings, the issuer of the notes offered hereby. In the event of a change of control and a specified credit rating decline relating to the notes, we may not have sufficient funds to purchase all of the affected notes and to repay other debt that may become due.

The notes will initially be held in book-entry form and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

        Unless and until definitive registered notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of the notes. Instead, the registered holder, or their respective nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to The Bank of New York Mellon (as paying agent for the notes), which will make payments to the common depositary, which will in turn distribute payments to DTC. Thereafter, payments will be made by DTC to participants in these systems and then by such participants to indirect participants. After payment to the common depositary none of us, the trustee or the paying agent will have any responsibility or liability of any aspect of the records related to, or payments of, interest, principal or other amounts to DTC or to owners of book-entry interests.

        Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations or consents or requests for waivers or other actions from holders of the notes that we may choose to make in the future. Rather, owners of book-entry interests will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any such solicitations or requests for actions on a timely basis.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

        Holdings is incorporated under the laws of the Isle of Man and AngloGold Ashanti Limited is incorporated under the laws of the Republic of South Africa. Many of our assets are located outside the United States. In addition, all of the directors and officers of Holdings reside outside the United States and all of AngloGold Ashanti Limited's directors, and all of AngloGold Ashanti Limited's officers except one, are residents of countries other than the United States. As a result, it may be impossible for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in the Isle of Man or the Republic of South Africa. See "Enforceability of Certain Civil Liabilities".

USE OF PROCEEDS

        The net proceeds of the offering of the notes, after payment of the underwriters' commissions and other expenses of the offering, are expected to amount to approximately $1,234 million. We intend to use the net proceeds from the offering of the notes for general corporate purposes, which may include the repurchase or repayment of our 3.50% guaranteed convertible bonds due May 2014 and the repayment of other indebtedness. Upon the consummation of the offering of the notes, we intend to cancel our $750 million syndicated bridge loan facility.

 CAPITALIZATION

        The following table sets forth our consolidated capitalization at May 31, 2013, unless otherwise stated, on an actual basis and as adjusted to give effect to our estimated offering proceeds of approximately $1,234 million after deducting the underwriting discount and other offering-related expenses. You should read this table together with our US GAAP financial statements and related discussion and analysis included in our 2012 Form 20-F and 2013 First Quarter Report.

	As at May 31, 2013 (unaudited)
	Actual	As adjusted
	(In $ millions)
Total debt(1)	3,529	4,078
5.125% notes due 2022	759	759
5.375% notes due 2020	703	703
6.50% notes due 2040	298	298
3.50% guaranteed convertible bonds due 2014(2)	701	—
6.00% mandatory convertible subordinated bonds due 2013(3)	339	339
Notes offered hereby	—	1,250
Other debt(4)	729	729
Equity (excluding noncontrolling interests)	5,871	5,862
600,000,000 authorized ordinary shares of 25 ZAR cents each(5)	13	13
Additional paid-in capital	8,823	8,823
Accumulated deficit(6)	(1,912)	(1,921)
Accumulated other comprehensive income and other reserves(6)	(1,053)	(1,053)

Total capitalization	9,400	9,940

(1)
As at May 31, 2013, 81% of our total debt was denominated in U.S. dollars, 12% in Australian dollars, 6% in South African rands and 1% in other currencies. For a discussion regarding our secured and unsecured indebtedness, see "Item 5: Operating and financial review and prospects" included in our 2012 Form 20-F. As at May 31, 2013, secured and unsecured debt accounted for $51 million and $3,478 million, respectively, of total debt. The weighted average maturity and interest rate of our borrowings was 4 years and 5.12%, respectively, at May 31, 2013.

(2)
On July 24, 2013, we announced our intention to commence a cash tender offer for any and all of our 3.50% guaranteed convertible bonds due May 2014. For the purposes of this section "Capitalization", we assume that all outstanding 3.50% guaranteed convertible bonds due May 2014 will be tendered and purchased pursuant to such tender offer. The conversion features of these convertible bonds, which were determined to be an embedded derivative, have been accounted for at fair value as a derivative liability with subsequent changes in fair value recorded in earnings in each period. The total fair value of the derivative liability on May 22, 2009 (which was the issue date of such convertible notes) amounted to $142.2 million. The difference between the initial carrying value and the stated value of these convertible bonds is being accreted to interest expense using the effective interest method over the 5 year term of the bonds. The associated derivative liability amounted to $9 million and $nil, as at December 31, 2012 and March 31, 2013, respectively. We have recorded a fair value gain of $83 million and $9 million, for the year ended December 31, 2012 and the quarter ended March 31, 2013, respectively.

(3)
Mandatorily convertible into American Depositary Shares, each representing one ordinary share of AngloGold Ashanti Limited. The mandatory convertible bonds contain certain embedded derivatives relating to change in control and anti-dilution protection provisions. The FASB ASC guidance contains an election for the Company to record the entire instrument at fair value as opposed to separating the embedded derivatives from the instrument. The shareholders have authorized that the convertible bonds will be settled in equity and not have any cash settlement potential except if a fundamental change or conversion rate adjustment causes the number of ADSs deliverable upon conversion to exceed the number of shares reserved for such purpose, among other circumstances provided in the governing indenture, and therefore the Company has chosen to recognize the instrument, in its entirety, at fair value. Depending on the final calculated share price on the date of conversion, the liability recognized may differ from the principal amount. See note 18 to our 2012 financial statements contained in our 2012 20-F, which is incorporated herein by reference.

(4)
Includes $nil that we drew under our $1.0 billion syndicated revolving credit facility maturing in 2017, a drawing of $428 million under our A$600 million syndicated revolving credit facility and $51 million outstanding on secured capital leases. In addition, in June and July 2013, we drew $250 million under our $1.0 billion syndicated revolving credit facility maturing in 2017 and $38 million under our A$600 million syndicated revolving credit facility and an amount of $35 million on the First Rand Bank Limited demand facility, while $85 million was drawn under the Domestic Medium Term Note Program. These additional drawings and amounts are not included in the table above.

(5)
As at May 31, 2013, up to 33,524,615 of our ADSs (representing up to 33,524,615 of our ordinary shares) were issuable upon conversion of $732,500,000 principal amount of 3.50% guaranteed convertible bonds and conversion of $789,086,750 principal amount of 6.00% mandatory convertible subordinated bonds issued by AngloGold Ashanti Holdings Finance plc. As at May 31, 2013, a total of 6,911,610 options were granted and outstanding, of which up to 1,536,819 of our ordinary shares were issuable upon exercise of fully-vested options.

(6)
As at March 31, 2013, adjusted for a portion of debt issuance costs expensed.

        Except as disclosed above, there has been no material change since the dates indicated above in our consolidated capitalization or indebtedness.

RECONCILIATION OF TOTAL CASH COSTS AND
TOTAL PRODUCTION COSTS TO FINANCIAL STATEMENTS

        Total cash costs and total production costs are calculated in accordance with the guidelines of the Gold Institute industry standard and industry practice and are not US GAAP measures. The Gold Institute, which has been incorporated into the National Mining Association, is a nonprofit international association of miners, refiners, bullion suppliers and manufacturers of gold products, which developed a uniform format for reporting total production costs on a per ounce basis. The guidance was first adopted in 1996 and revised in November 1999.

        Total cash costs, as defined in the Gold Institute industry guidelines, are production costs as recorded in the statement of operations, less offsite (i.e., central), general and administrative expenses (including head office costs charged to the mines, central training expenses, industry association fees, refinery charges and social development costs) and rehabilitation costs, plus royalties and employee termination costs.

        Total cash costs as calculated and reported by AngloGold Ashanti include costs for all mining, processing, onsite administration costs, royalties and production taxes, as well as contributions from by-products, but exclusive of depreciation, depletion and amortization, rehabilitation costs, employment severance costs, corporate administration costs, capital costs and exploration costs. Total cash costs per ounce are calculated by dividing attributable total cash costs by attributable ounces of gold produced.

        Total production costs, as defined in the Gold Institute industry guidelines, are total cash costs, as calculated using the Gold Institute industry guidelines, plus amortization, depreciation and rehabilitation costs.

        Total production costs as calculated and reported by AngloGold Ashanti include total cash costs, plus depreciation, depletion and amortization, employee severance costs and rehabilitation and other noncash costs. Total production costs per ounce are calculated by dividing attributable total production costs by attributable ounces of gold produced.

        Total cash costs and total production costs should not be considered by investors in isolation or as alternatives to production costs, net income/(loss) applicable to common stockholders, income/(loss) before income tax provision, net cash provided by operating activities or any other measure of financial performance presented in accordance with US GAAP or as an indicator of our performance. While the Gold Institute has provided definitions for the calculation of total cash costs and total production costs, the calculation of total cash costs, total cash costs per ounce, total production costs and total production costs per ounce may vary significantly among gold mining companies, and by themselves do not necessarily provide a basis for comparison with other gold mining companies.

        However, we believe that total cash costs and total production costs in total, by mine and per ounce are useful indicators to investors and management as they provide:

  •
  an indication of profitability, efficiency and cash flows;

  •
  the change in costs as mining operations mature over time on a consistent basis; and

  •
  an internal benchmark of performance to allow for comparison against other mines, both within our group and of other gold mining companies.

        A reconciliation of production costs as included in our audited financial statements to total cash costs and to total production costs for each of the three years in the period ended December 31, 2012, is presented below.

AngloGold Ashanti operations—Total
(In $ millions and unaudited, except as otherwise noted)

	Year ended December 31,
	2010	2011	2012
Production costs per financial statements	2,656 (1)	2,977 (1)	3,183 (1)
Plus:
Production costs of equity accounted joint ventures(2)	179	205	210
Less:
Rehabilitation costs and other noncash costs	(117)	(182)	(65)
Plus/(less):
Inventory movement	52	95	83
Royalties	161	216	185
Related party transactions(3)	(15)	(10)	(12)
Adjusted for:
Noncontrolling interests(4)	(76)	(97)	(79)
Non-gold producing companies and adjustments	(9)	(29)	(20)

Total cash costs	2,831	3,175	3,485
Plus:
Depreciation, depletion and amortization	728	798	804
Employee severance costs	25	15	10
Rehabilitation and other noncash costs	117	182	65
Adjusted for:
Noncontrolling interests(4)	(32)	(57)	(10)
Non-gold producing companies and adjustments	(5)	(7)	(5)

Total production costs	3,664	4,106	4,349

Gold produced (000 ounces)(5)	4,515	4,329	3,944
Total cash costs per ounce(6)	627	733	884
Total production costs per ounce(6)	812	948	1,103

(1)
Audited.

(2)
Attributable production costs and related expenses of equity accounted joint ventures are included in the calculation of total cash costs per ounce and total production costs per ounce.

(3)
Relates solely to production costs as included in our consolidated financial statements and has, accordingly, been included in total production costs and total cash costs.

(4)
Adjusting for noncontrolling interest of items included in calculation, to disclose the attributable portions only.

(5)
Attributable production only.

(6)
In addition to the operational performances of the mines, total cash costs per ounce and total production costs per ounce are affected by fluctuations in the currency exchange rate. AngloGold Ashanti reports total cash costs per ounce and total production costs per ounce calculated to the nearest U.S. dollar amount and gold produced in ounces.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for the periods indicated below were as follows:

							As Adjusted(2)
	Actual
								Three Months Ended March 31,
	Year Ended December 31,					Three Months Ended March 31,	Year Ended December 31,
(Unaudited)	2008	2009	2010	2011	2012	2013	2012	2013
Ratio of earnings to fixed charges	$(223):$102(1)	$(674):$136(1)	4.5x	13.2x	6.7x	5.9x	5.7x	5.0x

(1)
In millions. In 2008 and 2009, we had a deficiency of earnings to fixed charges.

(2)
On July 24, 2013, we announced our intention to launch a cash tender offer for any and all of our 3.50% guaranteed convertible bonds due May 2014. For the purposes of this pro forma calculation, we have assumed that all outstanding 3.50% guaranteed convertible bonds due May 2014 will be tendered and purchased pursuant to such tender offer. These pro forma ratios reflect adjustments to give effect to the offering of the notes, to the extent the proceeds thereof are used to purchase the 3.50% guaranteed convertible bonds due May 2014 pursuant to such tender offer.

        We computed the ratio of earnings to fixed charges by dividing the amount of earnings by the amount of fixed charges. For the purposes of calculating this ratio, and the deficiency, if any, of earnings available to cover fixed charges, we have calculated earnings by adding (i) pre-tax income from continuing operations before income from affiliates, tax and noncontrolling interests; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees (dividends received); and (v) our share of any pre-tax losses of equity investees for which charges from guarantees are included in fixed charges. Interest capitalized, preference security dividend requirements of consolidated subsidiaries, and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges were subtracted from the total of the added items to give earnings. For the purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, of earnings available to cover fixed charges, fixed charges consist of the total of (i) interest expensed; (ii) interest capitalized; (iii) amortized premiums, discounts and capitalized expenses related to indebtedness; (iv) estimates of interest within rental expense; and (v) preference security dividend requirements of consolidated subsidiaries.

EXCHANGE RATE INFORMATION

        The following table sets forth, for the periods and dates indicated, certain information concerning U.S. dollar/South African rand exchange rates expressed in rands per $1.00. On July 23, 2013, the interbank rate between rands and U.S. dollars as reported by OANDA Corporation was ZAR9.82 = $1.00.

Year Ended December 31	High	Low	Year end	Average(1)
2009(2)	10.51	7.26	7.41	8.42
2010(2)	7.95	6.64	6.64	7.32
2011(2)	8.53	6.57	8.13	7.25
2012(2)	8.95	7.47	8.48	8.21
2013 (through July 23, 2013)(2)	10.23	8.47	—	9.30

(1)
The average rate of exchange on the last business day of each month during the year.

(2)
Based on the interbank rate as reported by OANDA Corporation.

        The following table sets forth, for the months indicated, high, low and average data as reported by OANDA Corporation.

Exchange Rate Information for the Months of(1)	High	Low	Average
January 2013	9.07	8.47	8.76
February 2013	8.99	8.81	8.88
March 2013	9.32	8.89	9.17
April 2013	9.24	8.90	9.11
May 2013	9.90	8.91	9.29
June 2013	10.23	9.79	10.02
July 2013 (through July 23, 2013)	10.21	9.82	9.98

(1)
Based on the interbank rate as reported by OANDA Corporation.

DESCRIPTION OF NOTES

        This section describes the specific financial and legal terms of the notes and the indenture, and should be read together with the more general description under "Description of Debt Securities" of the attached prospectus. To the extent that the following description is inconsistent with the terms described under "Description of Debt Securities" in the attached prospectus, the following description replaces that in the attached prospectus.

        The following description is a summary of material provisions of the notes and the indenture and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the indenture, including the definitions therein of certain terms.

General

        The notes will be issued under the indenture among Holdings as issuer, AngloGold Ashanti Limited as guarantor and The Bank of New York Mellon as trustee. Book-entry interests in the notes will be issued in minimum denominations of $1,000 and in integral multiples of $1,000 in excess thereof. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The indenture is, and the notes and the guarantee will be, governed by the laws of the State of New York.

        The notes will initially be issued in an aggregate principal amount of $1,250,000,000 and will mature on July 30, 2020. The notes will bear interest at a rate of 8.500% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2014. The regular record dates for the notes will be every January 1 and July 1 (whether or not a business day) of each year.

        If any scheduled interest payment date is not a business day, Holdings will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, Holdings may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

        A "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City or in the City of London.

        The notes will be unsecured and unsubordinated indebtedness of Holdings and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to any of Holdings' existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of Holdings' subsidiaries.

        The principal corporate trust office of the trustee in New York City is designated as the principal paying agent. Holdings may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

Further Issuances

        Holdings may, without the consent of the holders of the notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as described in this prospectus supplement except for the price to the public and issue date; provided, however, that no such additional notes may be issued unless they are fungible with the notes offered hereby for U.S. federal income tax purposes. Any such additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of securities under the indenture and are included in the definition of "notes" in this section where the context requires. There is no limitation on the amount of notes or other debt securities that Holdings may issue under the indenture.

Optional Redemption

        Except as set forth in the next three paragraphs and under "Optional Tax Redemption" below, the notes are not redeemable at the option of Holdings or AngloGold Ashanti.

        At any time and from time to time prior to July 30, 2016, Holdings or AngloGold Ashanti may redeem the notes in whole or in part, at its option, upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to 100% of the principal amount of such notes plus the relevant Applicable Premium as of, and accrued and unpaid interest and additional amounts, if any, to the redemption date.

        At any time and from time to time on or after July 30, 2016, Holdings or AngloGold Ashanti may redeem the notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest and additional amounts, if any, to the redemption date.

12-month period commencing on July 30,	Percentage
2016	106.375%
2017	104.250%
2018	102.125%
2019 and thereafter	100.000%

        At any time and from time to time prior to July 30, 2016, Holdings or AngloGold Ashanti may redeem notes with the net cash proceeds received by Holdings or AngloGold Ashanti from any Equity Offering at a redemption price equal to 108.500% plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the notes, provided that

          (1)   in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

          (2)   not less than 65% of the original aggregate principal amount of the notes initially issued remains outstanding immediately thereafter.

        Notice of redemption will be provided as set forth under "—Selection and Notice" below.

        Any redemption and notice of redemption may, at Holdings or AngloGold Ashanti's discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders of notes whose notes will be subject to redemption by Holdings or AngloGold Ashanti.

        "Applicable Premium" means the greater of (A) 1% of the principal amount of such note and (B) on any redemption date, the excess (to the extent positive) of:

          (a)   the present value at such redemption date of (i) the redemption price of such note at July 30, 2016 (such redemption price (expressed in percentage of principal amount) being set forth in the table under "Optional Redemption" above (excluding accrued but unpaid interest)), plus

  (ii) all required interest payments due on such note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

          (b)   the outstanding principal amount of such note;

in each case, as calculated by AngloGold Ashanti or on behalf of AngloGold Ashanti by such person as AngloGold Ashanti shall designate.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by Holdings or AngloGold Ashanti in good faith)) most nearly equal to the period from the redemption date to July 30, 2016; provided, however, that if the period from the redemption date to July 30, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the notes are listed, as certified to the trustee by AngloGold Ashanti, and in compliance with the requirements of DTC, or if the notes are not so listed or such exchange prescribes no method of selection and the notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis; provided, however, that no note of $1,000 in aggregate principal amount or less shall be redeemed in part.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. In the case of a global note, an appropriate notation will be made on such note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption unless Holdings or AngloGold Ashanti, as applicable, defaults in the making of such redemption payment.

Optional Tax Redemption

        In the event of any tax law changes after the date of this prospectus supplement that require Holdings or AngloGold Ashanti Limited to pay additional amounts, as described in the attached prospectus under "Description of Debt Securities—Payment of Additional Amounts with Respect to the Debt Securities" and "—Payment of Additional Amounts" below, and in other limited circumstances, Holdings or AngloGold Ashanti Limited may call all, but not less than all, of the notes for redemption. This means Holdings or AngloGold Ashanti Limited may repay the notes early. You have no right to require Holdings or AngloGold Ashanti Limited to call the notes. We discuss our ability to redeem the notes in greater detail under "Description of Debt Securities—Optional Tax Redemption" in the attached prospectus.

        If Holdings or AngloGold Ashanti Limited call the notes, Holdings or AngloGold Ashanti Limited must pay you 100% of their principal amount. Holdings or AngloGold Ashanti Limited will also pay you unpaid accrued interest to the redemption date. The notes will stop bearing interest on the redemption date, even if you do not collect your money. Holdings will give notice to each holder of notes to be redeemed of any redemption Holdings or AngloGold Ashanti Limited proposes to make at least 30 days, but not more than 60 days, before the redemption date or request that the trustee send such notice of redemption to each holder of notes to be redeemed in the name of Holdings and at its expense.

Change of Control Repurchase Event

        If a change of control repurchase event occurs in respect of the notes, unless either Holdings or AngloGold Ashanti Limited has exercised its right to redeem the notes as described under "Optional Redemption" or "Optional Tax Redemption" above or "Description of Debt Securities—Optional Tax Redemption" in the attached prospectus, Holdings will be required to make an offer to each holder of notes to repurchase all or any part (in minimal denominations of $1,000 and integral multiples of $1,000 in excess thereof) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at Holdings' option, prior to any change of control, but after the public announcement of the proposed change of control, Holdings will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Holders of notes electing to have their notes purchased pursuant to a change of control repurchase event offer will be required to surrender their notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the repurchase payment date. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any applicable securities or corporate laws or regulations conflict with the change of control repurchase event provisions of the notes, Holdings will comply with the applicable securities or corporate laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

        On the repurchase date following a change of control repurchase event, Holdings will, to the extent lawful:

          (1)   accept for payment all notes or portions of the notes properly tendered pursuant to Holdings' offer;

          (2)   deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by Holdings.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes (or make payment through the depositary), and the trustee, at the written request of the Issuer, will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, however, that each new note will be in a minimum principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

        Holdings will not be required to make an offer to repurchase the notes issued by it upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Holdings and such third party purchases all notes properly tendered and not withdrawn under its offer.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "change of control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, scheme of arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of AngloGold Ashanti Limited and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to AngloGold Ashanti Limited or one of its subsidiaries;

          (2)   the consummation of any transaction (including, without limitation, any merger, scheme of arrangement, amalgamation or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a subsidiary of AngloGold Ashanti Limited) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of AngloGold Ashanti Limited's voting stock or other voting stock into which AngloGold Ashanti Limited's voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares;

          (3)   AngloGold Ashanti Limited consolidates with, or merges with or into, or enters into a scheme of arrangement with or amalgamates with, any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, or enters into a plan or arrangement with, AngloGold Ashanti Limited, in any such event pursuant to a transaction in which any of the outstanding voting stock of AngloGold Ashanti Limited or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of AngloGold Ashanti Limited outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

          (4)   the first day on which the majority of the members of the board of directors of AngloGold Ashanti Limited cease to be continuing directors; or

          (5)   the adoption of a plan relating to the liquidation or dissolution of AngloGold Ashanti Limited.

        Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) AngloGold Ashanti Limited becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of AngloGold Ashanti Limited's voting stock immediately prior to that transaction or (B) immediately following that transaction, no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

        The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of AngloGold Ashanti Limited's and its subsidiaries' assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Holdings to repurchase such holder's notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of AngloGold Ashanti Limited's and its subsidiaries' assets taken as a whole to another person or group may be uncertain. Holders may not be entitled to require Holdings to purchase their notes in certain circumstances involving a significant change in the composition of the board of directors of AngloGold Ashanti Limited, including in connection with a proxy contest, where the board of directors of AngloGold Ashanti Limited initially publicly opposes the election of a dissident slate of directors, but subsequently approves such directors for the purposes of the indenture governing the notes. This may result in a change in the composition of the board of directors of AngloGold Ashanti Limited that, but for such subsequent approval, would have otherwise constituted a change of control under the terms of the indenture governing the notes.

        "change of control repurchase event" means the circumstance where each of the rating agencies has reduced its rating of the notes by one or more gradations (including gradations within rating categories as well as between rating categories) on any date during the 60-day period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control; and (2) public notice of the intention by AngloGold Ashanti Limited to effect a change of control; provided, however, that a change of control repurchase event shall be deemed not to have occurred if (A) a rating agency that has reduced its rating of the notes by one or more gradations (including gradations within rating categories as well as between rating categories) during that period does not announce or publicly confirm or inform the trustee in writing at Holdings' request that the reduction was the result, in whole or in part, of any event or circumstance comprised from or arising as a result of the applicable change of control (regardless of whether that change of control shall then have occurred) or (B) a rating of the notes by one of the rating agencies is within that period subsequently upgraded to a credit rating gradation not less than that at the commencement of such 60-day period. Notwithstanding the foregoing, a change of control repurchase event will be deemed not to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated. Any change in the outlook of a rating will not constitute a change in gradation.

        "continuing director" means, as of any date of determination, any member of the board of directors of AngloGold Ashanti Limited who:

          (1)   was a member of such board of directors on the date of the closing of this offering; or

          (2)   was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of AngloGold Ashanti Limited's proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "rating agency" means each of Moody's and S&P; provided, however, that if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of AngloGold Ashanti Limited's control, AngloGold Ashanti Limited may select (as certified by a resolution of AngloGold Ashanti Limited's board of directors) a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act, as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "voting stock" of any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

        The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of AngloGold Ashanti Limited and, thus, the removal of incumbent management. Subject to the limitations discussed below, AngloGold Ashanti Limited could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect AngloGold Ashanti Limited's capital structure or credit ratings on the notes. Restrictions on AngloGold Ashanti Limited's ability to incur liens are contained in the covenants as described under "Description of Debt Securities—Limitation on Liens" in the prospectus and under "—Covenants" below.

        Holdings may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. See "Risk Factors—Risks relating to an investment in our notes—Holdings may be unable to purchase the notes upon a change of control repurchase event".

Payment of Additional Amounts

        The government of South Africa, the Isle of Man, any other jurisdiction where AngloGold Ashanti Limited or Holdings is a tax resident or in which Holdings does business, or the government of a jurisdiction in which a successor to Holdings is organized or is a tax resident, may require Holdings or AngloGold Ashanti Limited to withhold or deduct amounts from payments of principal of, or any premium or interest on, the notes or any amounts to be paid under the guarantee, as the case may be, for taxes, duties, assessments or any other governmental charges. If a withholding of this type is required, AngloGold Ashanti Limited or Holdings, as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled. For more information on additional amounts and the situations in which AngloGold Ashanti Limited or Holdings must pay additional amounts, see "Description of Debt Securities—Payment of Additional Amounts with Respect to the Debt Securities" in the attached prospectus.

Covenants

  Termination and Modification of Covenants when Notes Rated Investment Grade by Both Rating Agencies

        If on any date following the Issue Date, the notes have an investment grade rating from both of the rating agencies and no default or Event of Default has occurred and is continuing, then beginning on that day and continuing until the notes are no longer outstanding, (i) the provisions of the indenture described under "—Incurrence of Debt and Issuance of Preferred Stock" in this prospectus supplement will not apply to the notes and (ii) in the restrictive Lien covenant applicable to the notes as described in "—Limitation on Liens" of the attached prospectus and, to the extent applicable, in the restrictive covenant applicable to sale and leaseback transactions, as described in "—Limitation on Sale and Leaseback Transactions" of the attached prospectus, in each case as further described in "—Limitation on Liens and Sale and Leaseback Transactions" in this prospectus supplement, (v) references to

Financial Indebtedness will be replaced by references to the term Capital Market Indebtedness, (w) the categories of permitted Liens specified in the final sentence of the second paragraph under "—Limitation on Liens and Sale and Leaseback Transactions" in this prospectus supplement (other than the permitted Liens specified under item (a) therein) will not apply to the notes, (x) the references to 5% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries, as described in the second and third paragraphs under "—Limitation on Liens and Sale and Leaseback Transactions" in this prospectus supplement, will be replaced by references to 10% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries, (y) the restrictions described in the clause (ii) of the second sentence of the first paragraph under "—Limitation on Liens and Sale and Leaseback Transactions" in this prospectus supplement will not apply to the notes and corresponding references to restrictions on Liens over material bank accounts will be removed from the restrictive Lien covenant and the restrictive covenant applicable to sale and leaseback transactions) and (z) item (ii) of the definition of "Restricted Subsidiary" will not apply to the notes.

        The terms "Moody's," "rating agency" and "S&P" have the meanings set forth under "Change of Control Repurchase Event" above.

  Limitation on Liens and Sale and Leaseback Transactions

        Certain restrictive covenants apply to the notes as set forth in the indenture and described in "Description of Debt Securities—Limitation on Liens" and "—Limitation on Sale and Lease Back Transactions" of the attached prospectus. For the purposes of this offering, and with respect to the notes offered hereby only, (i) references to the term Capital Market Indebtedness in the restrictive Lien covenant in the indenture, and as described in "Description of Debt Securities—Limitation on Liens" of the attached prospectus, will be replaced by references to the term Financial Indebtedness and (ii) AngloGold Ashanti covenants that no Restricted Subsidiary will create, incur, issue, assume or guarantee any Financial Indebtedness if the Financial Indebtedness is secured by any Lien upon any of their respective material bank accounts, whether any such account existed at the Issue Date or is opened thereafter, without effectively securing the notes offered hereby equally and ratably with or prior to such secured Financial Indebtedness.

        The Lien restriction does not apply if the Financial Indebtedness to be secured, together with all other Financial Indebtedness secured by Liens (not including permitted Liens described in "Description of Debt Securities—Limitation on Liens" of the attached prospectus or the permitted Liens described below) and the attributable debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) associated with sale and lease back transactions entered into after April 28, 2010 (the date of the indenture) (but not including sale and lease back transactions pursuant to which debt has been retired), does not exceed 5% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS. In addition to the permitted Liens described in "Description of Debt Securities—Limitation on Liens" of the attached prospectus, and for the purposes of the notes offered hereby only, the Lien restrictions will not apply to (a) Liens existing as of the Issue Date, (b) Liens securing Financial Indebtedness incurred pursuant to clauses (4), (8) or (19) of the second paragraph of the covenant described in "—Limitation of Indebtedness and Issuance of Preferred Stock", (c) Liens in favor of the issuers of surety, performance or other bonds or similar instruments (including with respect to environmental obligations), guarantees or letters of credit or bankers' acceptances (not issued to support Financial Indebtedness) issued pursuant to the request of and for the account of AngloGold Ashanti or any of its Restricted Subsidiaries in the ordinary course of business, (d) Liens arising by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution, (e) Liens on escrowed proceeds for the benefit of the related holders of debt securities or other Financial Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Financial Indebtedness or government securities purchased with such cash, in either case, to the extent such cash or government securities prefund the payment of interest on such Financial Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (f) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or Liens over cash accounts and receivables securing cash pooling or cash management arrangements and (g) Liens on cash, cash equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness.

        In addition, the limitation on sale and leaseback transactions does not apply if attributable debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) associated with the sale and lease back transaction, together with the attributable debt of all other sale and lease back transactions entered into after April 28, 2010 (the date of the indenture) and the aggregate principal amount of the AngloGold Ashanti Limited's debt secured by Liens on Principal Property of AngloGold Ashanti Limited or any Restricted Subsidiary or any shares of stock of, material bank accounts of, or debt owed to any Restricted Subsidiary (but not including permitted Liens described under "Description of Debt Securities—Limitation on Liens" of the attached prospectus or the permitted Liens described in the preceding paragraph, and sale and lease back transactions pursuant to which debt has been retired) would not exceed 5% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS.

        "Restricted Subsidiary" means (i) any direct or indirect subsidiary wholly owned by AngloGold Ashanti which owns Principal Property other than any subsidiary the primary business of which consists of financing operations in connection with leasing and conditional sales transactions on behalf of AngloGold Ashanti and its subsidiaries, and/or purchasing accounts receivable and/or making loans secured by accounts receivable or inventory, or which is otherwise primarily engaged in the business of a finance company and (ii) Holdings.

Incurrence of Indebtedness and Issuance of Preferred Stock

        AngloGold Ashanti will not, and will not cause or permit any of its Debt Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); provided, however, that AngloGold Ashanti or any of its Debt Restricted Subsidiaries may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for AngloGold Ashanti's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1)   the incurrence by AngloGold Ashanti or any Debt Restricted Subsidiary of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed US$2.0 billion, plus in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premia and other costs and expenses incurred in connection with such refinancing;

          (2)   Indebtedness of AngloGold Ashanti or any Debt Restricted Subsidiary outstanding on the Issue Date;

          (3)   the incurrence by AngloGold Ashanti and Holdings of Indebtedness represented by the notes issued on the Issue Date and the related guarantees;

          (4)   Indebtedness of AngloGold Ashanti or any Debt Restricted Subsidiary represented by Capital Lease Obligations, mortgage or project financings or purchase money obligations, in each case, incurred for the purpose of financing, in whole or in part, the construction, exploration, development, acquisition, or lease of, or repairs, improvement, or addition to, any asset (including Capital Stock) by AngloGold Ashanti or any of its Debt Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or of the Equity Interests of any Person owning such assets) in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) US$150.0 million and (b) 1.2% of Total Assets at any time outstanding;

          (5)   Permitted Refinancing Indebtedness of AngloGold Ashanti or any Debt Restricted Subsidiary in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred by AngloGold Ashanti or any Debt Restricted Subsidiary, as the case may be, under the first paragraph of this covenant or clauses (2) (other than the Guaranteed Convertible Bonds due 2014 to the extent refinanced with the proceeds of the offering of the notes offered hereby and the Mandatory Convertible Bonds due 2013), (3), (5) or (13) of this paragraph;

          (6)   the incurrence by AngloGold Ashanti or any Debt Restricted Subsidiary of intercompany Indebtedness owing to AngloGold Ashanti or any Debt Restricted Subsidiary; provided, however, that:

            (a)   if Holdings or AngloGold Ashanti is the obligor on such Indebtedness and the payee is not Holdings or AngloGold Ashanti, such Indebtedness must be unsecured and ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of AngloGold Ashanti and its Debt Restricted Subsidiaries and (ii) only to the extent legally permitted (AngloGold Ashanti and its Debt Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors or officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)) expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Holdings, or the guarantees, in the case of AngloGold Ashanti; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than AngloGold Ashanti or a Debt Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either AngloGold Ashanti or a Debt Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by AngloGold Ashanti or such Debt Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the issuance by any Debt Restricted Subsidiary to AngloGold Ashanti or to any of its Debt Restricted Subsidiaries of preferred stock; provided, however, that:

            (a)   any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than AngloGold Ashanti or a Debt Restricted Subsidiary; or

            (b)   any sale or other transfer of any such preferred stock to a Person that is not either AngloGold Ashanti or a Debt Restricted Subsidiary,

    will be deemed, in each case, to constitute an issuance of such preferred stock by such Debt Restricted Subsidiary that was not permitted by this clause (7);

          (8)   the incurrence by AngloGold Ashanti or any Debt Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes;

          (9)   the Guarantee by AngloGold Ashanti or any Debt Restricted Subsidiary of Indebtedness of AngloGold Ashanti or any Debt Restricted Subsidiary to the extent that the Guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the notes or the guarantees thereof, then such guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

          (10) the incurrence by AngloGold Ashanti or any of its Debt Restricted Subsidiaries of Indebtedness in respect of (a) workers' compensation claims, self-insurance obligations, captive insurance companies, bankers' acceptances, performance and surety bonds, in each case, in the ordinary course of business and (b) any daylight facility entered into in connection with the conversion of the Mandatory Convertible Bonds due 2013;

          (11) the incurrence by AngloGold Ashanti or any of its Debt Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten (10) business days;

          (12) Indebtedness incurred in a Qualified Securitization Financing;

          (13) Indebtedness of any Person outstanding on the date on which such Person becomes a Debt Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) AngloGold Ashanti or any Debt Restricted Subsidiary (other than Indebtedness incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Debt Restricted Subsidiary or was otherwise acquired by AngloGold Ashanti or a Debt Restricted Subsidiary); provided, however, with respect to this clause (13), that at the time of such acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred (x) AngloGold Ashanti would have been able to incur US$1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (13) or (y) the Fixed Charge Coverage Ratio would not be less than it was immediately prior to giving effect to such acquisition or other transaction;

          (14) Indebtedness arising from agreements of AngloGold Ashanti or a Debt Restricted Subsidiary providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Person, provided that, in the case of a disposition, the maximum liability of AngloGold Ashanti and its Debt Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by AngloGold Ashanti and its Debt Restricted Subsidiaries in connection with such disposition;

          (15) the incurrence by AngloGold Ashanti or any of its South African Restricted Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed ZAR10 billion and Guarantees by AngloGold Ashanti or any of its South African Restricted Subsidiaries in respect of such Indebtedness;

          (16) Indebtedness of AngloGold Ashanti and its Debt Restricted Subsidiaries in respect of (A) letters of credit, surety, performance or appeal bonds, completion Guarantees, judgment, advance payment, customs, VAT or other tax Guarantees or similar instruments, in each case, issued in the ordinary course of business of such Person and not in connection with the borrowing of money, including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations, and (B) any customary cash management, cash pooling or netting or setting off arrangements; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing;

          (17) Guarantees by AngloGold Ashanti or any Debt Restricted Subsidiary granted to any trustee of any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust scheme;

          (18) Indebtedness represented by Guarantees of pension fund obligations of AngloGold Ashanti or any Debt Restricted Subsidiary required by law or regulation; and

          (19) Indebtedness of AngloGold Ashanti or any Debt Restricted Subsidiary in an aggregate principal amount at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed the greater of US$600.0 million and 5.0% of Total Assets.

Neither AngloGold Ashanti nor Holdings will incur any Financial Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Financial Indebtedness of AngloGold Ashanti or Holdings, as applicable, unless such Financial Indebtedness is also contractually subordinated in right of payment to the notes and the applicable guarantees of the notes on substantially identical terms; provided, however, that no Financial Indebtedness will be deemed to be contractually subordinated in right of payment to any other Financial Indebtedness of AngloGold Ashanti or Holdings, as applicable, solely by virtue of being unsecured, by virtue of being secured with different collateral, by virtue of being secured on a junior priority basis or by virtue of the application of waterfall or other payment-ordering provisions affecting different tranches of Indebtedness under Credit Facilities.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant:

          (1)   in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdings, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and will only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, or except with respect to Indebtedness incurred under clause (1) of the definition of

  Permitted Debt, which may not be reclassified, from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

          (2)   Indebtedness under the Revolving Credit Facility and the Australian Syndicated Revolving Credit Facility outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and may not be reclassified;

          (3)   if obligations in respect of letters of credit, bankers' acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to clause (1), (4) or (19) of the second paragraph above or the first paragraph of this covenant and the letters of credit, bankers' acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included; and

          (4)   if, due to a change in IFRS as in effect as of the Issue Date, any item of Indebtedness classified in one of the categories of Permitted Debt described in clauses (1) through (19) of the second paragraph of this covenant ceases to be eligible under IFRS to be so classified, Holdings, in its sole discretion, will be permitted to continue to classify such item of Indebtedness under such clause.

        The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the reclassification as Indebtedness of preferred stock or operating leases, or of commitments or obligations not previously treated as Indebtedness, in each case due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant. For purposes of determining compliance with any US dollar-denominated or ZAR-denominated restriction on the incurrence of Indebtedness, the US dollar-equivalent or ZAR-equivalent, as applicable, principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided, however, that (i) if such Indebtedness denominated in a non-US dollar or non-ZAR currency is subject to a Currency Exchange Protection Agreement with respect to US dollars or ZAR, as applicable, the amount of such Indebtedness expressed in US dollars or ZAR, as applicable, will be calculated so as to take account of the effects of such Currency Exchange Protection Agreement; and (ii) the US dollar-equivalent or ZAR-equivalent, as applicable, of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date. For purposes of determining compliance with any US dollar-denominated or ZAR-denominated restrictions on the incurrence of Indebtedness in instances in which both the refinancing Indebtedness and the Indebtedness being refinanced are incurred under the same such restriction, the principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the US dollar-equivalent or ZAR-equivalent, as applicable, of the Indebtedness refinanced determined on the date such Indebtedness was originally incurred, except that to the extent that:

          (1)   such US dollar-equivalent or ZAR-equivalent, as applicable, was determined based on a Currency Exchange Protection Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence; and

          (2)   the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the US dollar-equivalent or ZAR-equivalent, as applicable, of such excess, as appropriate, will be determined on the date such refinancing Indebtedness is being incurred.

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that AngloGold Ashanti or any Debt Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with IFRS;

          (2)   the principal amount of the Indebtedness, in the case of any other Indebtedness, and

          (3)   in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

            (i)    the Fair Market Value of such assets at the date of determination; and

            (ii)   the amount of the Indebtedness of the other Person.

Certain Definitions

        "Acquired Debt" means Indebtedness:

          (1)   of a Person or any of its subsidiaries existing at the time such Person becomes a Debt Restricted Subsidiary; or

          (2)   assumed in connection with the acquisition of assets from such Person, in each case, whether or not Incurred by such Person in connection with such Person becoming a Debt Restricted Subsidiary of AngloGold Ashanti or such acquisition; or

          (3)   of a Person at the time such Person merges with or into or consolidates or otherwise combines with AngloGold Ashanti or any Debt Restricted Subsidiary.

Acquired Debt shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Debt Restricted Subsidiary, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

        "Australian Syndicated Revolving Credit Facility" means the A$600 million syndicated revolving credit facility dated as of December 22, 2011, among AngloGold Ashanti Australia Limited as the borrower, Holdings and AngloGold Ashanti as guarantors, the Commonwealth Bank of Australia as agent and other financial institutions, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned or made available thereunder (subject to compliance with the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock") or altering the maturity thereof.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with IFRS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Market Indebtedness" means any indebtedness of money borrowed or interest thereon in the form of bonds, notes, debentures, loan stock or other similar securities that are, or are capable of being, quoted, listed or ordinarily dealt with in any stock exchange, over-the-counter or other securities market, having an original maturity of more than 365 days from its date of issue, or any guarantee or indemnity in respect thereof.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests,participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Consolidated EBITDA" means, with respect to AngloGold Ashanti for any period, the Consolidated Net Income of AngloGold Ashanti for such period plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

          (1)   provision for taxes based on income or profits of AngloGold Ashanti and its Debt Restricted Subsidiaries for such period; plus

          (2)   the Fixed Charges of AngloGold Ashanti and its Debt Restricted Subsidiaries for such period and any interest expense and amortization of debt discount relating to the Mandatory Convertible Bonds due 2013 or the Guaranteed Convertible Bonds due 2014; plus

          (3)   depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of AngloGold Ashanti and its Debt Restricted Subsidiaries for such period; plus

          (4)   any expenses, charges or other costs related to any Equity Offering permitted by the indenture or related to any acquisition, disposition or recapitalization or the incurrence of Indebtedness permitted to be incurred under the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" whether or not successful, in each case, as determined in good faith by AngloGold Ashanti; plus

          (5)   the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Debt Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; minus

          (6)   non-cash items increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (1) through (5) of the definition of Consolidated Net Income), other than the reversal of a reserve for cash charges in a future period in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with IFRS.

        "Consolidated Net Income" means, with respect to AngloGold Ashanti, the aggregate of the net income (loss) of AngloGold Ashanti and its Debt Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with IFRS and without any reduction in respect of preferred stock dividends; provided that:

          (1)   any goodwill or other intangible asset impairment charges will be excluded;

          (2)   any net gain (or loss) realized upon the sale or other disposition of any asset or operations of AngloGold Ashanti or any Debt Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by AngloGold Ashanti) or in connection with the sale or disposition of securities will be excluded;

          (3)   any gain, loss or charge or any profit or loss on the disposal of property, investments and businesses, asset impairments or revaluations, financial impacts of natural disasters (including fire, flood and storm and related events) or any charges or reserves in respect of any restructuring, redundancy, integration or severance or any expenses, charges, reserves or other costs related to acquisitions, the issuance of the notes, any other incurrence of Indebtedness permitted to be incurred under the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" or any empowerment transaction will be excluded;

          (5)   any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards will be excluded;

          (6)   all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness will be excluded;

          (7)   any one time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving AngloGold Ashanti or any of its Restricted Debt Subsidiaries will be excluded;

          (8)   any charges associated with employee benefits as a result of changes to IAS 19 Employee Benefits, or its successor standard, or any similar accounting standards or rules, will be excluded;

          (9)   any charges in respect of marking to market of hedging transactions undertaken in the ordinary course of business as result of complying with IAS 37 or IAS 39, or their successor standards, or any similar accounting standards or rules, will be excluded;

          (10) any charges in respect of (a) translation gains and losses on monetary items in accordance with accounting IAS 21 or its successor standard, or any similar accounting standards or rules, and (b) any foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies, will be excluded;

          (11) any charges as a result of the early delivery or early unwinding and settlement in full of hedge transactions including non-hedge derivatives that are scheduled to mature at dates later than such relevant period and not due to any other events will be excluded;

          (12) any charges in respect of marking fair value adjustments relating to the option component of the Mandatory Convertible Bonds due 2013 and Guaranteed Convertible Bonds due 2014 will be excluded; and

          (13) the cumulative effect of a change in accounting principles will be excluded.

        "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, excluding current maturities of long-term indebtedness and capital lease obligations and excluding current liabilities with respect to Indebtedness that may be settled at the obligor's discretion with Equity Interests) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Guarantor and its consolidated Subsidiaries (but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with International Financial Reporting Standards and expressed in Dollars.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that, in each case, does not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor"), including any obligation of such Person, whether or not contingent:

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor;

          (2)   to advance or supply funds:

            (a)   for the purchase or payment of any such primary obligation; or

            (b)   to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means one or more debt facilities, instruments or arrangements incurred by AngloGold Ashanti or any Debt Restricted Subsidiary (including the Revolving Credit Facility, the Australian Syndicated Revolving Credit Facility or commercial paper facilities and overdraft facilities) or commercial paper facilities, overdraft facilities, indentures, trust deeds, debentures, fiscal agency agreements or note purchase agreements, in each case, with banks, other institutions, insurance companies, funds or investors, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, notes, commercial paper, debentures, overdrafts or other corporate debt instruments or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or trustees or other banks or institutions and whether provided under the Revolving Credit Facility or the Australian Syndicated Revolving Credit Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term "Credit Facilities" shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Debt Restricted Subsidiaries of AngloGold Ashanti as additional borrowers, issuers or guarantors thereunder,

(3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

        "Currency Exchange Protection Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar or agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates as to which such Person is a party.

        "Debt Restricted Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

provided, however that, solely for the purposes of the following definitions, the term Debt Restricted Subsidiary shall be deemed to include any Equity Investee to the extent of the proportionate share of the total voting power of shares of Capital Stock of such Equity Investee entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity that is at the time owned or controlled, directly or indirectly, by AngloGold Ashanti or any of its Debt Restricted Subsidiaries (or a combination thereof): (w) Consolidated EBITDA, (x) Consolidated Net Income, (y) Fixed Charge Coverage Ratio and (z) Fixed Charges.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that the notes mature. Notwithstanding the preceding sentence, (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale (howsoever defined or referred to) will not constitute Disqualified Stock. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Investee" means any corporation, partnership, joint venture (including an unincorporated joint venture), association, joint-stock company, trust, unincorporated organization, limited liability company, company or other business entity of which 20% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by AngloGold Ashanti or any of its Debt Restricted Subsidiaries (or a combination thereof); provided that such specified Person:

          (1)   is or will be accounted for in the consolidated financial statements of AngloGold Ashanti by the equity method of accounting or the proportionate consolidation method of accounting; and

          (2)   is permitted, by the terms of its organizational or constitutional documents and applicable law, to pay dividends.

Any determination for the purpose of this definition shall be made in accordance with IFRS.

        "Equity Offering" means a public or private sale either (1) of Equity Interests of AngloGold Ashanti by AngloGold Ashanti (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions) or (2) of Equity Interests of a direct or indirect parent entity of AngloGold Ashanti to the extent that the net proceeds therefrom are contributed to the equity capital of AngloGold Ashanti or any of its Debt Restricted Subsidiaries.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by an Officer.

        "Financial Indebtedness" means all obligations for borrowed money represented by notes, bonds, debentures or similar evidence of indebtedness and obligations for borrowed money evidenced by credit, loan or other similar agreements.

        "Fixed Charge Coverage Ratio" means with respect to AngloGold Ashanti for any period, the ratio of the Consolidated EBITDA of AngloGold Ashanti for such period to the Fixed Charges of AngloGold Ashanti for such period. In the event that AngloGold Ashanti or any of its Debt Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurs (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of AngloGold Ashanti) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (i) any Indebtedness incurred on the Calculation Date pursuant to the provisions described in the second paragraph under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness incurred pursuant to the provisions described in the second paragraph under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock".

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions that have been made by AngloGold Ashanti or any of its Debt Restricted Subsidiaries, including through mergers or consolidations, or AngloGold Ashanti or any of its Debt

  Restricted Subsidiaries acquired by AngloGold Ashanti or any of its Debt Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Debt Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of AngloGold Ashanti and may include anticipated expense and cost reduction synergies) as if they had occurred on the first day of the four-quarter reference period;

          (2)   the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

          (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of AngloGold Ashanti or any of its Debt Restricted Subsidiaries following the Calculation Date;

          (4)   any Person that is a Debt Restricted Subsidiary on the Calculation Date will be deemed to have been a Debt Restricted Subsidiary at all times during such four-quarter period;

          (5)   any Person that is not a Debt Restricted Subsidiary on the Calculation Date will be deemed not to have been a Debt Restricted Subsidiary at any time during such four-quarter period; and

          (6)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

        "Fixed Charges" means, with respect to AngloGold Ashanti for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense (net of interest income) of AngloGold Ashanti and its Debt Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt discount (but not debt issuance costs, commissions, fees and expenses), non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments), the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings (but excluding, in each case, (a) all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any repurchase or early extinguishment of Indebtedness) and (b) the interest component of payments under the lease in respect of the corporate office of AngloGold Ashanti located at 76 Jeppe Street, Johannesburg); plus

          (2)   the consolidated interest expense of AngloGold Ashanti and its Debt Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest on Indebtedness of another Person that is guaranteed by AngloGold Ashanti or one of its Debt Restricted Subsidiaries or secured by a Lien on assets of AngloGold Ashanti or one of its Debt Restricted Subsidiaries, to the extent such Guarantee or Lien is called upon; plus

          (4)   net payments and receipts (if any) pursuant to interest rate Hedging Obligations (excluding amortization of fees) with respect to Indebtedness; plus

          (5)   all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any Debt Restricted Subsidiary (other than Holdings), other than dividends on Equity Interests payable to AngloGold Ashanti or a Debt Restricted Subsidiary.

        Notwithstanding any of the foregoing, Fixed Charges shall not include (a) any payments on any operating leases, including without limitation any payments on any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under IFRS and (b) any unwinding or accretion of environmental obligations and other provisions in accordance with IFRS.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, of all or any part of any Indebtedness (whether arising by agreements to keep-well, to take or pay or to maintain financial statement conditions, pledges of assets or otherwise).

        "Guaranteed Convertible Bonds due 2014" means the 3.5 percent guaranteed convertible bonds due May 2014 issued by AngloGold Ashanti Holdings Finance plc.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

          (2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

          (3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, including Currency Exchange Protection Agreements, or commodity prices.

        "IFRS" means International Financial Reporting Standards promulgated by the International Accounting Standards Board or any successor board or agency and as in effect on the Issue Date.

        "Indebtedness" means, with respect to any Person or any of its Debt Restricted Subsidiaries, any indebtedness of such Person or such Debt Restricted Subsidiary (excluding accrued expenses and trade payables and accrued liabilities arising in the ordinary course of business and guarantees thereof):

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments for which such Person is responsible or liable;

          (3)   representing reimbursement obligations in respect of letters of credit, bankers' acceptances or similar instruments (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

          (4)   representing Capital Lease Obligations (subject to clause (1) of the next succeeding paragraph);

          (5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed;

          (6)   the principal component of all obligations, or liquidation preference, of such Person or any of its Debt Restricted Subsidiaries with respect to any Disqualified Stock or, with respect to any of its Debt Restricted Subsidiary (other than Holdings), any Preferred Stock (but excluding, in each case, any accrued dividends); and

          (7)   to the extent not otherwise included in this definition, representing net obligations under any Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time),

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person or any of its Debt Restricted Subsidiaries prepared in accordance with IFRS. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of such Person or any of its Debt Restricted Subsidiaries (whether or not such Indebtedness is assumed by such Person or such Debt Restricted Subsidiary) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

        The term "Indebtedness" shall not include:

          (1)   any lease of property which would be considered an operating lease under IFRS;

          (2)   Contingent Obligations in the ordinary course of business;

          (3)   in connection with the purchase by AngloGold Ashanti or any Debt Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

          (4)   for the avoidance of doubt, any contingent obligations in respect of workers' compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

          (5)   any obligation in respect of letters of credit or any Guarantees, counter-indemnities or any other form of assurance against financial loss relating to environmental liabilities, environmental assurances or reclamation; or

          (6)   any obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business.

        The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding under such facility.

        "investment grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any rating agencies selected by AngloGold Ashanti Limited as a replacement rating agency or replacement ratings agencies in accordance with the definition of rating agency.

        "Issue Date" means July 30, 2013.

        "Lien" means any pledge, mortgage, lien, charge, encumbrance or security interest.

        "Mandatory Convertible Bonds due 2013" means the 6.0 percent mandatory convertible bonds due September 2013 issued by AngloGold Ashanti Holdings Finance plc.

        "Non-Recourse Debt" means Indebtedness as to which neither AngloGold Ashanti nor any of its Debt Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means the chief executive officer, the chief financial officer of AngloGold Ashanti or a responsible accounting or financial officer of AngloGold Ashanti.

        "Permitted Refinancing Indebtedness" means any Indebtedness of AngloGold Ashanti or any of its Debt Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of AngloGold Ashanti or any of its Debt Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the aggregate principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of the Indebtedness renewed, refunded, refinanced, replaced, exchanged, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premia, incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date that is either (a) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (b) after the final maturity date of the notes; and

          (3)   if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is expressly, contractually, subordinated in right of payment to the notes or the guarantees, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the guarantees, as the case may be, on terms at least as favorable to the holders of the notes or the guarantees, as the case may be, as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged.

Permitted Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be incurred from time to time before the proceeds of such Permitted Refinancing Indebtedness are used to renew, refund, refinance, replace, defease or discharge such Credit Facility or other Indebtedness; provided that the proceeds of such Permitted Refinancing Indebtedness are used to renew, refund, refinance, replace, defease or discharge such Credit Facility or other Indebtedness within 180 days from the incurrence of such Permitted Refinancing Indebtedness.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Principal Property" means any mine, together with any fixtures comprising a part thereof, and any plant or other facility, together with the land upon which such plant or other facility is erected and any fixtures comprising a part thereof, used primarily for mining or processing, the net book value of which exceeds 5% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS, unless the board of directors of AngloGold Ashanti Limited believes that the property is not of material importance to our overall business or that the portion of a property in question is not of material importance to the rest of it.

        "Qualified Securitization Financing" means any financing pursuant to which AngloGold Ashanti or any of its Debt Restricted Subsidiaries may sell, convey or otherwise transfer to any other Person or grant a security interest in, any accounts receivable (and related assets) in any aggregate principal amount equivalent to the Fair Market Value of such accounts receivable (and related assets) of AngloGold Ashanti or any of its Debt Restricted Subsidiaries; provided that (a) the covenants, events of default and other provisions applicable to such financing shall be customary for such transactions and shall be on market terms (as determined in good faith by AngloGold Ashanti's board of directors or senior management) at the time such financing is entered into, (b) the interest rate applicable to such financing shall be a market interest rate (as determined in good faith by AngloGold Ashanti's board of directors or senior management) at the time such financing is entered into and (c) such financing shall be non recourse to AngloGold Ashanti or any of its Debt Restricted Subsidiaries except to a limited extent customary for such transactions.

        "Revolving Credit Facility" means the US$1.0 billion syndicated revolving credit facility dated as of July 23, 2012 among Holdings and AngloGold Ashanti USA Incorporated as borrowers, AngloGold Ashanti and certain of its subsidiaries as guarantors, Barclays Bank plc as agent and certain other financial institutions, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or increasing the amount loaned or made available thereunder (subject to compliance with the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock") or altering the maturity thereof.

        "South African Restricted Subsidiary" means a Debt Restricted Subsidiary that is organized under the laws of the Republic of South Africa or is a subsidiary thereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Total Assets" means the total consolidated assets of AngloGold Ashanti and its Debt Restricted Subsidiaries, as shown on the most recent consolidated balance sheet (excluding the footnotes thereto) of AngloGold Ashanti prepared in accordance with IFRS.

Merger or Consolidation

        Under the terms of the indenture, each of Holdings and AngloGold Ashanti Limited is generally permitted to consolidate or merge with another entity. In addition, each of Holdings and AngloGold Ashanti Limited is also permitted to sell all or substantially all of its assets to another entity. However, neither Holdings nor AngloGold Ashanti Limited may take any of these actions unless all the following conditions are met:

  •
  where Holdings (or AngloGold Ashanti Limited, as the case may be) merges out of existence or sells its assets, the resulting or acquiring entity must agree to be legally responsible for the notes (or the guarantee, as the case may be);

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  immediately after giving effect to the merger or sale of assets, no default on the debt securities shall have occurred and be continuing; and

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  Holdings (or AngloGold Ashanti Limited or the acquiring entity, as the case may be) must deliver certain certificates and documents to the trustee.

Sinking Fund

        The notes will not be entitled to the benefit of a sinking fund.

Defeasance

        The notes will be subject to defeasance and covenant defeasance as set forth in the indenture and described in "Description of Debt Securities—Defeasance" of the attached prospectus.

Listing

        Holdings will apply for the listing of the notes on the New York Stock Exchange in accordance with its rules. There can be no guarantee that the application to list the notes on the New York Stock Exchange will be approved as of the date the notes are issued or at any time thereafter, and settlement of the notes is not conditioned on obtaining this listing.

Guarantee

        AngloGold Ashanti Limited will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the notes, including any additional amounts, when and as any such payments become due, whether at maturity, upon redemption or declaration of acceleration, or otherwise. AngloGold Ashanti Limited has obtained the approval of the South African Reserve Bank to provide the guarantee. The guarantee of the notes will be unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantee will be effectively subordinated to any of AngloGold Ashanti Limited's existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of AngloGold Ashanti Limited's subsidiaries. Under the terms of the full and unconditional guarantee, holders of notes will not be required to exercise their remedies against Holdings before they proceed directly against AngloGold Ashanti Limited.

Events of Default

        "Events of default" with respect to the notes are defined to include certain failures to make payment on the notes, failures to comply with certain covenants applicable to the notes after giving of notice and lapse of grace periods, and commencement by Holdings or AngloGold Ashanti Limited of certain bankruptcy or reorganization proceedings or becoming subject to such proceedings. These events of default are described in detail under the heading "Description of Debt Securities—Events of Default" in the accompanying prospectus. In addition, failure to pay when due, after the expiration of any applicable grace period, any portion of the principal of, or involuntary acceleration of the maturity (which acceleration is not rescinded or annulled within 10 days) of, debt of AngloGold Ashanti Limited or Holdings having an aggregate principal amount in excess of the greater of (i) $100,000,000 and (ii) five percent of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS, shall also constitute an event of default with respect to the notes.

Trustee

        The Bank of New York Mellon is trustee, paying agent, registrar and transfer agent under the indenture. The Bank of New York Mellon's address is 101 Barclay Street, Floor 4E, New York, New York 10286. The Bank of New York Mellon also serves as (i) trustee under the indenture among AngloGold Ashanti Holdings Finance plc, as issuer, and AngloGold Ashanti Limited, as guarantor, dated as of September 22, 2010, which governs the 6.00% mandatory convertible subordinated bonds due 2013 of AngloGold Ashanti Holdings Finance plc and (ii) depositary under the American Depositary Share program of AngloGold Ashanti Limited.

Book-Entry System

  Global Notes

        Holdings will issue the notes in the form of one or more global notes in fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. For more information on the global notes, see "Description of Debt Securities—Global Securities" and "—Holders of Registered Debt Securities" in the attached prospectus.

  DTC, Clearstream and Euroclear

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC, in the United States, Clearstream Banking, société anonyme, Luxembourg, which we refer to as "Clearstream", or Euroclear Bank SA/NV, as operator of the Euroclear System, which we refer to as "Euroclear", in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their United States depositaries, which in turn will hold such interests in customers' securities accounts in the United States depositaries' names on the books of DTC.

        We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

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  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

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  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

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  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

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  DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.

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  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

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  The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

        We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interlaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

        We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, which we refer to as the "Euroclear Operator", under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the "Cooperative". All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

        We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

        We expect that under procedures established by DTC:

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  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the account of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

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  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities, in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

        Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants, in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

  Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly though Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

        Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

        None of AngloGold Ashanti Limited, Holdings or the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. AngloGold Ashanti Limited, Holdings and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

TAXATION

South African Taxation

  General

        The following is a summary of pertinent South African tax consequences relating to the holding, disposal and redemption of the notes. This information is not a substitute for independent advice pertaining to the particular circumstances of a holder of notes. It is intended as a general guide only and is based on current South African tax legislation and practice in force as at the date of this document.

        This information relates only to the position of a holder of notes who is the absolute beneficial owner of the notes and who holds the notes as a capital investment. It is not intended to apply to certain classes of holders of notes, such as brokers or dealers. If a holder of notes is in any doubt as to its tax position, or is resident or subject otherwise to tax in any jurisdiction other than South Africa, such holder should consult its own tax advisor.

  Interest on the notes

        Holders of notes who are resident for income tax purposes in South Africa will generally be liable for South African income tax on the amount of any interest accruing in respect of the notes. For South African tax purposes, a holder who is a natural person will be a South African tax resident if he/she is ordinarily resident in South Africa or has physically been in South Africa for periods prescribed in the South African tax legislation. A company (or other juristic person) which is incorporated, formed or established outside South Africa will be a South African tax resident if such company or juristic person is effectively managed in South Africa. The residence status of both natural persons and juristic persons is subject to them not being regarded as tax residents in another jurisdiction in terms of a double tax treaty to which South Africa is a contracting state.

        For South African tax resident who are natural persons, the effective rate at which any interest will be taxed will not exceed 40% (at the current personal income tax rates). Furthermore, the first R22 800 per annum (for natural persons under 65 years of age) and the first R33 000 per annum (for natural persons over 65 years of age) of the total interest earned by the holder will be exempt from income tax. The effective tax rate for South African resident companies with respect to any interest earned on the notes is currently 28%.

        Holders of notes who are not resident for income tax purposes in South Africa will not be liable for South African income tax on the amount of any interest accruing in respect of the notes.

  Disposal of the notes prior to redemption

        If the notes are disposed of by means of a sale prior to their maturity, it may result in either a gain or a loss for the holder of the note. The gain or loss is determined in accordance with the provision of South African tax legislation.

        Holders of notes who are resident for income tax purposes in South Africa will be taxed in South Africa on any gains realized on the disposal of the notes. The rate of tax will depend on whether the gain is a revenue amount or a capital amount.

        Holders of notes who are not resident for income tax purposes in South Africa will generally not be liable for South African income tax in respect of the disposal of the notes.

  Redemption of the notes

        If the notes are held until their maturity, there will be no gain or loss in the hands of the holder on the ultimate redemption of the notes.

        If the notes are redeemed prior to their maturity, such redemption may result in either a gain or a loss for the holder of the note. The gain or loss is determined in accordance with the provision of South African tax legislation and the rate at which the gain or loss will be taxed will be the income tax rates, regardless of whether the gain is a revenue amount or a capital amount.

        Holders of the notes who are not resident for income tax purposes in South Africa will generally not be liable for South African income tax in respect of the redemption of the notes.

  Securities Transfer Tax

        No South African securities transfer tax will be payable on the issue, transfer, cancellation or redemption of the notes.

  Payments under the guarantee

        Payments under the guarantee to holders of notes who are resident for income tax purposes in South Africa could be subject to South African income tax, depending on whether the receipt is a revenue amount or a capital amount.

        All payments by a South African guarantor to non-South African tax resident holders would, on the basis of current South African tax legislation and practice in force as at the date of this document, be made free and clear of and without withholding or deduction for or on account of any taxes, duties, assessments or governmental charges in South Africa. In terms of draft South African tax legislation, with effect from January 1, 2015, if the payments under the guarantee are regarded as interest, a withholding tax will be introduced in South Africa in terms of which any person who makes a payment of any amount of interest for the benefit of a foreign person must withhold an amount equal to 15% of the amount of interest from that payment, subject to an exemption or a reduction in the rate in accordance with the provisions of an applicable double tax treaty with South Africa.

        Pursuant to the U.S.–South Africa double tax treaty, if payments under the guarantee are made to U.S. tax residents who are entitled to the benefits under such treaty, the withholding tax would generally not apply to such holders.

Isle of Man Taxation

        The Isle of Man operates a zero rate of tax for most corporate taxpayers. This includes Holdings. Under the regime, Holdings will technically be subject to taxation on income in the Isle of Man, but the rate of tax will be zero; there will be no withholding to be made by Holdings on account of Isle of Man tax in respect of payments made to holders of the notes by Holdings.

        Holdings is resident for taxation purposes in the Isle of Man by virtue of being incorporated in the Isle of Man.

        Holders of the notes resident in the Isle of Man will, depending upon their particular circumstances, be liable to Manx income tax on principal, premium (if any) and interest in respect of the notes.

        There is no capital gains tax, inheritance tax, stamp duty or stamp duty reserve tax in the Isle of Man. A probate fee may be payable in respect of the estate of a deceased holder of the notes, up to a current maximum of £7,500 (for estates in excess of £1 million).

United States Federal Income Taxation

        The following is a summary of certain U.S. federal income tax considerations relevant to U.S. Holders (as defined below) acquiring, holding and disposing of the notes. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed U.S. Treasury regulations ("Regulations"), and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect, or differing interpretations, which could affect the tax considerations described in this summary.

        This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to investors in light of their particular circumstances, such as investors subject to special tax rules (including, without limitation: (i) certain financial institutions; (ii) insurance companies; (iii) dealers or traders in stocks, securities, currencies or notional principal contracts; (iv) regulated investment companies; (v) real estate investment trusts; (vi) tax-exempt organizations; (vii) partnerships, pass-through entities, or persons that hold the notes through a partnership or pass-through entity; (viii) holders that are not U.S. Holders (as defined below); (ix) investors that hold the notes as part of a straddle, hedge, conversion or other integrated transaction for U.S. federal income tax purposes; (x) investors that have a functional currency other than the U.S. dollar; and (xi) certain U.S. expatriates and former long-term residents of the United States), all of which may be subject to tax rules that differ significantly from those summarized below. This summary does not address U.S. federal estate, gift, Medicare contribution or alternative minimum tax considerations, or non-US, state or local tax considerations. This summary addresses only the U.S. federal income tax considerations for initial purchasers of the notes at their original issuance at the issue price (which is the first price at which a substantial amount of the notes is sold to the public) and assumes that investors will hold the notes as capital assets (generally, property held for investment).

        For the purposes of this summary, a "U.S. Holder" is a beneficial owner of notes that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof, including the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (1) is subject to the primary supervision of a U.S. court and all of the substantial decisions of which one or more U.S. persons have the authority to control or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdictions.

  Payments of Interest

        Interest on a note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with the holder's method of accounting for U.S. federal income tax purposes. Interest will be treated as foreign source income and generally should constitute "passive category" income for purposes of a U.S. Holder's foreign tax credit limitation.

        In the event that additional amounts are paid in respect of withholding or deductions for taxes imposed on payments on the notes (as described under "Description of the Notes—Payment of Additional Amounts"), those additional amounts will be taxable to a U.S. Holder in the same manner as stated interest as described in the previous paragraph. The amount taxable will also include all taxes withheld or deducted in respect thereof. Thus, in such an event, a U.S. Holder would be required to report income in an amount greater than the cash it receives in respect of payments on the notes. U.S. Holders may be eligible to claim a credit or deduction in respect of those taxes for purposes of computing their U.S. federal income tax liability, subject to certain limitations. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

  Sale, Exchange, Retirement or Other Disposition of Notes

        A U.S. Holder will generally recognize gain or loss on the sale, exchange, retirement or other disposition of a note equal to the difference between the amount realized on the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest that the U.S. Holder did not previously include in income, which will be taxable as interest income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be its cost for that note. Except to the extent attributable to accrued but unpaid interest (which will be taxable as such), gain or loss recognized on the sale or other disposition of a note will be capital gain or loss and will generally be treated as from sources within the United States. In the case of a U.S. Holder that is an individual, estate or a trust, the maximum marginal federal income tax rate applicable to capital gains is currently lower than the maximum marginal rate applicable to ordinary income if the notes are held for more than one year. The deductibility of capital losses is subject to significant limitations.

  Backup Withholding and Information Reporting

        In general, payments of principal and interest on, and the proceeds of a sale, exchange, retirement or other disposition of, the notes, payable to a U.S. Holder by a U.S. paying agent or other U.S. intermediary, will be reported to the IRS and to the U.S. Holder as may be required under applicable United States Treasury regulations. Additionally, backup withholding will apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or otherwise fails to comply with the applicable backup withholding requirements. Certain U.S. Holders are not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder's U.S. federal income tax liability as long as the holder provides the required information to the IRS.

  Foreign Asset Reporting

        Individuals that own "specified foreign financial assets" with an aggregate value in excess of $50,000 are generally required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on the individual's circumstances, higher threshold amounts may apply. "Specified foreign financial assets" include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons (such as the notes), (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in non-U.S. entities. If a U.S. Holder is subject to this information reporting regime, its failure to file information reports may subject it to penalties. You are urged to consult your own tax advisor regarding your obligations to file information reports with respect to the notes.

UNDERWRITING

        We and the underwriters for the offering named below, for whom Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as representatives, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table:

Underwriters	Principal amount of the notes
Citigroup Global Markets Inc.	$416,667,000
Deutsche Bank Securities Inc.	416,667,000
Goldman, Sachs & Co.	416,666,000

Total	$1,250,000,000

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

        The underwriters have advised us that, subject to the selling restrictions set forth below, they propose to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the notes to dealers at that price less a concession not in excess of 0.615% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.365% of the principal amount of the notes to the other dealers. After the initial public offering, the public offering price, concession and discount may change. The offering of the notes is subject to receipt and acceptance of the notes and subject to the underwriters' right to reject any order in whole or in part.

        We have been advised by the underwriters that the underwriters are expected to make offers and sales of the notes both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by brokers and dealers registered with the SEC.

        We have agreed in the underwriting agreement that we will not offer, sell, contract to sell or otherwise dispose of any securities that are substantially similar to the notes during the period from the date of this prospectus supplement until the date of the delivery of the notes other than commercial paper in the ordinary course or with the consent of the representatives. The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect thereof.

        We have agreed to pay all fees and expenses in connection with this offering. Set forth below is an itemization of the estimated total fees and expenses, excluding underwriting discounts and commissions, that are expected to be incurred in connection with the offer and sale of the notes by us.

SEC registration fee	$170,500
Printing costs	$90,000
Legal fees and expenses	$1,100,000
Accounting fees and expenses	$300,000
Insurance expenses	$1,375,500
Trustee fees	$15,000
NYSE fees	$20,000
Miscellaneous costs	$150,000

Total	$3,221,000

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for AngloGold Ashanti Limited or AngloGold Ashanti Holdings plc, or their affiliates, for which they received or will receive customary fees and expenses. In particular, affiliates of certain of the underwriters are lenders to AngloGold Ashanti Limited or its affiliates under its $1.0 billion syndicated revolving credit facility, A$600 million syndicated revolving credit facility and $750 million syndicated bridge loan facility and have, from time to time, entered into hedging transactions with us and certain of our affiliates. As described in "Use of Proceeds," AngloGold Ashanti Limited intends to cancel its syndicated bridge loan facility upon the consummation of the offering of the notes. Certain affiliates of the underwriters are lenders under this facility.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of AngloGold Ashanti Limited or its affiliates.

        Citigroup Global Markets Inc. may be contacted at 388 Greenwich Street, New York, New York 10013. Deutsche Bank Securities Inc. may be contacted at 60 Wall Street, New York, New York 10005. Goldman, Sachs & Co. may be contacted at 200 West Street, New York, New York 10282.

Selling Restrictions

        No action may be taken in any jurisdiction other than the United States that would permit a public offering of the notes or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the notes may be distributed or published in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

  United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000 ("FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

  Hong Kong

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance

(Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sale business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

  Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  South Africa

        Each underwriter has represented and agreed that it has not and will not offer or solicit any offers for sale or subscription or sell any notes, in each case except in accordance with the South African exchange control regulations, the South African Companies Act, 2008, the Banks Act, 1990 and any other applicable laws and regulations of South Africa in force from time to time. In particular, each underwriter has represented and agreed that it will not offer notes for subscription, or otherwise sell any notes, to any person who, or which, is a Resident (as defined in the South African exchange control regulations), other than in strict compliance with the South African exchange control regulations in effect from time to time, and, without prejudice to the foregoing, that it will take all reasonable measures available to it to ensure that no note will be purchased by, or sold to, or beneficially held or owned by, any Resident other than in strict compliance with the South African exchange control regulations in effect from time to time.

 LEGAL MATTERS

        Certain legal matters with respect to South African law will be passed upon for us by our South African counsel, Edward Nathan Sonnenbergs Inc. Certain legal matters with respect to Isle of Man law will be passed upon for us by Cains Advocates Limited. Certain legal matters with respect to United States and New York law will be passed upon for us by Cravath, Swaine & Moore LLP. Certain legal matters with respect to United States and New York law will be passed upon for the underwriters by Davis Polk & Wardwell London LLP.

EXPERTS

        The consolidated financial statements of AngloGold Ashanti Limited appearing in AngloGold Ashanti Limited's Annual Report (Form 20-F) for the year ended December 31, 2012 have been audited by Ernst & Young Incorporated, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young Incorporated's address is Wanderers Office Park, 52 Corlett Drive, Illovo, Johannesburg, South Africa.

        The financial statements of Kibali Goldmines Sprl as of December 31, 2012 and for the year then ended, have been incorporated by reference in this prospectus supplement and the attached prospectus in reliance upon the report of BDO LLP, independent registered public accounting firm, incorporated by reference to the Annual Report on Form 20-F of AngloGold Ashanti Limited for the year ended December 31, 2012, and upon the authority of said firm as experts in accounting and auditing. BDO LLP's address is 55 Baker Street, London, W1U 7EU, United Kingdom.

        The financial statements of Société d'Exploitation des Mines d'Or de Sadiola S.A. as of December 31, 2010 and for the year then ended, have been incorporated by reference in this prospectus supplement and the attached prospectus in reliance upon the report of KPMG Inc., independent registered public accounting firm, incorporated by reference to the Annual Report on Form 20-F of AngloGold Ashanti Limited for the year ended December 31, 2012, and upon the authority of said firm as experts in accounting and auditing. KPMG Inc.'s address is Dynarc House, 200 Nelson Mandela Drive, Brandwag, Bloemfontein, South Africa.

PROSPECTUS

AngloGold Ashanti Limited
(Registration No. 1944/017354/06)

Ordinary Shares, par value 25 South African cents,
in the form of Ordinary Shares or American Depositary Shares
Debt Securities
Warrants to Purchase Ordinary Shares
Rights to Purchase Ordinary Shares

AngloGold Ashanti Holdings plc

Guaranteed Debt Securities

AngloGold Ashanti Holdings Finance plc

Guaranteed Debt Securities

        We will provide the specific terms of the securities that may be offered, and the manner in which they are being offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information", before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering. This prospectus may be used by a selling securityholder to sell securities from time to time.

        Our American depositary shares, or ADSs, each representing one ordinary share, are listed on the New York Stock Exchange under the symbol "AU". Our ordinary shares are listed on the JSE Limited under the symbol "ANG", the London Stock Exchange under the symbol "AGD", the Australian Stock Exchange in the form of CHESS depositary interests under the symbol "AGG", each representing one-fifth of an ordinary share, the Ghana Stock Exchange under the symbol "AGA", and in the form of Ghanaian Depositary Shares listed on the Ghana Stock Exchange under the symbol "AADS", each representing one-hundredth of an ordinary share.

        Investing in these securities involves risks that are described in the "Risk Factors" section contained in the applicable prospectus supplement and may be described in certain of the documents we incorporate by reference in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2012

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form F-3 that we filed on July 17, 2012 with the Securities and Exchange Commission (the "SEC"), using a shelf registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        Unless the context otherwise requires, and except as used in "Description of Debt Securities" (where such terms have the meanings given in that section), in this prospectus the terms the "Company", "we", "us" and "our" refer to AngloGold Ashanti Limited and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports and other information with the SEC. The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below:

  •
  Our annual report on Form 20-F for the year ended December 31, 2011 filed with the SEC on April 23, 2012 (our "Form 20-F"); and

  •
  Our Form 6-K filed with the SEC on June 27, 2012 containing unaudited condensed consolidated financial information as of March 31, 2012 and December 31, 2011 and for each of the three-month periods ended March 31, 2012 and 2011, prepared in accordance with U.S. GAAP, and related management's discussion and analysis of financial condition and results of operations.

        We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Securities Exchange Act of 1934 and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.

        As you read the above documents, this prospectus and any prospectus supplement, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document, including this prospectus and any prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

        Upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such a request by writing or telephoning us at the following address or telephone number:

  AngloGold Ashanti North America Inc.
  7400 East Orchard Road
  Suite 350
  Greenwood Village, CO 80111
  Telephone: +1 (303) 889-0700
  Fax: +1 (303) 889 0707
  E-mail: WChancellor@AngloGoldAshantiNA.com

  on and after October 1, 2012:

  AngloGold Ashanti North America Inc.
  6300 South Syracuse Way
  Suite 500
  Centennial, CO 80111
  Telephone: +1 (303) 889-0700
  Fax: +1 (303) 889 0707
  E-mail: WChancellor@AngloGoldAshantiNA.com

        When acquiring any securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any "free writing prospectus" that we authorize to be delivered to you. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

        You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of those documents.

FORWARD-LOOKING STATEMENTS

        Certain statements contained in this document and the documents incorporated by reference herein, other than statements of historical fact, including, without limitation, those concerning the economic outlook for the gold mining industry, expectations regarding gold prices, production, cash costs, return on shareholders' equity, productivity improvements and other operating results, growth prospects and outlook of our operations, individually or in the aggregate, including the completion and commencement of commercial operations of certain of our exploration and production projects and the completion of acquisitions and dispositions, our liquidity, capital resources and capital expenditure, and the outcome and consequences of any potential or pending litigation or regulatory (including tax) proceedings or environmental issues, are forward-looking statements regarding our operations, economic performance and financial condition.

        You should consider any forward looking statements in light of the risks and uncertainties described in the information contained or incorporated by reference in this prospectus. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results could differ materially from those set out in the forward-looking statements as a result of, among other factors, changes in economic and market conditions, success of business and operating initiatives, changes in the regulatory environment and other government actions, including environmental approvals and actions, fluctuations in gold prices and exchange rates, and business and operational risk management. For a discussion of certain of these and other factors, refer to the information under the heading "Risk Factors". These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Consequently, you are cautioned not to place undue reliance on forward-looking statements.

        Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of the particular statement or to reflect the occurrence of unanticipated events, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements herein.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        AngloGold Ashanti Holdings plc and AngloGold Ashanti Holdings Finance plc are incorporated under the laws of the Isle of Man and AngloGold Ashanti Limited is incorporated under the laws of the Republic of South Africa. All of the directors and officers of AngloGold Ashanti Holdings plc and AngloGold Ashanti Holdings Finance plc reside outside the United States and all except one of AngloGold Ashanti Limited's directors, all of AngloGold Ashanti Limited's officers, and the experts named herein, reside outside the United States, principally in South Africa. You may not be able, therefore, to effect service of process within the United States upon those directors and officers with respect to matters arising under the federal securities laws of the United States.

        In addition, substantially all of our, AngloGold Ashanti Holdings plc's and AngloGold Ashanti Holdings Finance plc's respective assets and the assets of our, AngloGold Ashanti Holdings plc's and AngloGold Ashanti Holdings Finance plc's respective directors and officers are located outside the United States. As a result, you may not be able to enforce against us, AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc or any of our or their respective directors and officers judgments obtained in U.S. courts predicated on the civil liability provisions of the federal securities laws of the United States.

        We have been advised by Cains Advocates Limited, our Isle of Man counsel, that there is no statutory procedure in the Isle of Man for the recognition or enforcement of judgments of U.S. courts. However, under Isle of Man common law, a judgment in personam given by a U.S. court may be recognized and enforced by an action for the amount due under it provided that the judgment: (i) is for a debt or definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty); (ii) is final and conclusive; (iii) was not obtained by fraud; (iv) is not one whose enforcement would be contrary to public policy in the Isle of Man; and (v) was not obtained in proceedings which were opposed to natural justice in the Isle of Man.

        Based on the foregoing, we have been advised by our counsel in the Isle of Man that there is no certainty as to the enforceability in the Isle of Man, either in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated upon the civil liability provisions of the U.S. federal securities laws.

        We have been advised by Edward Nathan Sonnenbergs, our South African counsel, that there are additional factors to be considered under South African law in respect of the enforceability in South Africa (in original actions or in actions for enforcement of judgments of U.S. courts) of liabilities predicated on the U.S. federal securities laws. These additional factors include, but are not necessarily limited to, (i) South African public policy considerations; (ii) South African legislation regulating the applicability and extent of damages and/or penalties that may be payable by a party; (iii) the applicable rules under the relevant South African legislation which regulate the recognition and enforcement of foreign judgments in South Africa; and (iv) the South African courts' inherent jurisdiction to intervene in any matter which such courts may determine warrants the courts' intervention (despite any agreement amongst the parties to (a) have any certificate or document being conclusive proof of any factor, or (b) oust the courts' jurisdiction).

        Based on the foregoing, we have been advised by our counsel in South Africa that there is no certainty as to the enforceability in South Africa (in original actions or in actions for enforcement of judgments of U.S. courts) of liabilities predicated on the U.S. federal securities laws.

ANGLOGOLD ASHANTI LIMITED

        We are a global gold company headquartered in Johannesburg, South Africa, with a portfolio of assets of differing ore body types in key gold producing regions and, based on production levels, we were the third-largest gold producer in the world in 2011. Our 20 operations, which comprise open-pit and underground mines, are located in ten countries (Argentina, Australia, Brazil, Ghana, Guinea, Mali, Namibia, South Africa, Tanzania and the United States), and are supported by extensive exploration activities. We conduct an exploration program, which covers greenfield, brownfield and, more recently, marine exploration, either directly or in collaboration with partners.

        We (formerly AngloGold Limited) (Registration number 1944/017354/06) were incorporated in the Republic of South Africa in 1944 under the name of Vaal Reefs Exploration and Mining Company Limited and we operate under the South African Companies Act 71 of 2008, as amended ("2008 Companies Act"). On April 26, 2004, we acquired the entire issued share capital of Ashanti Goldfields Company Limited and changed our name to AngloGold Ashanti Limited on the same day. Our registered office is located at 76 Jeppe Street, Newtown, Johannesburg, 2001 (P.O. Box 62117, Marshalltown, 2107) South Africa (Telephone +27 11 637-6000). Our general website is at www.anglogoldashanti.com. Information available on our website is not, and shall not be deemed to be, part of or incorporated by reference into this prospectus.

ANGLOGOLD ASHANTI HOLDINGS PLC

        AngloGold Ashanti Holdings plc is a wholly-owned subsidiary of AngloGold Ashanti Limited. The principal activity of AngloGold Ashanti Holdings plc is to act as a holding company for certain of AngloGold Ashanti Limited's operations and assets located outside South Africa.

        AngloGold Ashanti Holdings plc was incorporated on January 10, 1992, as a private limited company under the Isle of Man Companies Acts 1931 to 1986, under the name of S.M.I. Holdings Limited with company number 056961C. On February 2, 2004, S.M.I. Holdings Limited's name was changed to AngloGold Holdings Limited in accordance with the provisions of the Isle of Man Companies Acts 1931 to 1993. On February 6, 2004, AngloGold Holdings Limited was converted to a public company and changed its name to become AngloGold Holdings plc on February 10, 2004. AngloGold Holdings plc's name was changed to AngloGold Ashanti Holdings plc on October 18, 2005. On July 17, 2007, AngloGold Ashanti Holdings plc re-registered in the Isle of Man as a company incorporated and existing under the Isle of Man Companies Act 2006 with company number 001177V. AngloGold Ashanti Holdings plc's registered office is at 1st Floor, Atlantic House, 4-8 Circular Road, Douglas, Isle of Man, IM1 1AG.

ANGLOGOLD ASHANTI HOLDINGS FINANCE PLC

        AngloGold Ashanti Holdings Finance plc is a finance company that is wholly-owned by AngloGold Ashanti Limited. Its business is to issue debt securities to finance the activities of AngloGold Ashanti Limited and its subsidiaries and affiliates. It has no other operations or employees.

        AngloGold Ashanti Holdings Finance plc was incorporated as a limited company under the laws of the Isle of Man on June 4, 2008. It is incorporated under the Isle of Man Companies Act 2006 with company number 002740V. AngloGold Ashanti Holdings Finance plc's registered office is at 1st Floor, Atlantic House, 4-8 Circular Road, Douglas, Isle of Man, IM1 1AG.

RISK FACTORS

        For a description of some of the risks that could materially affect an investment in the securities being offered, you should read the discussion of risk factors in "Item 3.D.: Risk Factors", starting on page 14 in our Form 20-F, and identified in our future filings with the SEC, incorporated herein by reference, and in any supplement to the prospectus in relation to any offering of securities. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business operations.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for the periods indicated below were as follows:

											Three Months Ended March 31, 2012
	Year Ended December 31,
	2007		2008		2009		2010		2011
(Unaudited)
Ratio of earnings to fixed charges	$ $	(571)m: 85m(1)	$ $	(223)m: 102m(1)	$ $	(674)m: 136m(1)	4.5	x	13.2	x	15.3	x

(1)
In 2007, 2008, and 2009, we had a deficiency of earnings to fixed charges.

        We computed the ratio of earnings to fixed charges by dividing the amount of earnings by the amount of fixed charges. For the purposes of calculating this ratio, and the deficiency, if any, of earnings available to cover fixed charges, we have calculated earnings by adding (i) pre-tax income from continuing operations before income from affiliates, tax and noncontrolling interests; (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees (dividends received); and (v) our share of any pre-tax losses of equity investees for which charges from guarantees are included in fixed charges. Interest capitalized, preference security dividend requirements of consolidated subsidiaries, and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges were subtracted from the total of the added items to give earnings. For the purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, of earnings available to cover fixed charges, fixed charges consist of the total of (i) interest expensed; (ii) interest capitalized; (iii) amortized premiums, discounts and capitalized expenses related to indebtedness; (iv) estimates of interest within rental expense; and (v) preference security dividend requirements of consolidated subsidiaries.

REASONS FOR THE OFFERING AND USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from our sale of the securities under this prospectus to our general funds and will use them for funding any potential future acquisitions, or our working capital, project development or capital expenditure requirements or for our other general corporate purposes. In addition, we may apply the proceeds of such sale to the reduction of our short-term and other indebtedness as may be described in a prospectus supplement.

        AngloGold Ashanti Holdings plc may lend the proceeds from the sale of any guaranteed debt securities offered by it to us or our other subsidiaries to be used for these purposes. AngloGold Ashanti Holdings Finance plc may lend the proceeds from the sale of any guaranteed debt securities offered by it to us or our other subsidiaries to be used for these purposes.

        We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement.

SELECTED FINANCIAL DATA

        Effective January 1, 2012, AngloGold Ashanti Limited adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards update ("ASU") "Presentation of Comprehensive Income". The ASU revised the manner in which entities present comprehensive income in their financial statements to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items that are recorded in other comprehensive income. The adoption of this pronouncement impacted presentation of our condensed consolidated financial statements as at March 31, 2012 and December 31, 2011 and for the three months ended March 31, 2012 and 2011, which are incorporated by reference herein, and will impact the presentation of our future quarterly and annual consolidated financial information. The following selected financial information presents our statement of comprehensive income for the periods presented.

Comprehensive Income

	Year ended December 31,
	2011	2010	2009
	(unaudited)
	(in $ millions)
Net income/(loss)	1,475	166	(777)
Other comprehensive income/(loss) ("OCI") consists of the following:
Translation (loss)/gain	(394)	234	326
Net loss on cash flow hedges removed from OCI and reported in income, net of tax	—	20	98
Net loss on cash flow hedges, net of tax	—	—	(12)
Hedge ineffectiveness on cash flow hedges, net of tax	—	—	5
Net(loss)/gain on available-for-sale financial assets arising during the period, net of tax	(81)	69	72
Reclassification of other-than-temporary impairment on available-for-sale financial assets to Net income during the period, net of tax	1	(51)	—
Realized loss in earnings on available-for-sale assets, net of tax	21	2	12
Share of equity accounted investments' other comprehensive loss	(1)	—	—

Other comprehensive income	(454)	274	501

Total comprehensive income/(loss)	1,021	440	(276)
Less: comprehensive (loss)/income attributable to noncontrolling interests	(44)	(59)	(55)

Total comprehensive income/(loss) attributable to AngloGold Ashanti	977	381	(331)

 PROSPECTUS SUPPLEMENT

        This prospectus provides you with a general description of the securities that may be offered. Unless the context otherwise requires, we will refer to the ordinary shares, ADSs, debt securities, guarantees, warrants and rights as the "offered securities". Each time offered securities are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, and the documents incorporated by reference in this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information" carefully before investing in our securities.

        The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount and more detailed terms of offered securities, the initial public offering price, the price paid for the offered securities, net proceeds to us or a selling securityholder, the expenses of the offering, the terms of offers and sales outside of the United States, if any, our capitalization, the nature of the plan of distribution, the terms of any rights offering, including the subscription price for ordinary shares, record date, ex-rights date and exercise period, the other specific terms related to the offering, and any U.S. federal income tax consequences and South African tax considerations applicable to the offered securities.

        For more detail on the terms of the offered securities, you should read the exhibits filed with, or incorporated by reference into, our registration statement on Form F-3, as well as the registration statements on Form F-6 (Registration Nos. 333-133049 and 333-159248) relating to the ADSs.

SOUTH AFRICAN RESERVE BANK APPROVAL

        The issuance of securities under this prospectus may be subject to the approval of the South African Reserve Bank.

DESCRIPTION OF SHARE CAPITAL

        For a description of our share capital, including the rights and obligations attached thereto, please refer to "Item 10.A.: Share Capital" in our Form 20-F, incorporated by reference herein.

DESCRIPTION OF ADSs

        For a description of our ADSs, including the rights and obligations attached thereto, please refer "Item 10.B.: Memorandum and Articles of Association—Description of ADS" of our Form 20-F, incorporated by reference herein, as well as to our registration statements on Form F-6 (Registration Nos. 333-133049 and 333-159248).

DESCRIPTION OF DEBT SECURITIES

        AngloGold Ashanti Limited, AngloGold Ashanti Holdings plc and AngloGold Ashanti Holdings Finance plc may each issue debt securities in one or more distinct series. Most of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts the general information set forth below.

        Except where the context clearly refers to AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc as the issuer of the debt securities and AngloGold Ashanti Limited as the guarantor of those securities, "we", "us" and "our" in this section refers to either AngloGold Ashanti Limited, AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc, whichever is issuing the debt securities at any particular time.

        As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on behalf of holders of such bonds or notes. The trustee has two main roles. First, the trustee can enforce the rights of such persons against us if we default. There are some limitations on the extent to which the trustee acts on such persons' behalf, described under "Events of Default" on page 18. Second, the trustee performs certain administrative duties for us.

        AngloGold Ashanti Limited will issue debt securities under an indenture, as supplemented from time to time (the "debt indenture"), to be entered into between AngloGold Ashanti Limited and The Bank of New York Mellon as trustee (the "debt trustee"). AngloGold Ashanti Holdings plc will issue guaranteed debt securities under the indenture dated as of April 28, 2010, as supplemented from time to time (the "AGA Holdings guaranteed debt indenture"), among AngloGold Ashanti Holdings plc, AngloGold Ashanti Limited as guarantor, and The Bank of New York Mellon as trustee (the "AGA Holdings guaranteed debt trustee"). AngloGold Ashanti Holdings Finance plc will issue guaranteed debt securities under the indenture dated as of September 22, 2010, as supplemented from time to time (the "AGA Holdings Finance guaranteed debt indenture" and, together with the AGA Holdings guaranteed debt indenture, the "guaranteed debt indentures"), among AngloGold Ashanti Holdings Finance plc, AngloGold Ashanti Limited as guarantor, and The Bank of New York Mellon as trustee (the "AGA Holdings Finance guaranteed debt trustee").

        The term "trustee" refers to the debt trustee, the AGA Holdings guaranteed debt trustee or the AGA Holdings Finance guaranteed debt trustee, as appropriate. We will refer to the debt indenture, the AGA Holdings guaranteed debt indenture and the AGA Holdings Finance guaranteed debt indenture collectively as the "indentures" and each as an "indenture". The indentures are or will be subject to and governed by the United States Trust Indenture Act of 1939, as amended.

        As this section is a summary, it does not describe every aspect of the debt securities and the indentures. We urge you to read the applicable indenture because it, and not this description, defines the rights of holders of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the form or a conformed execution copy, as applicable, of each indenture as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the indentures.

General

        The debt securities offered by this prospectus will not be limited and the indentures will not limit the amount of debt securities that may be issued under them. Each indenture provides that any debt securities proposed to be sold under this prospectus and any attached prospectus supplement and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of debt securities, as well as other unsecured debt securities, may be issued under that indenture in one or more series.

        The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered including:

  •
  whether the debt securities are issued by AngloGold Ashanti Limited, AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc;

  •
  the designation or title of the series of debt securities;

  •
  the aggregate principal amount of the series of debt securities;

  •
  the percentage of the principal amount at which the series of debt securities will be offered;

  •
  the date or dates on which principal will be payable;

  •
  the rate or rates of interest (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

  •
  the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

  •
  the terms for redemption, extension or early repayment, if any;

  •
  the currencies in which the series of debt securities are issued and payable;

  •
  the provision for any sinking fund;

  •
  any provisions modifying the restrictive covenants in the applicable indenture;

  •
  any provisions modifying the events of default in the applicable indenture;

  •
  whether the series of debt securities are issuable in certificated form;

  •
  any provisions modifying the defeasance and covenant defeasance provisions;

  •
  any special tax implications, including provisions for original issue discount;

  •
  any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

  •
  whether the debt securities are subject to subordination and the terms of such subordination;

  •
  whether the debt securities are guaranteed and the terms and any subordination of such guarantee;

  •
  the place or places of payment, transfer, conversion and/or exchange of the debt securities;

  •
  whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts, and the terms of this option;

  •
  any provisions granting special rights to the holders of the debt securities, including any provisions requiring us to offer to repurchase debt securities, upon the occurrence of specific events;

  •
  the percentages of consolidated net tangible assets applicable to each of (i) the definition of Principal Property, (ii) the limitation on liens and (iii) the limitation on sale and leaseback transactions; and

  •
  any other terms.

        The debt securities will be the unsecured obligations of the issuer. Unless the debt securities are subject to subordination as specified in the prospectus supplement and related supplemental indenture, debt securities will rank equally with the other unsecured and unsubordinated indebtedness of the issuer. If subordinated, debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of the unsecured and unsubordinated indebtedness of the issuer, subject to the terms of subordination to be set forth in the prospectus supplement and the supplemental indenture.

        Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by the issuer in immediately available funds.

        For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

        None of the indentures limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under that indenture, are called the "securities". Each indenture also provides that there may be more than one trustee, each with respect to one or more different series of securities. See "Resignation of Trustee" on page 23. At a time when two or more trustees are acting under one of the indentures, each with respect to only certain series, the term "securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under one of the indentures, the powers and trust obligations of each trustee described in this prospectus will extend only to those series of securities for which it is trustee. If two or more trustees are acting under one of the indentures, then the securities for which each trustee is acting would be treated as if issued under separate indentures.

        The indentures do not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

        We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

        We have the ability to issue securities with terms different from those of securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of securities and issue additional securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

        If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Full and Unconditional Guarantee of Debt Securities of AngloGold Ashanti Holdings plc and AngloGold Ashanti Holdings Finance plc

        AngloGold Ashanti Limited will fully and unconditionally guarantee any debt securities issued by AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc under a guarantee of the payment of principal of, and any premium, interest and "additional amounts" on, these debt securities when due, whether at maturity or otherwise. AngloGold Ashanti Limited must obtain the approval of the South African Reserve Bank ("SARB") to provide this guarantee. Therefore, the issuance of guaranteed debt securities by AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc under this prospectus will, in respect of the guarantee granted by AngloGold Ashanti Limited, require the approval of the SARB. Unless the guarantees are subject to subordination as specified in the prospectus supplement and related supplemental indenture, the guarantees will rank equally with other unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited. Because the guarantees determine the ranking of the debt guaranteed by them, guaranteed debt securities issued by AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc will also rank equally with other unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited, unless otherwise specified in the prospectus supplement and related supplemental indenture. For a discussion of the payment of "additional amounts", please see "Payment of Additional Amounts with Respect to the Debt Securities" below. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc, as the case may be, before they proceed directly against AngloGold Ashanti Limited.

Payment of Additional Amounts with Respect to the Debt Securities

        Unless otherwise indicated in the applicable prospectus supplement, we will pay all amounts of principal of, and any premium and interest on, any debt securities, and all payments pursuant to any guarantee shall be made, without deduction or withholding for any taxes, assessments or other charges imposed by the government of South Africa or the Isle of Man or any other jurisdiction where we (and, in the case of guaranteed debt securities, the guarantor) are tax resident or in which we do business, as the case may be, or the government of a jurisdiction in which a successor to any of us, as the case may be, is organized or tax resident ("Taxing Jurisdiction"). If deduction or withholding of any of these charges is required by a Taxing Jurisdiction, we (or the guarantor) will pay any additional amounts necessary to make the net amount paid to the affected holders equal the amount the holders would have received in the absence of the deduction or withholding. However, these "additional amounts" will not include:

  •
  the amount of any tax, assessment or other governmental charge imposed by any government of any jurisdiction other than a Taxing Jurisdiction (including any unit of the federal or a state government of the United States);

  •
  the amount of any tax, assessment or other governmental charge that is only payable because either:

  –
  a type of connection exists between the holder and a Taxing Jurisdiction; or

  –
  the holder presented the debt security for payment more than 30 days after the date on which the relevant payment becomes due or was provided for, whichever is later;

  •
  any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge;

  •
  the amount of any tax, assessment or other governmental charge that is payable other than by deduction or withholding from a payment on the debt securities;

  •
  the amount of any tax, assessment or other governmental charge that is imposed or withheld due to the holder or beneficial owner of the debt security failing to accurately comply with a request from us either to provide information concerning the beneficial owner's nationality, residence or identity or make any claim or to satisfy any information or reporting requirement, if the completion of either is required by statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from the applicable governmental charge;

  •
  any withholding or deduction that is imposed on a payment to an individual and required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Counsel Meeting of 26-27 November 2000 or any law implementing or complying with or introduced in order to conform to such Directive; or

  •
  any combination of the withholdings, taxes, assessments or other governmental charges described above.

        Additionally, additional amounts shall not be paid with respect to any payment to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder.

        The prospectus supplement will describe any additional circumstances under which additional amounts will not be paid with respect to guaranteed debt securities.

        References in this prospectus and the prospectus supplement to principal or interest will be deemed to include additional amounts payable with respect thereto.

Optional Tax Redemption

        Unless otherwise indicated in the applicable prospectus supplement, we or the guarantor may redeem each series of guaranteed debt securities at our option in whole but not in part at any time (except in the case of debt securities that have a variable rate of interest, which may be redeemed on any interest payment date), if:

  •
  we or the guarantor would be required to pay additional amounts, as a result of any change in the tax laws or treaties (including the official application or interpretation thereof) of a Taxing Jurisdiction or, in the case of a treaty, to which a Taxing Jurisdiction is a party that, in the case of any of us, becomes effective on or after the date of issuance of that series (or, in the case of a successor that becomes effective after the date such successor becomes such, or, in the case of assumption by the guarantor, the date of such assumption), as explained above under "Payment of Additional Amounts with Respect to the Debt Securities", or

  •
  there is a change in the official application or interpretation of a treaty to which a Taxing Jurisdiction is a party, this change is proposed and becomes effective on or after a date on which one of our affiliates borrows money from us, and because of the change this affiliate would be required to deduct or withhold tax on payments to us to enable us to make any payment of principal, premium, if any, or interest.

        In both of these cases, however, we will not be permitted to redeem a series of debt securities if we can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to us.

        Except in the case of outstanding original issue discount debt securities, which may be redeemed at the redemption price specified by the terms of that series of debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption.

Additional Mechanics

        We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry form only represented by global securities.

        Subject to receiving the prior approval from the South African Reserve Bank authorizing us to issue bearer securities, we also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement will set forth selling and other restrictions applicable to the offer and purchase of such debt securities and the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. tax law requirements.

Holders of Registered Debt Securities

        Book-Entry Holders.    We will issue registered debt securities in book-entry form only, unless we specify otherwise in our applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

        Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

        As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

        Street Name Holders.    In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor holds a beneficial interest in those debt securities through the account he or she maintains at that institution.

        For our debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so.

Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

        Legal Holders.    Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

        When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

        Special Considerations for Indirect Holders.    If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

  •
  how it handles securities payments and notices;

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  whether it imposes fees or charges;

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  how it would handle a request for the holders' consent, if ever required;

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  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

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  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

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  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        What is a Global Security? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

        Each debt security that we issue in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations when a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

        Special Considerations for Global Securities.    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

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  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

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  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Holders of Registered Debt Securities" above.

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  An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are not permitted by law to own securities in book-entry form.

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  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

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  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

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  The depositary requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

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  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

        Special Situations when a Global Security Will Be Terminated.    In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

        The special situations for termination of a global security are as follows:

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  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 120 days;

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  if we notify the trustee that we wish to terminate that global security;

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  if an Event of Default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; or

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  if any other condition specified in our prospectus supplement occurs.

        The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the direct holders of those debt securities.

Payment and Paying Agents

        We will pay interest to the person listed in the applicable registrar's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "regular record date". Because we will pay all the interest for an interest period to the holders on the regular record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

        Payments on Global Securities.    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "Global Securities—What Is a Global Security?"

        Payments on Certificated Securities.    We will make payments on a debt security in non-global certificated form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security. All payments by check will be made in next-day funds, that is funds that become available on the day after the check is cashed.

        Alternatively, if a certificated security has a face amount of at least $10,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

        Payment when Offices Are Closed.    If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

Events of Default

        You will have special rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

        What Is an Event of Default? Unless we specify otherwise in the applicable prospectus supplement, the term "Event of Default" in respect of the debt securities of your series means any of the following:

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  failure to pay the principal of, or any premium on, a debt security of that series on its due date;

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  failure to pay interest or additional amounts on a debt security of that series within 30 days of its due date;

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  failure to deposit any sinking fund payment in respect of debt securities of that series on its due date;

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  we (or, in the case of guaranteed debt securities, we or the guarantor) remain in breach of a covenant in respect of debt securities of that series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25 percent of the principal amount of debt securities of that series;

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  we (or, in the case of guaranteed debt securities, we or the guarantor) file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

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  any other Event of Default in respect of debt securities of that series described in the prospectus supplement occurs.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders of the affected series.

        Remedies if an Event of Default Occurs.    Unless we specify otherwise in the applicable prospectus supplement, if an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25 percent in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an "indemnity") satisfactory to the trustee. If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

        Unless we specify otherwise in the applicable prospectus supplement, before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  you must give your trustee written notice that an Event of Default has occurred and remains uncured;

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  the holders of at least 25 percent in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer indemnity to the trustee reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

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  the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

  •
  the holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice.

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

        Unless we specify otherwise in the applicable prospectus supplement, holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

  •
  the payment of principal, any premium or interest; and

  •
  in respect of a covenant that cannot be modified or amended without the consent of each holder.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO DECLARE OR CANCEL AN ACCELERATION.

        Each year, we (and, in the case of guaranteed debt securities, the guarantor) will furnish to the applicable trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Merger or Consolidation

        Under the terms of the indentures, we (and, in the case of guaranteed debt securities, the guarantor) are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

  •
  where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for the debt securities;

  •
  immediately after giving effect to the merger or sale of assets, no default on the debt securities shall have occurred and be continuing. For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described on page 18 under "Events of Default—What Is an Event of Default?". A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded;

  •
  we must deliver certain certificates and documents to the trustee; and

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  we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

        There are three types of changes we can make to any of the indentures and the debt securities issued under the indentures.

        Changes Requiring Your Approval.    First, there are changes that we cannot make to your debt securities without your specific approval. Following is a list of those types of changes unless we specify otherwise in the applicable prospectus supplement:

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  change the stated maturity of the principal of (or premium, if any) or interest on a debt security;

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  reduce any amounts due on a debt security;

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  reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

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  adversely affect any right of repayment at the holder's option;

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  change the place or currency of payment on a debt security;

  •
  impair your right to sue for payment;

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  adversely affect any right to convert or exchange a debt security in accordance with its terms;

  •
  reduce the percentage in principal amount of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

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  reduce the percentage in principal amount of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults under the applicable indenture;

  •
  modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

  •
  change any obligation to pay additional amounts, as explained above under "Payment of Additional Amounts with Respect to the Debt Securities".

        Changes Not Requiring Approval.    The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under any of the indentures after the change takes effect.

        Changes Requiring Majority Approval.    Any other change to any of the indentures or the debt securities would require the following approval unless we specify otherwise in the applicable prospectus supplement:

  •
  if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series;

  •
  if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

        In each case, any resolution passed or decision taken at any meeting of the holders of a series of debt securities must be in writing.

        The holders of a majority in principal amount of any series of debt securities issued under an indenture may waive our (and, in the case of guaranteed debt securities, the guarantor's) compliance with some of our covenants in that indenture. In the case of debt securities issued under the AGA Holdings Finance guaranteed debt indenture, the holders of all series of such debt securities vote together as a single class for this purpose. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "Changes Requiring Your Approval".

        Further Details Concerning Voting.    We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indentures. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding securities of those series on the record date, and the vote or other action must be taken within eleven months following the record date. Unless otherwise specified in the applicable prospectus supplement or supplemental indenture, the holder of a debt security will be entitled to one vote for each $1,000 principal amount of the debt security that is outstanding and held by it. Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance—Full Defeasance".

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE APPLICABLE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Defeasance

        The following provisions will be applicable to each series of debt securities unless we state otherwise in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

        Covenant Defeasance.    Under current U.S. federal tax law, we (or, in the case of guaranteed debt securities, we or the guarantor) can make the deposit described below and be released from some of the restrictive covenants in the indenture under which a particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and U.S. government securities set aside in trust to repay your debt securities. In order to achieve covenant defeasance, we must do the following:

  •
  we must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of the particular series on their various due dates;

  •
  the "covenant defeasance" must not otherwise result in a breach of the indenture or any of our (and, in the case of guaranteed debt securities, the guarantor's) material agreements;

  •
  no Event of Default must have occurred and remain uncured;

  •
  we must deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities of the particular series any differently than if we did not make the deposit and just repaid the debt securities of the particular series ourselves at maturity; and

  •
  we must deliver to the trustee a legal opinion and officer's certificate, each stating that all conditions precedent to "covenant defeasance" under the indenture have been met.

        If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there is a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

        Full Defeasance.    If there is a change in U.S. federal tax law, as described below, we (or, in the case of guaranteed debt securities, we or the guarantor) can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following arrangements for you to be repaid:

  •
  we must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of the particular series on their various due dates;

  •
  the "full defeasance" must not otherwise result in a breach of the indenture or any of our (and, in the case of guaranteed debt securities, the guarantor's) material agreements;

  •
  no Event of Default must have occurred and remain uncured;

  •
  we must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities of the particular series any differently than if we did not make the deposit and just repaid the debt securities of the particular series ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities of the particular series would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit; and

  •
  we must deliver to the trustee an opinion of counsel and an officer's certificate, each stating that all conditions precedent to "full defeasance" under the indenture have been met.

        If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

Form, Exchange and Transfer of Registered Securities

        If registered debt securities cease to be issued in global form, they will be issued:

  •
  only in fully registered certificated form;

  •
  without interest coupons; and

  •
  unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

        Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        Holders may exchange or transfer their certificated securities at the place of payment as specified in the applicable prospectus supplement. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

        If we have designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If any debt securities of a particular series are redeemable, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

        If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

        Each trustee may resign or be removed with respect to one or more series of securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Limitation on Liens

        AngloGold Ashanti Limited covenants in the indentures that it will not, nor will it permit any "Restricted Subsidiary" to, create, incur, issue, assume or guarantee any Capital Markets Indebtedness if the Capital Markets Indebtedness is secured by any mortgage, security interest, pledge, lien or other encumbrance (collectively, a "lien" or "liens") upon any "Principal Property" of it or any Restricted Subsidiary or any shares of stock of or debt owed to any Restricted Subsidiary, whether owned at the date of the applicable indenture or thereafter acquired, without effectively securing the securities issued under that indenture equally and ratably with or prior to such secured Capital Markets Indebtedness. Please see further below for definitions of "Restricted Subsidiary", "Capital Markets Indebtedness" and "Principal Property".

        This lien restriction will not apply to, among other things:

  •
  liens already existing at the time of our first issuance of debt securities under the applicable indenture;

  •
  liens on property or securities of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

  •
  liens arising by operation of law in the ordinary course of business and securing amounts not more than 60 days overdue;

  •
  liens created on an undertaking or asset in favor of a governmental or quasi-governmental (whether national, local or regional) or supra-governmental body in respect of the financing of that undertaking or asset at a preferential rate which secures only the payment or repayment of the financing for that undertaking or asset;

  •
  liens created in respect of any margin or collateral delivered or otherwise provided in connection with metal transactions;

  •
  liens on any property acquired, constructed or improved after the date of the applicable indenture that are created or assumed before or within 12 months after the acquisition, construction or improvement to secure or provide for the payment of all or any part of the purchase price or cost of construction or improvement incurred after the date of the applicable indenture, or existing liens on property acquired after the date of the applicable indenture, provided that such liens are limited to such property acquired or constructed or to the improvement of such properties;

  •
  liens on any Principal Property imposed to secure all or any part of the payment of costs of exploration, drilling, development, operation, construction, alteration, repair, improvement or rehabilitation, if they are created or assumed before or within 12 months after completion of these activities;

  •
  liens securing debt owed by a Restricted Subsidiary to AngloGold Ashanti Limited or to another Restricted Subsidiary;

  •
  liens on any property, shares of stock or indebtedness of a corporation consolidated with or merged into, or substantially all of the assets of which are acquired by AngloGold Ashanti Limited or a Restricted Subsidiary existing at the time of such acquisition;

  •
  certain deposits or pledges of assets;

  •
  liens in favor of governmental bodies to secure partial, progress, advance or other payments under any contract or statute or to secure indebtedness incurred to finance all or any part of the purchase price or cost of constructing or improving the property subject to these liens, including liens to secure tax exempt pollution control revenue bonds;

  •
  liens on property acquired by AngloGold Ashanti Limited or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

  •
  judgment liens in which the finality of the judgment is being contested in good faith;

  •
  liens for the sole purpose of extending, renewing or replacing debt secured by the permitted liens listed here, subject to certain limitations;

  •
  liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can be paid without penalty after they are due, or which are being contested in good faith; landlord's liens on leased property; and other similar liens which do not, in the opinion of AngloGold Ashanti Limited, materially impair the use of that property in the operation of its business or the business of a Restricted Subsidiary or the value of that property for the purposes of that business;

  •
  any sale of receivables that is reflected as secured indebtedness on a balance sheet prepared in accordance with International Financial Reporting Standards;

  •
  liens on margin stock owned by AngloGold Ashanti Limited and its Restricted Subsidiaries to the extent this margin stock exceeds 25 percent of the fair market value of the sum of the

    Principal Property and that of the Restricted Subsidiaries plus the shares of stock (including margin stock) and indebtedness incurred by the Restricted Subsidiaries;

  •
  liens over assets for the purpose of securing financing for construction and development of a project such as a mining venture, which we usually call "project finance";

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  any mineral right, royalty, production payment, interest in net proceeds or profits, right to take production in kind, easement, right of way, surface use right, water right or other interest kept by the seller in a property AngloGold Ashanti Limited acquires, and any sale by AngloGold Ashanti Limited to another person of a mineral right, royalty, production payment, interest in net proceeds or profits, right to take production in kind, easement, right of way, surface use right, water right or other interest;

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  any lien created to secure our portion of someone else's expenses to develop or conduct operations with respect to mineral resources on a property in which we or one of our Restricted Subsidiaries has an interest;

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  any conveyance or assignment under the terms of which AngloGold Ashanti Limited or one of its Restricted Subsidiaries conveys or assigns to any person an interest in any mineral and/or the proceeds thereof, any royalty, production payment, interest in net proceeds or profits, right to take production in kind, easement, right of way, surface use right, water right or other interest in real property; and

  •
  any lien to secure the performance of our obligations to others who jointly hold an interest in property with AngloGold Ashanti Limited or one of its Restricted Subsidiaries.

        In addition, the lien restriction does not apply to Capital Market Indebtedness secured by a lien, if the Capital Market Indebtedness, together with all other Capital Market Indebtedness secured by liens (not including permitted liens described above) and the Attributable Debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) associated with Sale and Lease Back Transactions entered into after our first issuance of debt securities under the relevant indenture (but not including "Sale and Lease Back Transactions" pursuant to which debt has been retired), does not exceed a certain percentage of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries, as shown on the audited consolidated balance sheet prepared in accordance with International Financial Reporting Standards. The specific percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement.

        The term "Restricted Subsidiary" is defined in these indentures to mean any wholly-owned subsidiary of AngloGold Ashanti Limited which also owns a Principal Property, unless the subsidiary is primarily engaged in the business of a finance company.

        The term "Capital Markets Indebtedness" is defined in the indentures to mean any indebtedness for money borrowed or interest thereon in the form of bonds, notes, debentures, loan stock or other similar securities that are, or are capable of being, quoted, listed or ordinarily dealt with in any stock exchange, over-the-counter or other securities market, having an original maturity of more than 365 days from its date of issue, or any guarantee or indemnity in respect of Capital Markets Indebtedness.

        The term "Principal Property" is defined in the indentures to mean any mine or mining-related facility, together with the land upon which such plant or other facility is erected and fixtures comprising a part thereof, whose net book value exceeds a certain percentage of consolidated net tangible assets of AngloGold Ashanti Limited, unless the board of directors of AngloGold Ashanti Limited thinks that the property is not of material importance to its overall business or that the portion of a property in question is not of material importance to the rest of such property. The specific percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement.

        The term "Margin Stock" as used in these indentures is intended to mean such term as defined in Regulation U of the Board of Governors of the U.S. Federal Reserve System.

Limitation on Sale and Lease Back Transactions

        AngloGold Ashanti Limited covenants in the indentures that it will not, nor will it permit any Restricted Subsidiary, to enter into any arrangement with any party providing for the leasing to it or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by it or the Restricted Subsidiary to the party (a "Sale and Lease Back Transaction"), unless:

  •
  the Attributable Debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) of the Sale and Lease Back Transaction, together with the Attributable Debt of all other Sale and Lease Back Transactions entered into since the first issuance of debt securities under the applicable indenture and the aggregate principal amount of its debt secured by liens on Principal Property of it or any Restricted Subsidiary or any shares of stock of or debt owed to any Restricted Subsidiary (but excluding debt secured by permitted liens bulleted under "Limitation on Liens" above, and excluding Sale and Lease Back Transactions pursuant to which debt has been retired) would not exceed a certain percentage of the consolidated net tangible assets of AngloGold Ashanti Limited, as shown on the audited balance sheet prepared in accordance with International Financial Reporting Standards, which percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement;

  •
  AngloGold Ashanti Limited or the Restricted Subsidiary would be entitled to incur debt secured by a lien on the Principal Property to be leased without securing the securities issued under the applicable indenture, as described in the bullet points under "Limitation on Liens" above;

  •
  AngloGold Ashanti Limited applies an amount equal to the fair value of the Principal Property that is the subject of a Sale and Leaseback Transaction to the retirement of the securities, or to the retirement of long-term indebtedness of AngloGold Ashanti Limited or a Restricted Subsidiary that is not subordinated to the debt securities issued; or

  •
  AngloGold Ashanti Limited enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the fair value of the Principal Property leased.

Certain Considerations Relating to Foreign Currencies

        Debt securities denominated or payable in currencies other than U.S. dollars may entail significant risks to U.S. holders. These risks include the possibility of significant fluctuations in the currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the applicable prospectus supplement.

General

        We may issue warrants to purchase ordinary shares. Such warrants may be issued independently or together with any other securities and may be attached or separate from those securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        The applicable prospectus supplement related to our issue of warrants will describe the particular terms of any series of warrants we may issue, including the following:

  •
  the title of the warrants;

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  the aggregate number of the warrants;

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  the price or prices at which the warrants will be issued;

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  the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

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  the designation and terms of the securities purchasable upon exercise of the warrants and the number of the securities issuable upon exercise of the warrants;

  •
  the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants shall commence and the date on which the right to exercise will expire;

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  whether the warrants will be issued in registered form or bearer form. If the warrants are issued in bearer form, the prior approval of the South African Reserve Bank must be obtained, and the bearer warrants will be issued on the conditions set out by the South African Reserve Bank;

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  if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each security;

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  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of certain U.S. federal and other applicable income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Amendments and Supplements to Warrant Agreement

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF RIGHTS TO PURCHASE ORDINARY SHARES

        We may issue subscription rights to purchase our ordinary shares. We may issue these rights independently or together with any other offered security. The rights may or may not be transferable in the hands of their holders.

        The applicable prospectus supplement will describe the specific terms of any subscription rights offering, including:

  •
  the title of the subscription rights;

  •
  the securities for which the subscription rights are exercisable;

  •
  the exercise price for the subscription rights;

  •
  the number of subscription rights issued;

  •
  the extent to which the subscription rights are transferable;

  •
  if applicable, a discussion of the material U.S. federal or other income tax considerations applicable to the issuance or exercise of the subscription rights;

  •
  any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

  •
  if applicable, the record date to determine who is entitled to the subscription rights and the ex-rights date;

  •
  the date on which the rights to exercise the subscription rights will commence, and the date on which the rights will expire;

  •
  the extent to which the offering includes an over-subscription privilege with respect to unsubscribed securities; and

  •
  if applicable, the material terms of any standby underwriting arrangement we enter into in connection with the offering.

        Each subscription right will entitle its holder to purchase for cash a number of our ordinary shares, ADSs or any combination thereof at an exercise price described in the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

        Upon receipt of payment and the subscription form properly completed and executed at the subscription rights agent's office or another office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward our ordinary shares or ADSs purchasable with this exercise. Rights to purchase ordinary shares in the form of ADSs will be represented by certificates issued by the ADS depositary upon receipt of the rights to purchase ordinary shares registered hereby. The applicable prospectus supplement may offer more details on how to exercise the subscription rights.

        We may determine to offer subscription rights to our members only or additionally to persons other than members as described in the applicable prospectus supplement. In the event subscription rights are offered to our members only and their rights remain unexercised, we may determine to offer the unsubscribed offered securities to persons other than members. In addition, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the offering, as described in the applicable prospectus supplement.

TAXATION

        The applicable prospectus supplement will describe certain U.S. federal income tax considerations of the acquisition, ownership and disposition of any securities offered under this prospectus by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, any such consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.

        The applicable prospectus supplement will describe certain South African income tax considerations to an investor who is a non-resident of South Africa of acquiring any securities offered under this prospectus, including whether the payments of principal of, premium and interest, if any, on the debt securities will be subject to South African non-resident withholding tax.

        If the offered securities are debt securities issued by AngloGold Ashanti Holdings plc or AngloGold Ashanti Holdings Finance plc, the applicable prospectus supplement will describe certain Isle of Man income tax considerations to an investor who is a non-resident of the Isle of Man of acquiring certain securities offered under this prospectus, including whether the payments of principal of, premium and interest, if any, on debt securities will be subject to non-resident withholding tax in the Isle of Man.

PLAN OF DISTRIBUTION

        The offered securities may be sold, and the underwriters may resell these offered securities, directly or through agents in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The offered securities may be sold in portions outside the United States at an offering price and on terms specified in the applicable prospectus supplement relating to a particular issue of these offered securities. Without limiting the generality of the foregoing, any one or more of the following methods may be used when selling the offered securities:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  sales in which broker-dealers agree with us or a selling securityholder to sell a specified number of securities at a stipulated price per security;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  by pledge to secure debts or other obligations;

  •
  by an underwritten public offering;

  •
  by an underwritten offering of debt instruments convertible into or exchangeable for our ordinary shares on terms to be described in the applicable prospectus supplement;

  •
  in a combination of any of the above; or

  •
  any other method permitted pursuant to applicable law. In addition, the offered securities may be sold by way of exercise of rights granted pro rata to our existing shareholders.

        The offered securities may also be sold short and securities covered by this prospectus may be delivered to close out such short positions, or the securities may be loaned or pledged to broker-dealers that in turn may sell them. Options, swaps, derivatives or other transactions may be entered into with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the offered securities and ordinary shares, respectively, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

        In connection with the sale of offered securities, the underwriters or agents may receive compensation from us, a selling securityholder or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from the underwriters or from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be deemed to be underwriters as defined in the U.S. Securities Act of 1933, as amended ("U.S. Securities Act"), and any discounts or commissions received by them from us or a selling securityholder and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the U.S. Securities Act.

        We or a selling securityholder may enter into agreements that will entitle the underwriters, dealers and agents to indemnification by us or a selling securityholder against and contribution toward certain liabilities, including liabilities under the U.S. Securities Act.

        Certain underwriters, dealers and agents and their associates may be customers of, engage in transactions with or perform commercial banking, investment banking, advisory or other services for a selling securityholder or us, including our subsidiaries, in the ordinary course of their business.

        If so indicated in the applicable prospectus supplement relating to a particular issue of offered securities, the underwriters, dealers or agents will be authorized to solicit offers by certain institutions to purchase the offered securities under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

        We will advise any selling securityholder that while it is engaged in a distribution of the offered securities, it is required to comply with Regulation M promulgated under the U.S. Securities Exchange Act of 1934, as amended. With limited exceptions, Regulation M precludes a selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. All of the foregoing might affect the marketability of the offered securities.

LEGAL MATTERS

        Certain legal matters with respect to South African law will be passed upon for us by our South African counsel, Edward Nathan Sonnenbergs. Certain legal matters with respect to Isle of Man law will be passed upon for us by Cains Advocates Limited. Certain legal matters with respect to United States and New York law will be passed upon for us by Cravath, Swaine & Moore LLP.

 EXPERTS

        The consolidated financial statements of AngloGold Ashanti Limited appearing in AngloGold Ashanti Limited's Annual Report (Form 20-F) for the year ended December 31, 2011 have been audited by Ernst & Young Incorporated, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Société d'Exploitation des Mines d'Or de Sadiola S.A. as of December 31, 2010 and for the year then ended, have been incorporated by reference in the registration statement in reliance upon the report of KPMG Inc., independent registered public accounting firm, incorporated by reference to the Annual Report on Form 20-F of AngloGold Ashanti Limited for the year ended December 31, 2011, and upon the authority of said firm as experts in accounting and auditing.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Prospectus Supplement

AngloGold Ashanti Holdings plc

$1,250,000,000 8.500% notes due 2020

Fully and Unconditionally
Guaranteed by
AngloGold Ashanti Limited

PROSPECTUS SUPPLEMENT

Joint Book-Runners

Citigroup

Deutsche Bank Securities

Goldman, Sachs & Co.

July 25, 2013